     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY   , 1999


                                                      REGISTRATION NO. 333-74795
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       ----------------------------------


                                AMENDMENT NO. 4
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                       ----------------------------------

                                 3DSHOPPING.COM

                   (Exact Name of Registrant in its Charter)

          CALIFORNIA                        45411                  95-4594029
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                   Classification Code No.)      Identification
Incorporation or Organization)                                        No.)

                       ----------------------------------

                              517 BOCCACCIO AVENUE
                                VENICE, CA 90291
                            TELEPHONE (310) 301-6733
(Address and telephone number of principal executive offices and principal place of business)
                       ----------------------------------

                                ROBERT J. GRANT
                              517 BOCCACCIO AVENUE
                                VENICE, CA 90291
                            TELEPHONE (310) 301-6733

           (Name, address and telephone number of agent for service)
                       ----------------------------------

                                   COPIES TO:

         JOHN J. HALLE, ESQ.                      DEBRA K. WEINER, ESQ.
        JASON M. BRAUSER, ESQ.                  GROVER T. WICKERSHAM, P.C.
           STOEL RIVES LLP                   430 CAMBRIDGE AVENUE, SUITE 100
         900 SW FIFTH AVENUE                       PALO ALTO, CA 94306
          PORTLAND, OR 97204

                       ----------------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                       ----------------------------------


                        CALCULATION OF REGISTRATION FEE



                                                                          PROPOSED MAXIMUM    PROPOSED MAXIMUM
              TITLE OF EACH CLASS OF                    AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
            SECURITIES TO BE REGISTERED                  REGISTERED             UNIT              PRICE(1)        REGISTRATION FEE
Units,(2) each consisting of.......................      1,150,000             $10.00           $11,500,000            $3,197
  (i) one share of Common Stock; and...............      1,150,000               --                  --                  --
  (ii) one Warrant to purchase one share of Common
    Stock..........................................      1,150,000               --                  --                  --
Units issuable upon exercise of the
  Representative's Warrants(3), each consisting
  of...............................................       100,000              12.00             1,200,000              334
  (i) one share of Common Stock; and...............       100,000                --                  --                  --
  (ii) one Warrant to purchase one share of Common
    Stock..........................................       100,000                --                  --                  --
Shares of Common Stock issuable upon exercise of
  Warrants, including Warrants underlying
  Representative's Warrants(4).....................      1,250,000             15.00             18,750,000            5,213
Totals.............................................                                             $31,450,000          $8,744(5)



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) promulgated under the Securities Act of 1933, as amended.



(2) Includes 150,000 Units that Paulson Investment Company, Inc., the representative of the several underwriters (the "Representative") has the option to purchase to cover over-allotments, if any (the "Over-allotment Option")



(3) In connection with the sale of the Units, the Registrant is granting to the Representative warrants to purchase 100,000 Units (the "Representative's Warrants").



(4) Pursuant to Rule 416, there are also being registered such additional shares of Common Stock as may be issuable pursuant to the anti-dilution provisions of the Warrants and the Representative's Warrants.



(5) The Registrant previously paid $26,229.30 with its initial filing and Amendment No. 1.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION


DATED JULY   , 1999



                                1,000,000 UNITS


                  EACH CONSISTING OF ONE SHARE OF COMMON STOCK
        AND ONE REDEEMABLE WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK

                                     [LOGO]

    We are offering units consisting of a share of common stock and a warrant to purchase an additional share of common stock. The common stock and warrants will trade as separate securities immediately after this offering. For a description of the terms of the warrants, see "Prospectus Summary--The Offering--Warrants" on page 6.


    Our common stock is listed on the NASD OTC Bulletin Board under the symbol
"PGRX". On July   , 1999, the closing bid price of the common stock was $
per share. We have applied to list our common stock and warrants under the
symbols      and      , respectively, on the American Stock Exchange after this
offering. We will price the units through negotiations with Paulson Investment Company, Inc., but we expect that the units will be priced at or below the market price of the common stock at the time of pricing.


    INVESTING IN THE UNITS INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE
9.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                                      PER UNIT          TOTAL
                                                                                                   ---------------      -----
Initial public offering price....................................................................
Underwriting discounts and commissions...........................................................
Proceeds to 3Dshopping.com.......................................................................


    We expect total cash expenses to be approximately $660,000, which will include a nonaccountable expense allowance of 2% of the gross proceeds of this offering that will be paid to Paulson Investment Company, Inc., the managing underwriter of this offering. We have granted to the underwriters a 45-day option to purchase up to 150,000 additional units to cover over-allotments and will grant to the underwriters a five-year warrant to purchase up to 100,000 additional units.


    Paulson Investment Company, Inc. expects to deliver the units on or about
      , 1999 if payment is received.

                        PAULSON INVESTMENT COMPANY, INC.

                                          , 1999

                                     [ART]

Our home page (top) provides information about our company and is the starting point for the 3Dshopping experience. Visitors to our Web site can choose between a fast and slow Internet connection depending on the speed of modem they use (bottom left). Shoppers can navigate to our customers' Web sites by clicking on a product category that interests them (bottom right).

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
Prospectus Summary.........................................................................................          3
Risk Factors...............................................................................................          9
Use of Proceeds............................................................................................         18
Price Range of the Common Stock............................................................................         19
Dividend Policy............................................................................................         19
Capitalization.............................................................................................         20
Dilution...................................................................................................         21
Selected Financial Data....................................................................................         22
Management's Discussion and Analysis of Financial Condition and Results of Operations......................         24
Business...................................................................................................         29
Management.................................................................................................         36
Principal Shareholders.....................................................................................         40
Description of Securities..................................................................................         41
Shares Eligible for Future Sale............................................................................         45
Underwriting...............................................................................................         47
Legal Matters..............................................................................................         50
Experts....................................................................................................         50
Additional Information.....................................................................................         51
Index to Financial Statements..............................................................................        F-1

    Information contained at any of the Web sites maintained by 3Dshopping.com does not constitute a part of this prospectus.

    3Dshopping.com is a trademark we have applied to register with the United States Patent and Trademark Office. This prospectus also contains trademarks and tradenames of other companies.

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY AND THE MORE DETAILED INFORMATION ABOUT US AND THE UNITS AND OUR FINANCIAL STATEMENTS AND NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT WHERE WE HAVE SPECIFICALLY INCLUDED OTHER INFORMATION, THE INFORMATION IN THIS PROSPECTUS ABOUT SHARES OF COMMON STOCK OUTSTANDING, NET OFFERING PROCEEDS AND CAPITAL RESOURCES ASSUMES THAT NONE OF THE WARRANTS OR OPTIONS DESCRIBED IN THIS PROSPECTUS HAS BEEN EXERCISED.

                                 3DSHOPPING.COM

OUR COMPANY

    We have developed and are beginning to implement and market to e-commerce retailers a Web-based marketing and display system that incorporates sophisticated graphics and other visual features. To implement our system, we design, build and maintain Web sites for retailers of apparel, jewelry, flowers and antiques. We generate revenue through fees charged for these services and fees based on the value of the product orders we process for our customers or the number of visitors to our customers' Web sites.

    A limited range of products is currently being successfully sold via e-commerce. These include items such as books, CD's and DVD's, where the customer usually knows what he or she is looking for before searching for it on a vendor's Web site, or items such as computers or automobiles, where the customer can make a final decision by choosing from a list of objectively definable options. E-commerce sales of products that require a more subjective decision process, such as clothing, have so far presented a challenge to retailers and have achieved percentages of total e-commerce sales that are substantially less than their percentages of sales through more traditional channels, such as in-store sales and mail order catalogs.

    We believe that e-commerce sales of products such as apparel where the decision process has a substantial subjective and/or emotional content cannot be effectively supported by the kind of Web sites used to sell more objectively definable products like books and CDs. We have therefore developed the technological and other resources that support our system with a view to presenting the e-commerce shopper with an experience closer to what he or she would experience by visiting a store. Instead of presenting a text-based presentation that might include still pictures of an article of clothing, we are able to provide an animated, graphical presentation in which a model is seen from a series of positions throughout a full 360 degree spectrum. We also provide viewer interactivity that permits the viewer to stop the motion at any view. A viewer can also select from a menu of available colors and change the image to reflect the selected color, or zoom in on selected features. We have acquired and are developing additional presentation materials that will allow us to incorporate a "cyber-salesperson", an animated character preselected by the retailer or selected by the viewer from a menu of choices, that will make an audiovisual presentation of the key features of the selected garment. For viewers with access to the Internet through high-volume data delivery services, we are developing the technology to support a complete virtual shopping experience, including audiovisual features that will permit the viewer to enter a store in which the various items for sale will be presented. This "virtual store" will not be limited to the shelves, racks and walls found in traditional retail outlets, but instead will permit the retailer to display these items in their most favorable marketing context. For example, beachwear could be presented by models posing on a beach. The shopper will be able to view the various items offered, make inquiries of virtual sales persons and select and purchase merchandise all at a level of virtual reality equivalent to that used in sophisticated computer games and other animated presentations. We believe that these features will enable the viewer to make a more informed choice and therefore will attract shoppers for products traditionally sold only through stores or mail order catalogs. For this reason we believe that our system is attractive to retailers of products that require a compelling visual presentation to be effectively sold on the Internet.

OUR SYSTEM

    We offer our system to clothing and other retailers who want to engage in e-commerce through a Web site that we design and maintain. We offer a complete package of services in support of this activity, including

    - Web site design;

    - model selection and photography;

    - preparation and maintenance of specific customer offerings on their or our Web sites;

    - data services with respect to Web site activity; and

    - electronic order processing.

While we maintain all of the Web sites we design, these sites are accessible directly through our "home" page at www.3Dshopping.com, from electronic "shopping malls" that we and others maintain to attract shoppers to our customer-specific Web sites or from other Web sites maintained by the customer. We charge fees for designing, setting up and maintaining our customers' Web sites. Some of our customers, such as Nordstrom and K-Swiss, have chosen not to use the electronic order processing portion of our system. For these customers, we expect to charge a fee for the number of visitors to those web sites. We also receive a percentage of the value of product orders we process for our customers.

    We provide an Internet-based marketing and display system to retailers who wish to engage in e-commerce and who believe that they require sophisticated presentation technology to do so. Currently, we do not intend to sell retail products for our own account, nor do we intend to offer "banner" advertising or other promotional space to advertisers, other than our retailer customers, on any of our Web sites.

OUR MARKETS AND CUSTOMERS

    We believe that our principal market consists of retailers of apparel and accessories. Clients who have accounted for sales of $3,500 or more during the current fiscal year include ProvenanceLA, Manix, K-Swiss, SHC Incorporated, Cobra Golf and Flowers in Hours. We have recently begun to provide our system to Nordstrom as well. We also design, implement and maintain corporate Intranets for companies that participate in the Leavens Awards Program, a supplier and administrator of employee awards programs. We also have customers in other markets, including flowers, antiques and jewelry and expect to examine other market areas as opportunities arise.

OUR STRATEGY

    Our goal is to be the leading provider of Web-based marketing and display services to e-commerce retailers that require a high level of technical sophistication and presentation quality to attract and serve the needs of their customers. e-commerce is becoming more widely accepted as a retail channel by both sellers and consumers. As the volume and range of products sold in e-commerce increases, the channel will require ever increasing levels of sophistication to support consumer demand over a variety of product categories. Because our Internet-based marketing and display system allows retailers to use a sophisticated presentation format for their products, we believe that we are well positioned, from both a technological and a marketing point of view, to offer state-of-the-art Web site design and maintenance services to customers across a broad spectrum of product categories. We believe that, for the foreseeable future, our core market will be in the area of apparel and accessories, where we believe the market potential is great enough to support substantial growth.

    In order to compete as a relatively small participant in the emerging and highly competitive market enabled by the Internet, we have positioned ourselves as a service provider to larger and more recognized entities in their respective market areas. We intend to enable our customers to capitalize on their own market presence and brand recognition in a new sales channel or to support intracompany communication at a high level of sophistication. While our goal is ultimately to become a recognized name in e-commerce, we expect for the immediate future to depend on the name recognition of retailers that become our customers to attract viewers to our Web sites.

    In order to more fully integrate the range of services we offer, we recently acquired the assets of Design Bas, Incorporated, a designer and producer of print advertising, direct mail catalogs, brochures and other printed advertising and promotional materials, which we refer to in this document as DBLA.

RISKS ASSOCIATED WITH OUR COMPANY

    There are several risks associated with an investment in our company, including:

    - we have a history of significant losses and have cash losses of over $3 million since inception,

    - we operate in highly competitive markets and

    - we have no long term customer contracts.

For more information about these and other risks associated with an investment in our company, see "Risk Factors" beginning on page 9.

    We were incorporated in California under the name Pi Graphix, Inc. and commenced business in August 1996. We changed our name to 3Dshopping.com on March 10, 1999. The mailing address and telephone number of our principal executive offices are 517 Boccaccio Avenue, Venice, California 90291 and (310) 301-6733.

                                  THE OFFERING


Securities Offered................  1,000,000 units. Each unit consists of one share of common stock and one warrant to purchase one additional
                                    share of common stock. The common stock and warrants
                                    will trade separately immediately after the offering.
                                    For more information, see "Description of Securities"
                                    beginning on page 41.

Warrants..........................  The warrants will be exercisable at an exercise price of
                                    $  at any time until they expire on the fifth
                                    anniversary of the date of this prospectus. We may not
                                    redeem the warrants for at least 180 days after the date
                                    of this prospectus. After that date, if the closing bid
                                    price of our common stock on each of the 10 consecutive
                                    trading days preceding our notice of redemption is
                                    greater than or equal to $  , we may redeem some or all
                                    of the outstanding warrants if we provide the holders
                                    with 30 days' prior written notice. The redemption price
                                    will be $0.25 per warrant. If we give notice of
                                    redemption, holders of warrants will have 30 days during
                                    which they may elect to exercise the warrants, sell the
                                    warrants or allow the warrants to be redeemed for the
                                    redemption price. Please refer to "Description of
                                    Securities-- Unit Warrants" beginning on page 41 for
                                    more information.

Common Stock Outstanding..........  3,645,746 shares of common stock were outstanding on
                                    March 31, 1999. After the offering, there will be
                                    4,655,746 shares outstanding. Both of these numbers
                                    exclude up to 662,333 shares of common stock issuable on
                                    exercise of outstanding options and warrants including
                                    100,000 shares issuable upon exercise of a warrant held
                                    by Generation Capital Associates. The number of shares
                                    outstanding after the offering includes 10,000 shares of
                                    common stock issued to the owners of DBLA in connection
                                    with our acquisition of DBLA's assets and liabilities.
                                    For more information on the number of warrants and
                                    options outstanding please refer to "Capitalization"
                                    beginning on page 20 and "Description of
                                    Securities--Other Options and Warrants" beginning on
                                    page 42.

Risk Factors......................  An investment in the units involves a high degree of risk. You should not consider this offer if you cannot
                                    afford to lose your entire investment. Please refer to
                                    "Risk Factors" beginning on page 9 for factors you
                                    should consider.

Use of Proceeds...................  The net proceeds from the offering, estimated to be approximately $8,615,000, will be used to repay debt,
                                    fund expansion of sales and marketing activities,
                                    continue research and development efforts, acquire
                                    capital equipment and Internet infrastructure and
                                    acquire content and technology and for working capital
                                    and general corporate purposes. For more information,
                                    please refer to "Use of Proceeds" beginning on page 18.

                         SUMMARY FINANCIAL INFORMATION

3DSHOPPING.COM

    Amounts for the eleven months ended June 30, 1997 reflect eleven months of operations from August 13, 1996 (inception) to June 30, 1997.

    The line item "Weighted average shares used in computing net loss per share" is based on the weighted average shares of common stock outstanding for the eleven months ended June 30, 1997, the year ended June 30, 1998 and the nine months ended March 31, 1998 and 1999. It excludes 0, 32,609, 32,609 and 32,609 shares, respectively, of common stock issuable upon exercise of outstanding options, warrants and convertible debt. Note 1 of Notes to Financial Statements includes an explanation of the determination of the number of shares used in computing net loss per share.


    The amounts in the "As Adjusted" column of the Balance Sheet Data have been adjusted to give effect to the sale of the 1,000,000 units offered by this prospectus, assuming an initial public offering price of $10.00, after deducting the underwriting discount and estimated offering expenses, and the receipt of the net proceeds from the offering.


                                                     ELEVEN MONTHS     YEAR ENDED
                                                     ENDED JUNE 30,     JUNE 30,     NINE MONTHS ENDED MARCH 31,
                                                     --------------  --------------  ----------------------------
                                                          1997            1998           1998           1999
                                                     --------------  --------------  ------------  --------------
STATEMENT OF OPERATIONS DATA:
Net revenues.......................................   $    --        $       18,404  $        644  $       50,311
Operating expenses:
  Sales and marketing..............................        973,283          473,665       312,757         652,049
  Research and development.........................        294,360          170,259       162,214         346,131
  General and administrative.......................        644,993          460,220       273,969       2,073,491
                                                     --------------  --------------  ------------  --------------
  Total costs and expenses.........................      1,912,636        1,104,144       748,940       3,071,671
                                                     --------------  --------------  ------------  --------------
Loss from operations...............................     (1,912,636)      (1,085,740)     (748,296)     (3,021,360)
Interest expense...................................          3,089           10,373         5,708          61,269
Other income.......................................         10,000           13,500        13,500           3,250
                                                     --------------  --------------  ------------  --------------
Net loss...........................................   $ (1,905,725)  $   (1,082,613) $   (740,504) $   (3,079,379)
                                                     --------------  --------------  ------------  --------------
                                                     --------------  --------------  ------------  --------------
Net loss per share.................................   $       (.59)  $         (.28) $       (.20) $         (.77)
                                                     --------------  --------------  ------------  --------------
                                                     --------------  --------------  ------------  --------------
Weighted average shares used in computing net loss
  per share........................................      3,210,651        3,823,228     3,774,038       4,024,482


                                                                                             MARCH 31, 1999
                                                                                      ----------------------------
                                                                                         ACTUAL       AS ADJUSTED
                                                                                      -------------  -------------
BALANCE SHEET DATA:
Cash and cash equivalents...........................................................  $     469,793  $   9,084,793
Working capital (deficit)...........................................................       (257,914)     8,357,086
Total assets........................................................................        841,388      9,244,388
Accumulated deficit.................................................................     (6,067,717)    (6,067,717)
Shareholders' equity................................................................         54,471      8,669,471

DBLA

                                                        YEAR ENDED        THREE MONTHS ENDED
                                                       DECEMBER 31,           MARCH 31,
                                                   --------------------  --------------------
STATEMENT OF OPERATIONS DATA:                        1997       1998       1998       1999
                                                   ---------  ---------  ---------  ---------
Revenues.........................................  $1,342,500 $2,228,298 $ 459,331  $ 231,574
Cost of sales....................................    816,437  1,638,251    397,530    123,260
                                                   ---------  ---------  ---------  ---------
Gross profit.....................................    526,063    590,047     61,801    108,314
                                                   ---------  ---------  ---------  ---------
Cost and expenses:
  General and administrative.....................    450,347    567,200    148,441    137,096
                                                   ---------  ---------  ---------  ---------
  Total costs and expenses.......................    450,347    567,200    148,441    137,096
                                                   ---------  ---------  ---------  ---------
Income (loss) from operations....................     75,716     22,847    (86,640)   (28,782)
Interest expense.................................      2,989      4,733        661      4,082
                                                   ---------  ---------  ---------  ---------
  Income (loss) before income taxes..............     72,727     18,114    (87,301)   (32,864)
  Income taxes...................................      1,500        800        800        800
                                                   ---------  ---------  ---------  ---------
  Net income (loss)..............................  $  71,227  $  17,314  $ (88,101) $ (33,664)
                                                   ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------

                                                                                    MARCH 31,
BALANCE SHEET DATA:                                                                   1999
                                                                                    ---------
Cash..............................................................................  $  (1,795)
Working capital (deficit).........................................................    (93,221)
Total assets......................................................................    208,075
Retained earnings (deficit).......................................................    (30,850)
Shareholders' equity (deficit)....................................................       (850)

                                  RISK FACTORS

    AN INVESTMENT IN THE UNITS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER THE FOLLOWING DISCUSSION OF RISKS IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE PURCHASING ANY OF THE UNITS. IN ADDITION TO HISTORICAL INFORMATION, THE INFORMATION IN THIS PROSPECTUS CONTAINS "FORWARD-LOOKING" STATEMENTS ABOUT OUR FUTURE BUSINESS AND PERFORMANCE. OUR ACTUAL OPERATING RESULTS AND FINANCIAL PERFORMANCE MAY BE VERY DIFFERENT FROM WHAT WE EXPECT AS OF THE DATE OF THIS PROSPECTUS. THE RISKS BELOW ADDRESS, INSOFAR AS WE ARE ABLE TO FORESEE THEM, THE MATERIAL FACTORS THAT MAY AFFECT OUR FUTURE OPERATING RESULTS AND FINANCIAL PERFORMANCE.

OUR SYSTEM DEPENDS ON RAPID DATA TRANSMISSION TO ACHIEVE ITS FULL POTENTIAL AND
  IF RAPID DATA TRANSMISSION DOES NOT BECOME WIDELY AVAILABLE OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED

    Our system has the ability to display products in a moving format, to incorporate audio tracks and to support substantial interactivity between the shopper and the display. While we believe that these features distinguish us from traditional creators of static Web site displays, the volume of electronic data required to support this process is substantially greater than for a traditional static display. Shoppers accessing our Web sites using a conventional modem hooked up to a conventional telephone line will be limited to viewing options that do not make full use of our display potential or will be required to accept long download times. Even customers using a high-speed data delivery system, such as ISDN, cable or DSL systems may be subject to delays generated within the Internet itself. In order to make full use of our technology without experiencing frustrating download times, shoppers will have to access our Web sites through high speed connections, such as cable modems and we will be required to feed data directly from broadband communications providers, such as MediaOne, Inc., rather than through conventional Internet channels. Cable modems are commercially available to an estimated 20 million homes in North America but are currently used by only approximately 500,000 Internet users. Direct feeds from broadband communications providers are currently under development but are not in current commercial use. We believe high volume data delivery systems will be increasingly available both to business and individual Internet users but we cannot predict with confidence the speed with which such systems will become widely available nor can we guarantee that these systems will be widely used by consumers. If the availability of high speed data transmission does not increase as expected or is substantially delayed, our business, financial condition and results of operations could be adversely affected.

MANY OF OUR POTENTIAL CUSTOMERS AND SHOPPERS, WHO ARE UNFAMILIAR WITH THE
  INTERNET AND E-COMMERCE, MAY BE UNWILLING TO USE OUR SYSTEM WHICH COULD HAVE AN ADVERSE IMPACT ON OUR BUSINESS

    Most potential retail customers have only limited experience with e-commerce and have not spent a significant amount of their time or income purchasing products offered through e-commerce. Similarly, most sellers of consumer products do not, or have only recently begun to, sell their products through e-commerce. We cannot guarantee that consumers will use e-commerce for a significant portion of their shopping needs or that retailers will use this method widely to reach consumers. If e-commerce and the Internet are not widely used by retailers and consumers, our ability to sustain growth could be adversely affected.

IF SHOPPERS WHO ACCESS OUR WEB SITES USING OLDER TECHNOLOGY EXPERIENCE
  FRUSTRATING DELAYS AND OTHER PROBLEMS, OUR RELATIONSHIPS WITH OUR CUSTOMERS AND OUR BUSINESS COULD BE MATERIALLY NEGATIVELY IMPACTED

    Our system incorporates graphics that require the downloading of substantial amounts of data and requires support from software that is on the user's computer. The amount of data downloadable from our Web sites will increase as new features are developed and implemented. Shoppers who access our

Web sites using older modems with slow download speeds, older telephone lines with poor transmission quality or Internet connections that are slow or overloaded will experience download times that they may find frustrating if they are trying to access all of the features of our system, including moving images. We have provided a limited-access option for shoppers who prefer faster download times and are willing to do without some features of our system, but we believe that our principal attractiveness will be to those who access our Web sites using more current technology. Users of older technology may also experience compatibility problems. For example, users of early versions of Java, a widely available program that runs our graphics and is available free of charge on the Internet, may experience compatibility problems with the more popular Web browsers. If a substantial number of Internet shoppers continue to use older technology to access our Web site and our customers' Web sites, they may become dissatisfied with the slow download times and may cease visiting these Web sites. If this were to occur, it could have a material negative impact on our relations with our customers which in turn could negatively impact our business and results of operations.

WE HAVE A NEW AND UNPROVEN BUSINESS MODEL WHICH COULD FAIL

    The manner in which we conduct our business and charge for our services is new and unproven and may fail. The model depends on our ability to generate revenue from multiple sources through our Web sites. These sources include:

    - fees paid for designing and building Web sites showcasing apparel and accessories;

    - fees paid for maintenance of the Web sites;

    - revenue sharing with retail customers who use the Web sites to sell apparel and accessories through e-commerce;

    - fees paid by retailers based on the number of shoppers who visit the Web site when a customer does not use its site to directly sell product; and

    - fees for updating the Web site, including product offerings.

    Our ability to generate revenue also will depend on the following variables, among others:

    - the continued development of the Internet as an e-commerce medium;

    - our continuing ability to provide our customers with the highest quality of service and support;

    - the availability of comparable e-commerce products and services on other Web sites;

    - sales volume on Web sites that we maintain;

    - our ability to achieve and demonstrate user demographic characteristics that are attractive to our customers; and

    - the establishment and maintenance of desirable relationships with our customers.

    For us to be successful, we must convince a large number of retailers to use our system. Furthermore, we and our customers must convince shoppers to visit our Web sites regularly. We must persuade retailers and their customers that the shopping experience provided by our Web sites is compelling, innovative, informative and easy to use. To date, apparel sales on the Internet have been minimal compared to sales of other kinds of products such as books and CDs. Accordingly, we cannot guarantee that we will be able to change the buying habits of consumers or the perception of retailers as to the usefulness of our system to them either for advertising or for sale distribution. If our business model fails, our business may be adversely impacted.

OUR BUSINESS COULD BE NEGATIVELY IMPACTED IF WE CANNOT COMPETE EFFECTIVELY FOR
  RETAILERS THAT CHOOSE TO SELL OR MARKET PRODUCTS BY USING OUR INTERNET SYSTEM

    We compete specifically with Web site designers and generally with suppliers of other advertising media for business from retailers. Moreover, retailers may employ people to design and maintain their own Web sites. Additionally, we believe marketing companies could adopt our system, or one very similar to it, as another means to promote the products and brands of their clients. We also compete with other producers of print catalogs and advertising for retailers' business. Many of these organizations have greater financial resources than we have. As the Internet and e-commerce continue to expand, the number of people and companies providing Web-based services will continue to increase and competition will increase as well. Our business may be negatively impacted if we are unable to compete effectively for retail customers.

IF WE ARE UNABLE TO COMPETE EFFECTIVELY FOR SHOPPERS INTERESTED IN PRODUCTS
  FEATURED BY OUR CUSTOMERS, OUR BUSINESS MAY BE ADVERSELY IMPACTED

    We compete with other companies for shoppers who visit our Web sites. E-commerce is experiencing explosive growth fueled by extremely rapid technological development, rapid changes in consumer habits and preferences, massive infusions of capital and a large number of new and established companies with aspirations to control virtually every aspect of e-commerce. A relatively small number of these companies, including Microsoft, America Online/Netscape and Yahoo!, currently control primary or secondary access of a significant percentage of all Internet users. As a result, these companies and the companies they sponsor or assist have a competitive advantage in marketing to Internet shoppers. Other large and established companies, such as local and long distance telephone companies, cable companies, satellite programming providers and others have established relationships with large customer bases and are rapidly expanding into the provision of Internet services. Almost all of these companies have financial, technological, promotional and other resources that are much greater than those available to us. Many of these companies could use or adapt their current technology, or could purchase technology, to provide a service directly competitive with ours. We cannot guarantee that we will be able to compete effectively in our chosen markets and any failure to do so could negatively impact our business.

WE HAVE A SHORT OPERATING HISTORY AND MAY NOT BE ABLE TO ADD OR RETAIN CUSTOMERS

    We began to do business in August 1996. For most of our history, we were developing and testing our system. We first made our Web sites available to our customers on a test basis in November 1997 and achieved revenue only in the last three months of calendar 1998. Many of our customers have not yet had an opportunity to fully evaluate the benefit of using our Web sites. Our ability to retain our current customers and to attract others will depend on the performance of our customers using our Web sites, especially over the next few months. Failure to retain and attract customers will adversely impact our business.

WE HAVE NOT YET ACHIEVED PROFITABLE OPERATIONS AND EXPECT LOSSES TO INCREASE
  WHICH MAY HAVE A NEGATIVE IMPACT ON OUR BUSINESS

    We have operated at a loss since the start of our business and expect to continue to operate at a loss for at least the next twelve months. As of June 30, 1997 and 1998, we had net losses of $1,905,725 and $1,082,613, and as of
March 31, 1999, we had a cumulative loss from inception and an accumulated deficit of $6,067,717. We cannot guarantee that we will ever achieve profitable operations. We expect to increase substantially our levels of expense in almost all categories of our operations following this offering. As a result of these increases, we expect our rate of loss will initially increase. In the long run, these losses will be offset by increasing revenues only if we are successful in achieving our sales goals by attracting an increasing number of customers and shoppers to our Web sites. If we do not achieve profitable operations, we may be forced out of business or be forced to declare bankruptcy, in which case you could lose your entire investment in the units.


OUR INDEPENDENT AUDITORS HAVE ISSUED A "GOING CONCERN" OPINION ON OUR FINANCIAL
  STATEMENTS DUE TO OUR LOSSES FROM OPERATIONS AND NET CASH USED IN OPERATING ACTIVITIES



    We require the proceeds from this offering to continue to develop and market our Web-based marketing and display systems to retailers. Since our incorporation, we have not generated sufficient cash flow from our internal operations to support our working capital needs or to fund our capital expenditures. The report of independent auditors contains an explanatory paragraph stating that the financial losses we have suffered raise a substantial doubt about our ability to continue as a going concern.


OUR FUTURE OPERATING RESULTS MAY BE DIFFICULT TO PREDICT AND COULD BE NEGATIVE

    Because of our very limited operating history and early stage of development, we do not have historical financial data on which we, you or market analysts can plan or base forecasts of revenues, earnings or capital requirements with any accuracy. Because e-commerce is new, both we and others will find it difficult to make predictions about our financial performance based on the performance of other companies. One result of this unpredictability may be that we will experience unanticipated capital requirements at a time when the required capital is not available to us or is only available on terms that will dilute your investment. Another possible result is that our stock price may experience rapid and significant fluctuations as our financial performance exceeds or falls short of market expectations.

WE HAVE NO LONG-TERM CONTRACTS WITH OUR CUSTOMERS AND CANCELLATIONS COULD
  ADVERSELY AFFECT REVENUE AND OUR BUSINESS

    Our arrangements with our customers are generally cancellable on short notice or are entered into as work orders on a project-by-project basis. Many of the projects that were transferred to us from DBLA are also cancellable on short notice. We have suffered cancellations by customers who have accounted for a total of approximately $9,800 in revenues during the current fiscal year. DBLA has suffered cancellations by customers who accounted for approximately $1.2 million in revenues during the previous fiscal year. We cannot guarantee that any of our customers will continue to use our services in the future. Cancellation by a significant number of customers or the failure of a significant number of customers to continue to employ us for projects would have an adverse effect both on immediate revenues and on the marketability of our system to other customers.

OUR BUSINESS WILL DEPEND ON THE PERFORMANCE OF OUR CUSTOMERS AND OTHERS AND POOR
  PERFORMANCE BY THEM COULD ADVERSELY AFFECT OUR BUSINESS

    Our ability to earn revenues from our customers will depend on the success of these customers in increasing their business through the use of our service, either by making e-commerce sales or by using our Web sites as an effective advertising medium supporting sales in other channels. This in turn will depend on our ability, and the ability of our customers, to present merchandise using our system in a manner that is substantively informative, visually attractive, responsive to consumer demand and user-friendly. Our ability to achieve these goals depends in part on the availability of technology that we and our customers do not own or control. In particular, we expect to depend on the speed, quality and demographic coverage of data delivery systems offered by various Internet service providers. Our success will also depend on the ability of our customers to select and offer merchandise that is attractive to their target markets. We cannot guarantee that we or our customers will succeed in establishing a profitable, e-commerce-based sales channel. The failure of a significant number of our customers to achieve satisfactory results using our Web sites could adversely affect our business for those and other customers.

OUR FAILURE TO MAKE SIGNIFICANT ADDITIONS TO OUR MANAGEMENT TEAM COULD HAVE A
  MATERIAL ADVERSE EFFECT ON OUR BUSINESS

    Since we began our business, we have been a small company engaged in developing a basic marketing concept for e-commerce. As a result, we have not had to deal with many of the challenges facing a more mature business, such as the management of a sophisticated sales organization, performing under a substantial volume of service obligations to customers or the management of significant financial resources. We expect to face all of these management challenges in the near future. To do so, we expect to be required to add additional members to our management team, particularly in the area of operations and finance. We have retained Robert Vitamante to become President, Chief Operating Officer and Chief Financial Officer upon completion of this offering. In May 1999, we appointed Brian Smith, DBLA's president, as our President, Creative Services. We must seek management level additions in other areas. Competition for qualified management level personnel is intense and we cannot guarantee that we will be successful in hiring qualified personnel or in integrating them into our company. Our future performance will depend in part on our ability to integrate our newly hired executive officers effectively into our management team. Our ability to manage our business will be adversely affected if we are unable to retain qualified management.

OUR BUSINESS MAY BE ADVERSELY AFFECTED IF WE ARE UNABLE TO MANAGE OUR GROWTH

    Our business plan requires significant expansion of our operations to address potential market opportunities. For example, we have just completed an acquisition of the business of DBLA. We expect we will need to increase personnel, including key management personnel, and other resources significantly in the near future. We expect this growth to place a significant strain on our managerial, operational and financial resources and systems. To manage our growth, we must implement, improve and effectively use our operational, management, marketing and financial systems and train and manage our new and existing employees. We cannot guarantee we will be able to manage effectively the expansion of our operations or that our personnel, systems, procedures and controls will be adequate to meet our anticipated future operations. If we fail to manage our growth, we could experience a wide variety of accounting, administrative and other operational problems.

WE FACE A RISK OF FAILURE, DELAYS AND OVERLOADS ON OUR WEB SITES, ALL OF WHICH
  COULD HAVE A MATERIAL ADVERSE IMPACT ON OUR BUSINESS

    The performance, reliability and availability of our Web sites and network infrastructure are critical to our reputation and ability to attract and retain retailers or shoppers. Our network and computer infrastructure is located at a facility in Marina Del Rey, California. Our systems and operations are vulnerable to damage or interruption from a variety of causes. We will not have redundant facilities until August 1999 at the earliest and may be reliant on a single facility for an indefinite period after that date. We carry only limited business interruption insurance. Our computer systems are complex and under rapid development. Undetected errors in new or existing programs or equipment could cause a range of problems from temporary unavailability of data, to slowdowns and overloads to complete system failures. A sudden and significant increase in traffic on one of our Web sites could also strain the capacity of our software, hardware and telecommunications systems, which could lead to slower response times or system failures. Any system error or failure that causes interruption in the availability of content or an increase in response time could result in a loss of business for our customers and reduce the popularity of our Web sites with shoppers. Since our ability to earn revenue depends directly on our ability to attract customers and shoppers, any such error or failure could have a material temporary or permanent effect on our revenues.

WE, OUR CUSTOMERS AND SHOPPERS USING OUR WEB SITES FACE SECURITY RISKS THAT
  COULD REQUIRE US TO MAKE SIGNIFICANT EXPENDITURES

    Despite the implementation of security measures, our networks may be vulnerable to unauthorized access, computer viruses and other problems. A person who is able to circumvent security measures could misappropriate proprietary information or cause interruptions in our operations. Various Web sites and Internet service providers have experienced, and our Web sites may experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. We may be required to spend significant amounts to protect against the threat of security breaches or to alleviate problems caused by such breaches. Although we intend to implement industry-standard security measures, these measures may be circumvented. Eliminating computer viruses and alleviating other security problems may require service interruptions or unanticipated expense.

THE FUTURE OF THE INTERNET AS A COMMERCIAL MEDIUM IS UNCERTAIN AND IF IT FAILS
  AS A COMMERCIAL MEDIUM, OUR BUSINESS AS IT IS NOW CONDUCTED WOULD CEASE TO
  EXIST

    Rapid growth in use of and interest in the Internet is a recent phenomenon. Neither we nor others can predict with confidence whether acceptance and use of the Internet will continue to develop or whether a sufficient base of users will emerge to support our business. The Internet may not be accepted as a viable commercial medium for any of a number of reasons, including:

    - inadequate development of the necessary infrastructure;

    - inadequate development of enabling technologies; and

    - inadequate consumer support for e-commerce generally or in our targeted market areas.

    If the Internet continues to experience an increase in users, an increase in frequency of use or an increase in the bandwidth requirements of users, the Internet infrastructure may be unable to support the demands placed upon it, specifically the demands of delivering the high volume of data necessary for the optimum performance of our Web sites. The Internet could lose its viability as a commercial medium due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased government regulation. Changes in or insufficient availability of telecommunications services to support the Internet also could result in unacceptable response times and could adversely affect use of the Internet generally and of our Web sites in particular. If use of our Web sites decreases, our business, financial condition and results of operations could be adversely impacted.

MANY INTERNET USERS WHO DO NOT HAVE ACCESS TO HIGH SPEED INTERNET ACCESS AND
  CANNOT CONVENIENTLY VIEW THE MOST NOVEL FEATURES OF OUR WEB SITES MAY NOT VISIT OUR WEB SITES AND A LACK OF VISITORS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS

    To take advantage of the full-motion, 3D features of the Web sites we design, Internet users need high speed access to the Internet. This access is currently provided through cable modems, digital subscriber lines and satellite transmissions. Most Internet users still use analog modems and cannot conveniently view our Web sites' most novel and innovative features. If more people do not obtain high-speed Internet access, users may not find our Web sites compelling and the traffic to those sites may decrease. Failure to attract Internet users to our Web sites could have a material adverse effect on our business and results of operations.

WE MAY NEED, AND MAY BE UNABLE TO OBTAIN, ADDITIONAL FINANCING

    We may require additional capital to take full advantage of future growth opportunities, fund our ongoing research and development efforts and continue to upgrade our technology and network systems. The amount and timing of our future capital requirements will depend on many factors, including, among others:

    - consumer acceptance of and demand for our Web sites;

    - the acceptance by customers and potential customers of our business concept;

    - the need to establish and continually upgrade our technology and computer systems; and

    - the need to establish and maintain an effective sales and marketing program.


    We have not arranged for any funding beyond the proceeds from this offering. We believe these proceeds will satisfy our capital requirements for at least the 12 months following this offering but we cannot guarantee that additional financing will not be required earlier than we expect. We also cannot guarantee that additional financing, if required, will be available on acceptable terms or at all.


WE DEPEND ON KEY PERSONNEL, THE LOSS OF WHOM COULD HAVE A MATERIAL ADVERSE
  EFFECT ON OUR BUSINESS

    Our success depends, to a significant extent, upon the continued involvement of Mr. Weisdorn, our Chief Executive Officer, Mr. Vitamante, who has agreed to serve as our President, Chief Operating Officer and Chief Financial Officer after the completion of the offering, and Mr. Smith, our President, Creative Design. The loss of the services of these officers, or the services of other key employees, could have a material adverse effect on our business and prospects. We do not currently maintain "key person" life insurance on the lives of any of our officers or employees, nor do we have employment agreements with our key personnel with the exception of Mr. Vitamante. Our future success also depends on our continuing ability to attract and retain highly qualified technical personnel and management. Competition for such personnel is intense and we cannot guarantee that we will be able to retain our key management and technical employees or that we will be able to attract or retain additional qualified technical personnel and management in the future.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, OUR BUSINESS COULD BE
  NEGATIVELY AFFECTED

    We consider our proprietary technology, trademarks, trade secrets, domain names and other intellectual property to be critical to our success. We rely on a combination of copyright and trademark laws, trade secret protection, confidentiality and non-disclosure agreements and contractual provisions with our employees and with third parties to establish and protect our proprietary rights. We cannot guarantee the procedures that we employ or may employ in the future to protect our intellectual property will provide us with adequate protection. The defense of intellectual property rights can be expensive and the outcome of any defense may be uncertain. If we cannot successfully defend our intellectual property rights, our business may be adversely affected.

OUR INABILITY TO AVOID INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS
  COULD ADVERSELY IMPACT OUR BUSINESS

    We use a variety of proprietary technologies that we have developed ourselves or licensed from others. We cannot guarantee that any particular aspect of our technology will not be found to infringe the rights of other companies. Other companies may acquire proprietary rights to technology useful or necessary to our business or may establish trademarks, tradenames or domain names that limit our ability to market our services or our customers' products. We cannot predict how any such intellectual property, or the need to obtain rights to use it, will affect our business.

OTHERS MAY DEVELOP OR PURCHASE COMPARABLE OR SUPERIOR TECHNOLOGY AND MAY BE ABLE
  TO COMPETE FOR CUSTOMERS AND SHOPPERS MORE EFFECTIVELY

    We believe our technology reflects the current state of the art for online merchandise display. We developed our technology by purchasing software from third parties and using that software to build our own Web based display software in-house. Others could purchase this third-party software and could build display software similar to ours. It would be relatively easy for a competitor to purchase comparable software and to create a competing display technology. Moreover, others could develop, and may have developed, comparable or superior technology. We cannot guarantee that future innovations in Internet or computer technology, generally, or in online merchandising technology, will not eliminate any technological advantage we may currently enjoy or render our technology obsolete. We expect we will be required to maintain a continuous program of technological innovation in order to take advantage of general technological advances and to remain competitive. Our failure to do so may negatively impact our business.

GOVERNMENT REGULATION OF THE INTERNET IS NEW, ITS FUTURE IS UNCERTAIN AND
  CHANGES TO IT COULD HAVE A NEGATIVE EFFECT ON OUR BUSINESS

    Although there are currently few laws and regulations directly applicable to the Internet, new laws and regulations likely will be adopted in the United States and elsewhere covering issues such as privacy, pricing, sales taxes and characteristics and quality of Internet services. The adoption of restrictive laws or regulations could slow Internet growth or expose us to significant liabilities associated with the products available on our Web sites. The application of existing laws and regulations governing Internet issues such as property ownership, libel and personal privacy is also subject to substantial uncertainty. We cannot guarantee that the application of new or existing laws and regulations will not expose us to significant liabilities, significantly slow Internet growth or otherwise have an adverse effect on our business.

    The Communications Decency Act of 1996 was enacted in 1996. Although those sections of the CDA that, among other things, proposed to impose criminal penalties on anyone distributing "indecent" material to minors over the Internet were held to be unconstitutional by the U.S. Supreme Court, we cannot guarantee similar laws will not be proposed and adopted. Although we do not currently distribute the types of materials that the CDA would have prohibited, similar legislation in the future could limit our ability to market some products.

OUR STOCK HAS BEEN THINLY TRADED AND MAY EXPERIENCE PRICE VOLATILITY

    Before this offering, our stock has been traded on the NASD OTC Bulletin Board. We achieved a trading market for our stock through a series of small, unregistered offerings and have not been required to file reports with the SEC as do most companies whose securities are publicly traded. Historical market prices for our stock may not be a reliable indication of our value for several reasons, including the following:

    - we have not regularly made available the kind of public information that supports the markets for securities of more established companies;

    - our company has not been covered by regular reports from financial analysts of established standing;

    - the limited amount and distribution of our stock has exacerbated the effect of relatively small imbalances in supply and demand; and

    - the number of stock brokerage firms through whom our stock could be traded has been limited.

    We cannot guarantee that the market for our securities after this offering will fairly reflect our value or that it will be active enough to provide liquidity to you. The trading price of our securities could be subject to wide fluctuations in response to quarterly variations in operating results, changes in financial estimates by securities analysts, announcements of technological innovations or new products by us or our competitors or other factors. In addition, the stock market has experienced extreme price and volume fluctuations that have particularly affected the market prices for many technology and small capitalization companies. These broad market fluctuations may affect the market price of our securities. Market valuations for companies offering Internet services have recently experienced substantial increases and extreme volatility. Any significant decrease in the market valuation of such companies generally could cause a substantial decrease in the price of our securities unrelated to our operating results.

YOUR WARRANTS CAN BE REDEEMED ON SHORT NOTICE

    At any time after 180 days following the date of this prospectus, we could redeem your warrants for $0.25 per warrant on 30 days' written notice, provided
that the closing price of our common stock has been at least $       for the ten
consecutive trading days immediately preceding the date of notice of redemption. If we give notice of redemption, a holder would be forced to sell or exercise the warrants or accept the redemption price.

OUR MANAGEMENT WILL HAVE BROAD DISCRETION TO ALLOCATE OFFERING PROCEEDS AND THE
  FINAL ALLOCATION MAY DIFFER FROM OUR CURRENT EXPECTATIONS

    We expect to use approximately $573,500 of the net proceeds of this offering to repay debt and approximately $6,100,000 for

    - expanding sales and marketing activities,

    - expanding research and development,

    - purchasing capital equipment,

    - funding anticipated growth in receivables,

    - conducting the business of DBLA,

    - funding business expansion, including possible acquisition,

    - expanding our management team and

    - other purposes described under "Use of Proceeds."


The remaining net proceeds, estimated to be approximately $1,941,500, will be used for working capital and applied to general corporate purposes. Our management will have broad discretion to allocate the proceeds of this offering, including proceeds currently specifically allocated as described in this prospectus, and any other cash resources to such uses as they determine to be in the best interest of 3Dshopping.com. The amounts actually allocated to each expense category, and the source of the cash so allocated, may vary significantly, depending on a number of factors, including the amount of future revenue growth, the amount of cash generated or used by our operations and the progress of our marketing efforts.

                                USE OF PROCEEDS


    The net proceeds that we will receive from the sale of the 1,000,000 units are estimated to be approximately $8,615,000, assuming an initial public offering price of $10.00 per unit, after deducting underwriting discounts and commissions and estimated offering expenses, and assuming no exercise of the warrants or the underwriters' over-allotment option. The public offering price of the units will be based on the market price of the common stock on the day immediately preceding the date of this prospectus.



    Immediately following this offering, we expect to use approximately $64,500 of the net proceeds to repay indebtedness we owe to our Chief Executive Officer, Lawrence Weisdorn, Jr. and his father, Lawrence Weisdorn, Sr. As of May 7, 1999, we owed Lawrence Weisdorn, Jr. $20,308 and Lawrence Weisdorn, Sr. $46,167, including interest. The principal is payable on demand and bears interest at a rate of 7% per annum. We also intend to use approximately $515,000 to pay the outstanding principal and interest on a promissory note issued in March 1999 to Generation Capital Associates, an institutional investor. The note evidences indebtedness in the principal amount of $500,000. Interest accrues at a rate of 9% per year. We are using the proceeds from this loan to fund our operations until we receive the proceeds from this offering. We intend to use the remaining net proceeds, along with any other financing sources that may become available to us, to support our anticipated growth over the next two to three years. We expect to experience negative cash flow from operations for at least the next 12 months. We expect that our cash requirements will exist principally in the following areas:


                                                                                      APPROXIMATE AMOUNT BUDGETED
                                                                                        FOR USE IN THE 12 MONTHS
USE OF CAPITAL                                                                           FOLLOWING THE OFFERING
------------------------------------------------------------------------------------  ----------------------------
Developing and rapidly expanding sales, marketing and advertising activities,
  including the hiring of additional employees and consultants......................         $    3,000,000
Continuing and expanding our internal research and development program..............                500,000
Purchasing capital equipment, including computer, video, photographic and other
  equipment required to support expanded operations.................................                500,000
Funding an anticipated growth in levels of receivables..............................                750,000
Expansion of our management team....................................................                850,000
Other uses not now expressly contemplated, such as the purchase of complementary technology or businesses, the purchase or lease of real and personal property and equipment; funding unanticipated negative cash flow from operations; or
  repurchases of stock or redemption of warrants....................................                500,000

    The amount and timing of any of the above expenses will depend on various factors, including rates of business growth, specific technology, capital equipment and other requirements imposed by our customers and opportunities presented to us. While we have prepared internal forecasts to assist management in planning, we believe that these forecasts, as they apply to periods extending beyond the next few months, are inherently unreliable and that our actual cash requirements will differ materially from those we presently forecast.


    We believe the net proceeds of this offering will be sufficient to fund our operations for at least the next twelve months.


    Pending the use of the proceeds of this offering for operational purposes, we intend to invest the net proceeds of this offering not used for the immediate repayment of debt in short-term, investment grade, interest-bearing securities.

                          PRICE RANGE OF COMMON STOCK

    Since June 25, 1997, 3Dshopping.com's common stock has been traded on the NASD OTC Bulletin Board under the symbol "PGRX". The following table sets forth the high and low bid prices for the common stock for the quarters indicated. Prices reflect bids posted by market makers and may not necessarily reflect actual transactions.


                                                                                                HIGH        LOW
                                                                                              ---------  ---------
YEAR ENDED JUNE 30, 1998
  First Quarter.............................................................................  $  1.8750  $  1.1875
  Second Quarter............................................................................     2.2500     1.3750
  Third Quarter.............................................................................     1.7656     0.9219
  Fourth Quarter............................................................................     1.8750     0.9531
YEAR ENDING JUNE 30, 1999
  First Quarter.............................................................................     5.5000     1.6250
  Second Quarter............................................................................    19.7500     4.0625
  Third Quarter.............................................................................    19.2500    13.0000
  Fourth Quarter (to July   , 1999).........................................................    18.0000     8.5000



    On July   , 1999, the closing bid price of the common stock on the NASD OTC
Bulletin Board was $     per share. As of June 11, 1999, there were 51 holders
of record of our common stock. This number does not reflect the number of beneficial holders of the common stock, which we believe to be between 600 and 800 holders. We will price the units through negotiations with Paulson Investment Company, but we expect the public offering price of the units will be at or below the price of the common stock on the day preceding the date of this prospectus. If the public offering price of the units differs materially from the market price, the difference likely will be the result of the factors listed in "Underwriting." The exercise price of the warrant will be 150% of the public offering price and, therefore, it would be based on the same factors. The 150% amount is the result of negotiations between us and Paulson Investment Company.


                                DIVIDEND POLICY

    We have never declared or paid cash dividends on our common stock. Payment of any cash dividends will depend on the results of our operations, our financial condition and our capital expenditure plans, as well as other factors our board of directors may consider relevant. We presently intend to retain any earnings for use in our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION


    The following table sets forth our capitalization at March 31, 1999 on an actual basis, on a pro forma basis to reflect the acquisition of the assets of DBLA and as further adjusted to give effect to the sale of the 1,000,000 units at an assumed public offering price of $10.00 per unit and the receipt of the net proceeds. This table should be read in conjunction with the Financial Statements and related Notes included elsewhere in this prospectus.



                                                                                MARCH 31, 1999
                                                              ---------------------------------------------------
                                                                 ACTUAL        PRO FORMA    PRO FORMA AS ADJUSTED
                                                              -------------  -------------  ---------------------
Short term debt.............................................  $     621,474  $     694,367      $     694,367
Long term debt..............................................         10,629         15,704             15,704
Shareholders' equity (deficit):
  Common stock, no par value: 10,000,000 shares authorized;
    3,645,746 shares issued and outstanding; 3,655,746 pro
    forma; 4,655,746 pro forma as adjusted shares issued and
    outstanding.............................................      6,124,688      6,277,813         14,892,813
  Stock subscriptions receivable............................         (2,500)        (2,500)            (2,500)
  Accumulated deficit.......................................     (6,067,717)    (6,067,717)        (6,067,717)
                                                              -------------  -------------  ---------------------
Total shareholders' equity (deficit)........................         54,471        207,596          8,822,596
                                                              -------------  -------------  ---------------------
Total capitalization........................................  $     686,574  $     917,667      $   9,532,667
                                                              -------------  -------------  ---------------------
                                                              -------------  -------------  ---------------------



    The shares issued and outstanding do not include 662,333 issuable upon the exercise of outstanding options and warrants. This number includes warrants to purchase 100,000 Units at a price equal to 90% of the initial public offering price of the units issued to Generation Capital Associates in March 1999 as those warrants will be amended effective as of this offering.

                                    DILUTION

    The difference between the initial public offering price per share of common stock and the pro forma net tangible book value per share of common stock after this offering constitutes the dilution to you. Net tangible book value per share is determined by dividing our net tangible book value (total tangible assets minus total liabilities) by the number of shares of common stock outstanding.


    At March 31, 1999, our net tangible book deficit was $(164,030), or $(.04) per share of common stock and would have been $(168,728) or $(.05) per share after giving effect to the DBLA acquisition. After giving effect to the DBLA acquisition and the sale of the 1,000,000 units, and the receipt of the estimated net proceeds, assuming an initial public offering price of $10.00 (after deducting the underwriting discount and the estimated offering expenses and attributing no portion of the value of the unit to the warrant), our pro forma net tangible book value as of March 31, 1999 would have been $8,446,272 or $1.81 per share of common stock. This represents an immediate increase in the net tangible book value of $1.86 per share to existing shareholders, including DBLA, and an immediate dilution in net tangible book value of $8.19 per share to the purchasers of the units in the offering.


    The following table illustrates the per share dilution to you:


Assumed initial public offering price...............................................  $   10.00
  Net tangible book deficit per share, after DBLA acquisition.......................       (.05)
  Increase attributable to new investors............................................       1.86
                                                                                      ---------
Adjusted net tangible book value after offering.....................................       1.81
                                                                                      ---------
Dilution per share to new investors.................................................  $    8.19
                                                                                      ---------
                                                                                      ---------
Dilution as a percentage of offering price..........................................       81.9%



    The following table sets forth on a pro forma basis as of March 31, 1999 after giving effect to the DBLA acquisition, the number of shares of common stock purchased from 3Dshopping.com, the total consideration paid to 3Dshopping.com and the average price per share (1) paid by the existing shareholders and (2) paid by the purchasers of the units in this offering, assuming the sale of 1,000,000 units at an assumed public offering price of $10.00 per unit, before deduction of underwriting discounts and other estimated offering expenses payable by us and ascribing no portion of the value of a unit to the warrant.



                                               SHARES PURCHASED       TOTAL CASH CONSIDERATION
                                            -----------------------  --------------------------
                                              NUMBER      PERCENT       AMOUNT        PERCENT    AVERAGE PRICE PER SHARE
                                            ----------  -----------  -------------  -----------  -----------------------
Existing Shareholders.....................   3,655,746          79%  $   2,294,188          19%         $    0.63
New Investors.............................   1,000,000          21      10,000,000          81              10.00
                                            ----------         ---   -------------         ---
Total.....................................   4,655,746         100%  $  12,294,188         100%
                                            ----------         ---   -------------         ---
                                            ----------         ---   -------------         ---



    The foregoing table assumes no exercise of the underwriters' over-allotment option, outstanding options or warrants, the warrants we are offering through this prospectus or the representative's warrants. At March 31, 1999, options and warrants were outstanding to purchase up to a total of 662,333 shares of common stock at exercise prices ranging from $1.25 to $1.75. This number includes warrants to purchase 100,000 units at a price equal to 90% of the initial public offering price of the units issued to Generation Capital Associates in March 1999 as those warrants will be amended effective as of this offering.

                            SELECTED FINANCIAL DATA

3DSHOPPING.COM

    We derived the following selected statement of operations data for the eleven months ended June 30, 1997 and the year ended June 30, 1998 and the selected balance sheet data at June 30, 1998 from financial statements included elsewhere in this prospectus, which have been audited by Friedman, Minsk, Cole & Fastovsky, independent auditors. We derived the selected statements of operations data for the nine month periods ended March 31, 1998 and 1999 and the selected balance sheet data at March 31, 1999 from our unaudited financial statements included elsewhere in this prospectus. The financial statements included elsewhere in this prospectus contain all material financial information about us and we urge you to read them carefully. In the opinion of our management, the unaudited financial statements have been prepared on a basis consistent with the audited financial information and include all normal recurring adjustments necessary for a fair presentation of the results for these periods and as of such dates. The selected financial data provided below for the nine months ended March 31, 1999 are not necessarily indicative of our future results of operations or financial performance. The data shown below should be read in conjunction with the financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information appearing elsewhere in this prospectus.

    Amounts for the eleven months ended June 30, 1997 reflect eleven months of operations from August 13, 1996 (inception) to June 30, 1997.

    The line item "Weighted average shares used in computing net loss per share" is based on the weighted average shares of common stock outstanding for the eleven months ended June 30, 1997, the year ended June 30, 1998 and the nine months ended March 31, 1998 and 1999. It excludes 0, 32,609, 32,609 and 32,609 shares, respectively, of common stock issuable upon exercise of outstanding options, warrants and convertible debt. Additional information about these options is provided under "Shares Eligible for Future Sale." Note 1 of Notes to Financial Statements includes an explanation of the determination of the number of shares used in computing net loss per share.

                                                   YEAR ENDED          NINE MONTHS ENDED
                                                    JUNE 30,               MARCH 31,
                                             ----------------------  ----------------------
STATEMENT OF OPERATIONS DATA:                   1997        1998        1998        1999
                                             ----------  ----------  ----------  ----------
Net revenues...............................  $       --  $   18,404  $      644  $   50,311
Operating expenses:
  Sales and marketing......................     973,283     473,665     312,757     652,049
  Research and development.................     294,360     170,259     162,214     346,131
  General and administrative...............     644,993     460,220     273,969   2,073,491
                                             ----------  ----------  ----------  ----------
  Total costs and expenses.................   1,912,636   1,104,144     748,940   3,071,671
                                             ----------  ----------  ----------  ----------
Loss from operations.......................  (1,912,636) (1,085,740)   (748,296) (3,021,360)
Interest expense...........................       3,089      10,373       5,708      61,269
Other income...............................      10,000      13,500      13,500       3,250
                                             ----------  ----------  ----------  ----------
Net loss...................................  $(1,905,725) $(1,082,613) $ (740,504) $(3,079,379)
                                             ----------  ----------  ----------  ----------
                                             ----------  ----------  ----------  ----------
Net loss per share.........................  $     (.59) $     (.28) $     (.20) $     (.77)
                                             ----------  ----------  ----------  ----------
                                             ----------  ----------  ----------  ----------
Weighted average shares used in computing
  net loss per share.......................   3,210,651   3,823,228   3,774,038   4,024,482

                                                                   JUNE 30,
BALANCE SHEET DATA:                                                  1998     MARCH 31, 1999
                                                                  ----------  --------------
Cash and cash equivalents.......................................  $  144,564   $    469,793
Working capital (deficit).......................................    (165,096)      (257,914)
Total assets....................................................     229,529        841,388
Accumulated deficit.............................................  (2,988,338)    (6,067,717)
Shareholders' equity (deficit)..................................     (98,626)        54,471


DBLA

    We derived the following selected statement of operations data for the years ended December 31, 1997 and December 31, 1998 and the selected balance sheet data at December 31, 1998 from financial statements included elsewhere in this prospectus, which have been audited by Friedman, Minsk, Cole & Fastovsky, independent auditors. We derived the selected statements of operations data for the three month periods ended March 31, 1998 and 1999 and the selected balance sheet data at March 31, 1999 from unaudited financial statements included elsewhere in this prospectus. The financial statements included elsewhere in this prospectus contain all material financial information about DBLA and we urge you to read them carefully. In the opinion of DBLA's, management, the unaudited fiancial statements have been prepared on a basis consistent with the audited financial information and include all normal recurring adjustments necessary for a fair presentation of the results for these periods and as of such dates. The selected financial data provided below for the three months ended March 31, 1999 are not necessarily indicative of our future results of operations or financial performance. The data shown below should be read in conjunction with the financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information appearing elsewhere in this prospectus.

                                                        YEAR ENDED        THREE MONTHS ENDED
                                                       DECEMBER 31,           MARCH 31,
                                                   --------------------  --------------------
STATEMENT OF OPERATIONS DATA:                        1997       1998       1998       1999
                                                   ---------  ---------  ---------  ---------
Revenues.........................................  $1,342,500 $2,228,298 $ 459,331  $ 231,574
Cost of sales....................................    816,437  1,638,251    397,530    123,260
                                                   ---------  ---------  ---------  ---------
Gross profit.....................................    526,063    590,047     61,801    108,314
                                                   ---------  ---------  ---------  ---------
Cost and expenses:
  General and administrative.....................    450,347    567,200    148,441    137,096
                                                   ---------  ---------  ---------  ---------
  Total costs and expenses.......................    450,347    567,200    148,441    137,096
                                                   ---------  ---------  ---------  ---------
Income (loss) from operations....................     75,716     22,847    (86,640)   (28,782)
Interest expense.................................      2,989      4,733        661      4,082
                                                   ---------  ---------  ---------  ---------
  Income (loss) before income taxes..............     72,727     18,114    (87,301)   (32,864)
  Income taxes...................................      1,500        800        800        800
                                                   ---------  ---------  ---------  ---------
  Net income (loss)..............................  $  71,227  $  17,314  $ (88,101) $ (33,664)
                                                   ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------

                                                                         DECEMBER    MARCH 31,
BALANCE SHEET DATA:                                                      31, 1998      1998
                                                                        -----------  ---------
Cash..................................................................   $  52,018   $  (1,795)
Working capital (deficit).............................................     (62,669)    (93,221)
Total assets..........................................................     217,341     208,075
Retained earnings (deficit)...........................................       2,814     (30,850)
Shareholders' equity (deficit.........................................      32,814        (850)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS PROVIDES INFORMATION THAT WE BELIEVE IS RELEVANT TO AN ASSESSMENT AND UNDERSTANDING OF OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION FOR THE ELEVEN MONTHS ENDED JUNE 30, 1997, THE FISCAL YEAR ENDED JUNE 30, 1998 AND THE NINE MONTH PERIODS ENDED MARCH 31, 1998 AND 1999. THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    Since beginning operations in August 1996, we have devoted substantially all of our resources to designing, implementing and introducing our marketing and display system. From inception through March 31, 1999 we raised total equity capital of $2,141,063 and had an accumulated deficit of $6,067,717 including non-cash charges for our common stock issued as compensation. While still developing our technology, we began to receive revenues from sales of services in April 1998. Notwithstanding these revenues, we operated at a loss for fiscal 1998 and we are continuing to operate at a deficit as our expenditures for marketing, product development and general and administrative costs exceed our gross revenues. We expect the operating deficit to continue and to increase over at least the next twelve months as we incur increasing levels of expense to support growth.

    We believe that our historical operating results are not indicative of future performance for the following reasons, among others:

    - The receipt of the proceeds of this offering and their use to fund our anticipated growth will materially change expense levels in all major categories and are expected to support substantial increases in revenues from operations;

    - The acquisition of DBLA has changed substantially the character and scope of our existing business (see "Business--Acquisition of DBLA"); and

    - We have recently emerged from the development stage and anticipate substantial increases in the number and size of customer orders and revenues from operations.

    Although we expect substantial growth in both revenues and expenses, we anticipate that increases in expenses will occur more rapidly than corresponding increases in revenues. Also, while we are committed, at least in the short term, to substantial increases in expenses, we cannot guarantee that revenues will increase correspondingly. Like many companies attempting to build an Internet-based business, we expect over at least the next year and for an indeterminate period of time thereafter to follow a strategy of establishing market share by making expenditures for marketing and infrastructure development that exceed current revenues.

    The DBLA assets that we have acquired relate to a business that is more traditional than the core 3Dshopping.com business and had been fully operational for three years. As a result, DBLA recorded larger revenues than ours in 1997 and 1998 and was profitable in both years. While we expect to use DBLA's assets to continue and possibly expand the business it operated, we do not intend to focus substantial future business development activities on the catalog and print advertising production business as a business separate from our Web site business. If our business development plans are successful, we expect that revenues from Web site services will increase more rapidly than catalog and print advertising sales. Because DBLA's catalog customers may also be good prospects for Web site services, we may also develop business involving both aspects of our business for a single customer. As a result of operating synergies and differences between the operation of a closely held corporation and a public company, we expect that some general and administrative expenses attributable to the operation of the DBLA assets may decrease in the future. Because DBLA operated as a Subchapter S corporation prior to our acquisition of its business, it did not record significant tax expense. Future income from the assets acquired from DBLA will contribute to taxable earnings and profits at the corporate level.

3DSHOPPING.COM


    RESULTS OF OPERATIONS. For the eleven months ended June 30, 1997, we had no revenues and incurred total expenses of $1,915,725. Expenses consisted of $294,360 of research and development expense, $973,283 of sales and marketing expense and $644,993 of general and administrative expenses. $1,365,808 of the total expense amount resulted from expense attributable to the issuance to employees and independent service providers of stock options exercisable at below fair market value. Other income of $10,000, consisting principally of payments under an Internet co-marketing agreement, resulted in a net loss for the period of $1,905,725, or $0.59 per share of common stock.


    For the year ended June 30, 1998, expenses declined to $1,114,517 and consisted of $170,259 of research and development expense, $473,665 of sales and marketing expense and $460,220 of general and administrative expense. The decline in expenses was due primarily to decreases in purchases of supplies and reductions in research and development and the effects in 1997 of a charge for stock issued at below fair market value. Revenues of $18,404 and other income of $13,500 resulted in a net loss for the year of $1,082,613, or $0.28 per share of common stock.


    For the nine months ended March 31, 1999, expenses increased substantially from $748,940 for the nine months ended March 31, 1998 to $3,071,671 and consisted of $346,131 of research and development expense, $652,049 of sales and marketing expense and $2,073,491 of general and administrative expense. The increase in expenses was due primarily to increases in payroll and compensation expenses and fees paid to consultants. $2,290,646 of the total expense resulted from expense attributable to the issuance to employees and independent service providers of stock and stock options at below fair market value and does not represent cash expense. Revenues of $50,311 and other income of $3,250 resulted in a net loss for the nine month period ended March 31, 1999 of $3,074,379 or $0.77 per share of common stock. Revenues and other income in the nine month period ended March 31, 1998 were $644 and $13,500 resulting in a net loss for the period of $740,504 or $0.20 per share of common stock.


    At December 31, 1998, we had net operating loss carryforwards of approximately $1,376,000 and research and development tax credits of $34,000 for federal income tax purposes. State net operating loss carryforwards of $1,396,000 and research and development tax credits of $13,200 will expire beginning in 2002 and federal net loss carry forwards will expire beginning in 2012 if not used. As a result of changes in ownership, including changes resulting from this offering, as defined in Section 282 of the Internal Revenue Code of 1986, as amended, the annual deductibility of net operating loss carryforwards is limited. A valuation allowance has been recorded against total deferred tax assets of $484,250 because realization is primarily dependent on generating sufficient taxable income prior to expiration of the net operating loss carryforwards. The research and development tax credits expire beginning in 2012.


    LIQUIDITY AND CAPITAL RESOURCES. We have funded our operations primarily through the sale of common stock and to a lesser extent, by issuing notes and other borrowings. From inception through March 31, 1999, we raised net proceeds of approximately $2,095,758 from sales of common stock for cash. In some cases, we have issued common stock in return for goods or services. As of March 31, 1999, we had a total of $632,103 of outstanding notes and other obligations for money borrowed, cash and cash equivalents of $469,793 and a working capital deficit of $257,914. We do not have any credit arrangements with any banks.


    Our liquidity and capital needs relate primarily to working capital and other general corporate requirements. Since inception, we have not received any significant cash flow from operations or investing activities. We expect, however, that the net proceeds from this offering will provide us with sufficient capital resources to fund our operations through June 30, 2000. Based on our current plans, we believe the proceeds from this offering will provide us with sufficient capital resources to fund our operations for at least the next three years. Expectations about our long-term liquidity may prove inaccurate if our plans change. As we increase sales, we expect increased cash flow from operations.


    On March 18, 1999, we borrowed $500,000 from an institutional lender to fund expenses associated with this offering and to cover interim operating expenses pending receipt of the offering proceeds. We issued an unsecured promissory note, payable in a single payment on or before August 31, 1999 and bearing interest at the rate of 9% per annum. If the note is not fully paid when due, it is automatically exchanged for a new note that is convertible and is not prepayable, provided that, as long as this offering is being actively pursued, the new note shall remain prepayable and non-convertible until October 31, 1999. The new note would become due and payable June 30, 2001 unless demanded earlier by the lender on 10 days notice at any time after March 31, 2000. We also issued to the lender common stock purchase warrants that, as amended effective the date of this offering, are exercisable during a three-year period beginning on the later of the first anniversary of the effective date of this offering and March 31, 2000. The warrants are exercisable to purchase 100,000 units for a price equal to 90% of the initial public offering price of the units and are redeemable by us between July 1, 1999 and July 1, 2000 for a price increasing from $400,000 to $500,000 over the period. The notes and the warrants are restricted from transfer other than transfers to members of a group under common control or distributions to fund investors, pursuant to a bona fide pledge or hypothecation or by will or pursuant to the laws of descent and distribution. The units issuable on exercise of the warrants or conversion of the new note will be "restricted securities" under Rule 144 under the Securities Act.


    Net cash used in operating activities was $442,163 in 1997 and $751,091 in 1998. The net cash used in operating activities in 1998 was primarily attributable to our net loss, as adjusted for common stock, options and warrants issued for services and compensation. This loss, the increase in prepaid expenses and accounts receivable, the decrease in accounts payable, and the acquisition of property and equipment were funded partially by additional borrowings under the shareholders loan and two loans from third parties, but principally by cash received from the sale of stock. The net cash used in operating activities in 1997 was primarily attributable to our net loss, as adjusted for common stock issued for services. This loss, the increase in prepaid expenses and accounts receivable, and the acquisition of property and equipment was funded partially by accounts payable and a shareholders loan, but principally by cash received from the sale of stock.


    Net cash used in operating activities was $547,365 in the first nine months of 1998 and $843,256 in the first nine months of 1999. The net cash used in operating activities in the first nine months of 1999 was primarily attributable to our net loss, as adjusted for depreciation and amortization and common stock, options and warrants issued for services, compensation and financing. This loss, the increase in prepaid expenses and accounts receivable, and the acquisition of property and equipment were funded partially by increases in accounts payable and customer prepayments, and additional borrowings under the shareholders loan, but principally by a bridge loan of $500,000 and cash received from the sale of stock. The net cash used in operating activities in the first nine months of 1998 was primarily attributable to our net loss, as adjusted for common stock, options and warrants issued for services and compensation. This loss, the increase in prepaid expenses and accounts receivable, the decrease in accounts payable, and the acquisition of property and equipment was funded partially by customer prepayments, additional borrowings under the shareholders loan and a loan from a third party, but principally by cash received from the sale of stock.


    Net cash used in investing activities was $114,270 in 1997, $10,736 in 1998, $7,313 in the first nine months of 1998 and $82,204 in the first nine months of 1999. The net cash used in investing activities in all periods was primarily attributable to our acquisition of property and equipment.

    Net cash provided by financing activities was $553,864 in 1997 and $908,960 in 1998. The net cash provided by financing activities in 1998 was primarily attributable to proceeds from the issuance of common stock and debt. The net cash provided by financing activities in 1997 was primarily attributable to proceeds from the issuance of common stock. Net cash provided by financing activities was $522,692 in the first nine months of 1998 and $1,250,689 in the first nine months of 1999. The net cash provided by financing activities in the first nine months of 1999 was primarily attributable to proceeds from the issuance of common stock and proceeds from the issuance of debt to an institutional lender. The net cash provided by financing activities in the first nine months of 1998 was primarily attributable to proceeds from the issuance of common stock and proceeds from the issuance of debt.

DBLA


    RESULTS OF OPERATIONS. DBLA achieved $1,342,500 of revenues in 1997 and $2,228,298 of revenues in 1998. The difference was a result of increased revenue from one new customer. Cost of sales of $816,437 in 1997 and $1,638,251 in 1998 resulted in gross profit of $526,063 in 1997 and $590,047 in 1998. Gross profit declined as a percentage of sales from 39.1% in 1997 to 26.5% in 1998. The decline was due principally to the lower margins on revenue from this new customer.



    General and administrative expenses increased from $450,347 in 1997 to $567,200 in 1998 but declined as a percentage of revenues from 33.5% in 1997 to 25.5% in 1998. $52,906 of the increase resulted from our officers' compensation while the percentage decline was a result of the increase in revenue without a proportionate increase in administrative costs.



    Interest expense of $2,989 in 1997 and $4,733 in 1998 resulted from additional capital leases in 1998. Interest and taxes resulted in net income of $71,227 in 1997 and $17,314 in 1998.


    For the three months ended March 31, 1999, revenues of $231,574 decreased from $459,331 for the three months ended March 31, 1998 because of the loss of two major customers who accounted collectively for 69% of DBLA's revenues for the year ended December 31, 1998. DBLA lost one of these customers because it merged with another of DBLA's clients. Gross profit increased from $61,801, or 13.5% of revenue in the first quarter of 1998 to $108,314 or 46.8% of revenues in the first quarter of 1999, because of higher profit margins on the 1999 revenues. This higher profit margin is attributable in part to the loss of relatively low margin business for one of the customers referred to above. General and administrative expenses decreased from $148,441 in 1998 to $137,096 in 1999.

    In the fourth quarter of 1998 and the first quarter of 1999, DBLA lost two customers who accounted for $1,291,500 and $225,200 of its revenues in fiscal 1998. Because business for the larger of the two accounts was at margins substantially lower than DBLA's customary margins, the impact of the loss of this business on earnings was less severe. In general, DBLA's revenues have undergone significant fluctuations over short periods of time as the result of DBLA's dependence on a relatively small number of orders each of which can have a substantial impact on revenue levels. We expect these fluctuations to continue with respect to the catalog business unless and until a broader catalog business base is developed. The business operated by DBLA has traditionally been slower in the first quarter than during the rest of the year. This seasonality explains, to some extent, DBLA's loss of customers during the first quarter of 1999.

    LIQUIDITY AND CAPITAL RESOURCES. DBLA has funded its operations from cash flow from operations, shareholder loans and commercial credit, including capitalized leases and financed purchase agreements. At March 31, 1999, DBLA had an aggregate of $77,968 of indebtedness for money borrowed and capital lease obligations, $39,000 of which consisted of current indebtedness under its revolving credit line. After this offering, we expect that the capital requirements of the DBLA business will be funded from cash flow from operations and, if required, the net proceeds of this offering.

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
PRO FORMA COMBINED

    The value of the shares issued for the assets of DBLA exceeded the amounts assigned to tangible assets, less liabilities assumed, by $153,975. This excess is attributed to the intangible assets acquired, which are preliminarily estimated to have a life of approximately three years. The annual amortization on this asset will approximate $51,325. This amortization is included as an adjustment to the pro forma statement of operations of the 3Dshopping and DBLA for the year ended June 30, 1998 and the nine months ended March 31, 1999. Actual amortization may differ, depending on the final allocation of the purchase price and the evaluation of the lives of the assets acquired.

EXPOSURE TO MARKET RISKS

    We do not have any financial instruments that are subject to market risk. We expect to repay all of the amounts owed under our current financial instruments with the proceeds from this offering.

YEAR 2000 COMPLIANCE

    OUR PLAN. Our Year 2000 Compliance Plan relies on our third-party vendors' representation as to their products' Year 2000 compliance. The manufacturers of the principal software and hardware products on which our system is based have provided us with statements of Year 2000 Compliance. We have not modified any of the source code for these products.

    We have assumed that basic utilities such as electric and telephone services will continue to be available for our operations on and after January 1, 2000. If this assumption proves incorrect, our operations would be materially adversely affected for the duration of the utility interruption. Based on communications to date, we do not believe a material Year 2000 deficiencies by any of our suppliers exist.

    COSTS. We believe costs incurred in responding to other parties' Year 2000 computer system deficiencies, together with the cost of any required modifications to our systems, will not have a material impact on our results of operations or financial condition. In the ordinary course we have improved our Year 2000 readiness through recent system upgrades as part of our usual capital improvement efforts. We have devoted management and technical resources to address Year 2000 matters and expect to continue to do so. To date, however, no specific expenditures have been made as a result of the Year 2000 issue and we have not identified any specific future costs associated with Year 2000 readiness.

    OUR MOST REASONABLY LIKELY WORST CASE SCENARIOS. Although we will continue to devote resources if and as required to address our Year 2000 issues, these efforts may not be effective in reducing or eliminating risks associated with Year 2000 deficiencies. Moreover, our Web-based display system could contain undetected Year 2000 problems or third-party products could contain such problems. In addition, our assessment of third-party suppliers and vendors might not be accurate and we may not have made inquiry of the appropriate vendor. Year 2000 problems could result in system failures, data corruption, the generation of erroneous information and other significant disruptions of business activities. Beyond risks related to product and vendor non-compliance, it is possible that disruptions to the Internet itself will occur due to the widespread failure of the Internet's hardware and software infrastructure. Changes in buying and shopping patterns caused by other parties' efforts to address Year 2000 problems could also disrupt our business. Furthermore, it has been widely reported that a significant amount of litigation surrounding business interruptions may arise out of Year 2000 issues. It is uncertain whether, or to what extent, we may be affected by any of this litigation.

    OUR CONTINGENCY PLAN. We do not have a contingency plan. We are in the process of evaluating the need for a contingency plan and expect to finish the evaluation and address any findings by early fall of 1999.

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
                                    BUSINESS

MARKET OPPORTUNITY

    The Internet and other media facilitating electronic commerce have offered a unique opportunity to market and sell products of varying kinds directly to the ultimate consumer. From a single, central source, a vendor can offer product on a worldwide basis, providing the consumer the opportunity to acquire information about the product on his or her home or office computer and, ultimately, to purchase the product entirely by keystroke entry while sitting at the computer. Traditional retailing methods require distribution of inventory to a large number of retail outlets that are expensive to build, maintain, stock and staff. Mail order sales require expensive and widespread distribution of catalogs that rapidly become obsolete and that are not necessarily available at the time the buyer wants or needs to make a purchase. In contrast, e-commerce can offer the consumer the information required to make a purchase decision and the ability to make the actual purchase through a medium that can be kept constantly current, that is available to the customer when needed and that does not require the retailer to maintain expensive and widely distributed sales outlets, each of which must be separately stocked with inventory.

    Despite these obvious advantages, e-commerce has so far achieved significant growth in only a relatively limited number of areas, including books, CDs, DVDs and computers, securities, and travel. This is in part a result of consumer lack of familiarity with the Internet and e-commerce generally but also, in part, a result of limitations inherent in traditional e-commerce technology to provide the customer with an experience that the customer perceives as similar to in-store selection of merchandise or even to high-quality catalog sales. The areas in which e-commerce has been successful have the common characteristic that the customer either knew what he or she wanted before visiting the Web site, as is often the case with book sales, or needed only to make a selection from a limited number of objectively definable options, as with computers. Merchandise, such as clothing, whose selection is more dependent on subjective factors, has not, so far, achieved a high level of penetration into e-commerce. According to Forrester Research and Forbes, online apparel sales for 1997 were $89 million compared with $169.2 billion in the retail market. Total online shopping revenue for 1997 was $1.14 billion with online apparel sales representing less than 8% of that amount. According to the National Mail Order Association, mail order sales were $169.5 billion in 1997. This amount indicates that consumers do not need actually to touch the product. They do need, however, to visually comprehend it in a way that does not apply to the kind of products for which e-commerce has initially been the most successful.

    Many clothing and accessory retailers are eager to expand their sales and marketing efforts to include e-commerce but believe the electronic sale of clothing and similar items will require a second generation of e-commerce technology that is capable of providing the consumer with an experience closer to the in-store experience. An e-commerce program that is successful in providing this information can function both as an advertising medium, providing information to shoppers that will lead them to visit the seller's store or to call the seller's 800 number to order a product, or as a complete sales outlet in which the entire decision and purchase occurs electronically.

THE 3DSHOPPING EXPERIENCE

    We have developed technology and support Web sites that are capable of delivering a complete visual package over the Internet or otherwise via e-commerce. We provide this technology by designing, setting up and maintaining Web sites primarily for retailers of apparel. We also provide services to seven retailers of jewelry, flowers, antiques and other products. In contrast to traditional static Web sites and retail catalogs, our Web sites support full motion digital imaging and will support in the near future audio presentations for viewers able to access the Web sites using a broadband connection or willing to download data at a slower rate. This allows the shopper to view a model or product through 360 degrees of rotation. It also allows a detailed examination of the garment or accessory from several different angles. The technology is also interactive, allowing the viewer to select a desired angle and freeze the frame. We have developed and expect to begin marketing in the near future technology that will allow a viewer to zoom in on selected details, such as buttons, stitching or other key features or to select and change colors from a menu that includes all of the colors in which the garment is offered. We have also received permission to use a technology that allows a 3D animation of a human head to be placed on our Web sites. We are developing this technology to create a "cyber-salesperson" that we can use in the future as a salesperson, explaining the key features of the garment being viewed. This new technology will support a menu of alternatives, allowing the shopper to choose from a list of computer generated likenesses of customized and/or well-known product spokespersons. We expect to make this technology available to our customers in the third quarter of 1999.

    Our typical Web site opens with a selection of 30 to 40 products displayed on models that move slowly across the screen. It is possible to include up to 80 images on this Web page. The viewer can click on any model to go to a page that features the displayed garment. This second page provides access to the various visual features selected by the retailer and also provides data in traditional format, such as price, size and other objective information about the garment. At the retailer's option, the page may allow the shopper to add the item to a "shopping cart" for later purchase. Once the shopper has completed his or her selections, the Web site supports electronic product purchases by credit card, can refer the shopper to a toll-free number from which the shopper can order the product, or can provide the location of the nearest store.

OUR SYSTEM

    We offer the following services to our customers as part of our marketing and display system:

    WEB SITE DESIGN AND SETUP. For a one-time fee, ranging from $3,000 to $50,000 or more, depending on the size and complexity of the project, we will design and build a complete Web site for our customer. The site can be accessed through the customer's home page and/or directly through our home page. The customer provides direction as to the size, features and other characteristics of the desired site and furnishes the items of apparel that will be featured and a detailed description of those items. We then create an inventory database, provide the models, studio facilities and other requirements to create the visual images and, using our proprietary technology, incorporate these images into a Web presentation containing the visual features selected by the customer. As a result of our acquisition of DBLA, we are able to use our own studio facilities and to take advantage of DBLA's relationships with photographers, models and other participants in production of photographs for use in our display system, as well as catalogs and print advertising. Additional fees are charged as changes are made in the customer's Web site, for example, to add new items or to change presentation features.

    WEB SITE MAINTENANCE. We charge a periodic fee for maintaining the customer's Web site. In addition to making minor changes in Web site content, we conduct general site maintenance functions, review the principal Internet search engines to determine whether our Web sites are appropriately listed in response to typical inquiries and perform other functions designed to make maximum use of the Web sites' potential. Fees for this service currently range from $100 to $750 per month depending on the size of the Web site, the number of visitors to the site and the frequency with which we update the particular Web site. We expect these fees to increase as Web site volume and traffic increases.

    WEB SITE TRAFFIC CREATION. As an additional service at no extra fee, we maintain online "shopping malls" at 3Dshopping.com and other Web sites. At these malls, we have included hyperlinks to our customers' Web sites. The purpose of the malls is to create shopping communities having shared interests. We believe such online communities will draw more shoppers than individual Web sites. Our malls have achieved steady growth, attracting 223,713 visitors in March 1999. We plan to include brand name manufacturers, traditional brand retailers and Web-only retailers with brand potential in our malls. We believe shoppers eventually will be able to purchase apparel, jewelry, flowers, housewares, gifts, antiques, ancient art, children's wear and toys at our malls. In addition to our malls, we have

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
agreements with malls operated by other companies under which those malls include links to our Web sites. Links to our sites are also included on search engines such as Lycos, Excite and HotBot.

    ORDER PROCESSING. We offer our customers a complete range of electronic order processing services. Many order processing service providers simply take order and credit card information and transmit this data to the retailer by fax or telephone. These systems have high error rates with respect to the credit card and other data transmitted, requiring the retailer to sort out the errors by attempting to contact the shopper. We have developed a fully computerized order processing service that automatically processes and verifies credit card data with the issuing bank and runs a fraud detection scan while the shopper is still online. If the data is not entered correctly or if there is some other problem, we can ask the shopper to re-enter data. Orders and credit data are transmitted directly to the customer's fulfillment system, resulting in minimal loss of time and reduced processing errors. Orders can be forwarded to our customers by fax or e-mail or through a direct link to the customer's computer system, depending on the customer's preferences and system capabilities. When the orders are filled, our processing software automatically instructs the credit card company to release the purchase money into the merchant's account. For customers electing this service, we receive between 7% and 15% of the total value of orders processed. The actual percentage we charge depends on the size of the customer, the price of the goods being sold and the volume of goods sold. Some customers may prefer to manage order processing themselves by referring their customer to a Web site managed by them or a toll-free number. For these customers, we will charge a fee based on the number of site visits. To date, no customer has chosen this option.

    In contrast to many Internet companies, we do not currently offer space for "banner" advertising. We believe such advertisements detract from the overall appearance of our Web sites, are distracting to shoppers and are therefore inconsistent with our primary goal of providing an enhanced electronic experience to support our customers' product presentation needs.

OUR CUSTOMERS

    We market our Web-based marketing and display system to customers with established brand names and to non-brand name customers. Customers who have accounted for sales of $3,500 or more during the current fiscal year include Leavens Awards Company, ProvenanceLA, Manix, K-Swiss, SHC Incorporated, Cobra Golf and Flowers in Hours. We also have recently begun to provide our system to Nordstrom. Our customer base consists primarily of apparel retailers and manufacturers, but also includes sellers of antiques, flowers and nutritional supplements. Many of our customers sell a substantial percentage of their products through mail order catalogs and have shipping capability in place. Based on past work with our customers, which has allowed us to test and refine our Web-based marketing and display system, we expect to attract additional customers with more recognizable brand names. We believe customers, with national name recognition, may attract additional attention to our 3D shopping system, benefiting our large and small customers.

    Our customers have the option to use our Web sites for a variety of purposes. Most of our customers use our system as a fully functional sales channel, offering products directly to shoppers over the Internet. Some customers use our Web sites as a marketing medium designed to attract shoppers to other retail channels that they maintain. For example, Nordstrom has chosen to use our system to display clothing offered in its stores but will not provide electronic shopping cart e-commerce capability. Instead, Nordstrom intends to use its Web site, which will incorporate our 3D display technology, to provide information on products with a toll-free number that customers can call to order products directly from Nordstrom. The toll-free number is serviced and maintained by Nordstrom. Our arrangement with Nordstrom is currently limited to designing a portion of its Web site to take advantage of our 3D display services. This arrangement is cancellable on short notice by Nordstrom. We are discussing other projects with Nordstrom but cannot guarantee that any such projects will be agreed to by Nordstrom.

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
    We also provide Intranet design, implementation and maintenance services to companies that participate in the Leavens Awards Program, a supplier and administrator of employee awards programs. For example we have provided our technology and services to Shell Oil Company for its internal employee benefits program. We believe our 3D technology is well suited for displaying product awards under these programs for items which need to be understood visually such as jewelry, pens and clothing.

    We expect that, for the foreseeable future, our target customer base will consist of clothing and accessory retailers. We believe that this market segment has sufficient potential to support significant growth in our business and that, by concentrating in this area, we can position ourselves as the leading provider of Web-based marketing and display systems in this market segment. We also serve customers in other areas and expect to continue to do so as the opportunity arises.

    As a result of our acquisition of DBLA, we have added Gottschalk's Department Stores, K-Swiss and House of Almonds as customers. Currently, we produce catalogs and advertising for these customers. We expect to market our Web-based display system to their customers. However, we cannot assure you that we will persuade any of DBLA's customers to use our Web-based merchandizing and display system.

MARKETING AND SALES

    We have engaged a marketing firm to help us enhance our name recognition both with potential clients and with consumers who visit our Web sites. We also enter into cross-marketing relationships with other companies involved in e-commerce, including MediaOne and work in cooperation with other Web site hosts by putting click-through banners on each other's Web sites so that traffic generated on one Web site has the ability to move easily to the cross-marketing partner's Web site by simply clicking on the banner. Finally, we are gaining recognition within the industry by participating in various tradeshows.

    In addition to the sales efforts of Mr. Weisdorn and Mr. Smith, our in-house sales force identifies and develops potential clients through cold calling and other direct marketing techniques. As of April 15, 1999, we employed six people to carry out our sales and marketing activities, three of whom came to us from DBLA.

TECHNOLOGY

    Wherever possible, our products are based on commercially available software products which are linked in proprietary and innovative ways. Because there are a number of alternative software programs that we can use to create our 3D technology, we are not reliant on a single source of software. For example, the rotation of our 3D images is created using Java. The 3D image itself is created using a digital photography system that we developed. Compression for low speed Internet connections is produced through industry standard programs. While we have adapted industry standard technology to fit our own applications, and expect to continue to do so, we do not anticipate that the service we provide will require the development of substantial, independently developed computer programs or other technology.

    We believe that our use of Java provides an advantage over sites that require multimedia plug-ins. Plug-ins are awkward and often difficult and time-consuming to download and use. These difficulties may deter some users from visiting the site or purchasing any merchandise once there. Java requires no plug-ins and therefore does not require a shopper to download a plug-in file--a process that can take several minutes. Although Java does have some drawbacks--older browsers and text-based browsers may not be able to run Java applets, there is no industry-standard version of Java and Java may cause a computer to slow down or crash--we believe the benefits outweigh the drawbacks. In addition, as faster computers become less expensive and more popular, the limitations of Java may become less pronounced.

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
RELATIONSHIP WITH MEDIAONE

    We have entered into a Web site linking and promotion agreement with MediaOne, Inc., a cable company with a presence in 22 metropolitan markets nationwide. MediaOne provides an entertainment, education, and information service as part of its business broadband information service on its numerous Web sites on the Internet. The agreement with MediaOne is non-exclusive and provides for MediaOne to feature the 3Dshopping.com Web site prominently in the shopping section of its home pages and to provide links to our Web site from MediaOne's Web site.

    The agreement also provides for MediaOne and us to

    - use each other's tradenames, service names, servicemarks, and trademarks for promotional and demonstration purposes and

    - pursue the development of co-marketing programs that will allow each of us to access the other's customers and clients

    To view conveniently all of the features we offer and plan to offer, including full motion digital imaging and virtual reality, a shopper must have access to the Internet via a broadband connection. Broadband connections include cable, satellite and a variety of digital subscriber lines, also known as DSL. Broadband connections are much faster than typical modem connections over a standard telephone line. For example, a 3.5 megabyte file takes approximately 16 minutes to download using a standard modem operating at 14.4 kbps. The same file will download in a few seconds over a high-speed cable modem. Although we have designed our Web sites to accommodate differing connection speeds, we believe the success of 3D-style e-commerce in the future will be dependent on the availability of high-speed Internet access.

    While download speed depends primarily on the speed of the connection between the user and the Internet, the practical rate at which data can be received by a user also depends on a variety of factors within the Internet itself, including capacity and usage of the host site and the capacity of the various links in the Internet through which the data passes from the host site to the user. To deal with the dramatic increase in the volume of data being transmitted over the Internet, various companies including MediaOne are working on the process of speeding up data delivery by developing "backbones" or proprietary communication channels that ensure the rapid processing of data within the Internet itself. Web sites that have direct access to these backbones will transmit data at very high volumes, permitting the effective use of the high-speed downloading capabilities offered by broadband connections.

    We entered into the agreement with MediaOne in order to take full advantage of high-speed cable Internet access.

ACQUISITION OF DBLA

    In order to more fully integrate the range of services we offer, we have acquired the business operations and operating assets of DBLA in exchange for 10,000 shares of our common stock and the assumption of substantially all of the known liabilities of DBLA. The excess of the purchase price over the asset value is $153,975 and will be accounted for as goodwill which will be amortized over a three year period. The acquisition occurred on May 21, 1999 but was deemed effective for accounting purposes as of April 1, 1999. Prior to the acquisition, DBLA designed and produced print advertising, direct mail catalogs, brochures and other printed advertising and promotional materials. It operated from a studio located in North Hollywood, California and had a staff of two management and five other full time employees. In coordinating the production of a catalog or print advertising, DBLA often increased its staff by four times or more depending on the particular project. Coordinating this process requires hiring and overseeing art directors, photographers, modelling agencies, hair and makeup artists, set designers, location managers and other personnel that may be required for any given production. We believe that having the ability to coordinate such a complex process in-house, rather than contracting with a third party to provide these services, provides us with a competitive advantage, both in terms of cost and efficiency, over other potential providers of 3D display technology on the Internet. In January 1999, we began producing digital images that support our Web sites using models selected by DBLA and DBLA's studio facilities. The acquisition of DBLA gives us direct access to studio facilities and trained studio staff for which we believe our requirements will increase substantially over the next year to three years.

    In addition to continuing to operate DBLA's traditional hard copy advertising production business, we believe that we can increase our customer base by offering to DBLA's traditional customers the opportunity to produce the digital images necessary to support a Web site at little additional cost. Substantially all of the time, and therefore the cost, of producing an apparel catalog is taken up by facilitating the logistics of a photoshoot, such as overseeing art directors, photographers and set designers, as well as dressing, making up and otherwise preparing the models for each picture. In a typical 8-hour day, a model can display between 12 and 15 different items of clothing. Once the model is ready for a static photo session, it takes only a few more minutes to capture the digital imaging content using our proprietary digital imaging technology. Because the additional time involved is relatively minor, the incremental cost of producing the additional images is substantially lower than if the images are produced on a stand-alone basis. We plan to offer the opportunity to DBLA's customers to order the additional images so that they will be prepared, either immediately or in the future, to sell clothing through e-commerce through one of our Web sites. In this way, we intend to position ourselves as a "one-stop" source for fashion product marketing using the latest technology to create compelling and visually unique Web sites, mail order and electronic catalogs and other advertising materials for the fashion industry.

COMPETITION

    We compete with a broad range of marketing, Web page design and e-commerce alternatives available to our customers. We also compete with a broad range of other shopping alternatives to attract consumers to our Web sites.

    Although many of our retail customers use our Web sites as their primary sales channel, we believe our larger, name-brand customers and potential customers see us primarily as a marketing solution, competing for a share of the customer's marketing and advertising budget. In that capacity, we compete against all of the traditional marketing resources, including print and other media advertising, mail order catalogs, in-store displays, coupon and other incentive programs and phone-in or computer-based services maintained by the customer. In a narrower sense, we compete against a large number of providers of Web site design and related Internet services. Competitors for our retail customers differentiate themselves on the basis of creativity, quality of service, technical innovation and price. While we believe we are very competitive in all of these areas, we are one of several participants in these markets and several of our competitors have greater financial resources than we do.

    At the consumer level, we and our customers compete for the attention and budget of consumers for the products that our customers sell. This competition includes traditional retail stores, mail order catalogs and a growing number of Internet-based alternatives. While we believe that our system offers significant marketing advantages over other existing Internet-based systems, many factors affect competition for Internet consumers, including affiliations with companies that control or direct access to the Internet or to individual Web sites. Competition for online shoppers is based largely on the ability to design attractive Web sites that people want to visit. There are many competitors in this market and many of them have far greater financial resources than we have.

    We also compete with other producers of mail order catalogs for retail customers. Some of these producers are much larger and have greater financial resources than we do. Participants in this industry differentiate themselves largely based on creative content and customer service. We cannot guarantee that we will be able maintain our creative distinctiveness and desirability to customers.

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
EMPLOYEES

    As of May 19, 1999, we had 24 full-time employees and two part-time employees, 13 of whom were involved in Web site design and development, one in research and development, six in sales and marketing and six in finance, administration and operations. Seven of these employees are former employees of DBLA. Our future success depends, in part, on our continuing ability to attract, train and retain highly qualified technical, sales and managerial personnel. Competition for such personnel is intense, and we do not assure you that we will be able to recruit and retain sufficient numbers of qualified personnel. None of our employees is represented by a labor union. We have not experienced any work stoppages and consider our relations with employees to be good.

FACILITIES

    We lease approximately 2,000 square feet of office space in two office buildings located in Venice, California. One of our leases will expire on May 31, 2000, with an option to renew for an additional year. We believe our current facilities will be adequate through calendar year 1999. We are in the process of locating additional space to meet our expected requirements beyond 1999. We also occupy on a month-to-month basis approximately 10,000 square feet of office and photography studio space located in North Hollywood, California from a limited liability company whose members are also the shareholders of DBLA. This facility was formerly occupied by DBLA. We believe these facilities will be adequate through calendar year 1999.

LITIGATION

    We are not engaged in any litigation that, singly or in the aggregate, will have a material adverse effect on our business, financial condition or results of operations.

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
                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth information about our officers, directors, executive officers and certain other key employees as of the date of this prospectus:


NAME                                     AGE                           POSITION
-----------------------------------      ---      ---------------------------------------------------
Lawrence Weisdorn..................      41       Chairman of the Board and Chief Executive Officer
                                                  and Director
Robert J. Vitamante................      53       President, Chief Operating Officer and acting Chief
                                                  Financial Officer
Brian A. Smith.....................      53       President, Creative Services
Robert J. Grant....................      49       Treasurer and Secretary and Director
C. Michael Mellin..................      56       Senior Vice President, Technology Operations
Donald R. Westland.................      40       Vice President of Technical Operations
Donald L. Hejmanowski..............      39       Director
Joel F. McIntyre...................      60       Director


    LAWRENCE WEISDORN has been our Chairman of the Board and Chief Executive Officer since May 1999. Prior to that time, he served as our President and a director since our inception in August 1996. From January 1995 to August 1996, Mr. Weisdorn was a founder and served as President and Chief Executive Officer of Samuel Hamann Graphix, Inc. Samuel Hamann Graphix was formed in June 1996 to develop technology for high-quality graphics usable in television commercials and commercial operations. During the eight years before he joined Samuel Hamann Graphix, Mr. Weisdorn worked as an independent marketing and sales consultant.

    In December 1988, Mr. Weisdorn entered into an Agreement and Undertaking with the British Columbia Securities Commission relating to various matters concerning Mr. Weisdorn's management of two mining companies. Mr. Weisdorn and one other member of management obtained salary advances and other benefits from these companies without obtaining the prior approval of the disinterested directors or of the Vancouver Stock Exchange. In obtaining the advances and benefits, Mr. Weisdorn acted on advice of legal counsel which stated that such advances and benefits were permitted but failed to add that the above-mentioned approvals were required. The advances were made in the aftermath of the market crash of October 1987, as a result of which Mr. Weisdorn incurred substantial debts from losses in his margin accounts with four broker-dealers. The Agreement prohibited Mr. Weisdorn from selling securities under certain exemptions provided by British Columbia law or from being a director of a Vancouver Stock Exchange company for a period of four years and required him to pay C$7,500 to the British Columbia Minister of Finance. Mr. Weisdorn also acknowledged a pledge of certain securities as security for repayment of the loans and the payment to the Finance Minister described above. Mr. Weisdorn has fully complied with the Agreement and he has advised us that he has fully repaid the companies in question and his margin debts.

    ROBERT J. VITAMANTE has agreed to join us as our President, Chief Operating Officer and acting Chief Financial Officer upon completion of this offering. From September 1994 to May 1999, Mr. Vitamante was self-employed as a business and financial consultant assisting clients with strategic planning and business development, acquisitions and mergers, management and operating systems, and general business and tax advice. From September 1992 to October 1994, Mr. Vitamante served as Executive Vice President--Finance and Administration and Chief Financial Officer of Pinkerton's, Inc., a publicly traded international security services company. In this capacity, Mr. Vitamante oversaw all financial, administrative and information systems and supported an international acquisition program. Other experience includes Senior Vice President and Chief Financial Officer of The Olsten Corporation, a publicly traded temporary services company, and accounting positions with Columbia Pictures Industries, Inc. and KPMG Peat Marwick. Mr. Vitamante has been a licensed certified public accountant since 1971.

    BRIAN A. SMITH has been our President, Creative Services since May 1999. Mr. Smith has been President and Chief Executive Officer of DBLA since August 1993. He managed DBLA as an independent business from January 1995 until the sale to us of its assets. From 1990 to 1993, Mr. Smith was Vice President of Nobart, Inc., a catalog design and production company, where he was in charge of all West Coast operations. From 1987 to 1990, Mr. Smith served as Vice President, General Merchandise Manager and Creative Director of Life Force Technologies, a direct mail catalog company. From 1983 to 1987, Mr. Smith served as Vice President of Creative Services for Harrison Service, a catalog design and production company.

    ROBERT J. GRANT has been our Treasurer and Secretary and a director since August 1996. During this period of time until May 1999, Mr. Grant has also served as our acting Chief Financial Officer. From April 1996 to August 1996, Mr. Grant served as Office Manager of Samuel Hamann Graphix, Inc. From March 1995 to April 1996, he was a salesperson for two car dealerships. From January 1994 to March 1995, Mr. Grant was a principal of Grant & Associates, an industrial real estate company. From January 1993 to January 1994, he worked in corporate sales at Investors Title, a title insurance company. Mr. Grant declared personal bankruptcy under Chapter 7 of the federal Bankruptcy Code in 1995.


    C. MICHAEL MELLIN has been our Senior Vice President, Technology Operations since June 1999. From March 1998 to June 1999, Mr. Mellin was the Vice President, Technology and the Managing Director of the San Francisco operations for Think New Ideas Inc., a publicly held interactive media and Internet technology company. Prior to joining Think New Ideas Inc., and since May 1997, Mr. Mellin was the Director of New Media and Advance Technology for Times Mirror Company, where he assisted the company in evaluating technologies for acquisition and supervising its corporate and subsidiary Web sites. From August 1995 until May 1997, Mr. Mellin was the Director of Technology & System Integration for Prodigy Services Company, an Internet content and service provider. Before joining Prodigy Services Company and since 1994, Mr. Mellin was the Director of Engineering for Mosler Inc., an alarm and electronic business.


    DONALD R. WESTLAND has been our Vice President of Technical Operations since August 1997. Mr. Westland served as a consultant to us from August 1996 to August 1997. During the seven years before joining us, Mr. Westland was a Senior Project Engineer for Rubbermaid Inc. Mr. Westland declared personal bankruptcy under Chapter 7 of the federal Bankruptcy Code in 1997.

    DONALD L. HEJMANOWSKI has been a director of our company since August 1996. Mr. Hejmanowski is President and a director of Genesis Oil & Gas. He has held that position since April 1998. From 1990 to April 1998, Mr. Hejmanowski worked as an independent corporate finance consultant, assisting companies with financing, corporate strategy and financial public relations. From August 1996 to February 1997, Mr. Hejmanowski was employed by us as our investor relations manager.

    JOEL F. MCINTYRE became a director of the Company in June 1999. From 1963 through 1993, Mr. McIntyre was an attorney with the law firm of Paul, Hastings, Janofsky and Walker. In 1993, Mr. McIntyre founded his own law firm specializing in business law and transactional matters. Mr. McIntyre currently serves on the Board of Directors of Hawker Pacific Aerospace and International Aluminum Corporation, both publicly-held companies. Mr. McIntyre received a B.A. from Stanford University in 1960 and a J.D. from University of California, Los Angeles in 1963.

    All members of the board of directors hold office until the next annual meeting of shareholders and the election and qualification of their successors, or until death, resignation, or removal. Officers serve at the discretion of the board of directors. There are no family relationships among any of our directors and executive officers. We are engaged in a search for additional independent directors and expect to add at least one and possibly two independent directors immediately following completion of this offering.

BOARD COMMITTEES

    We have an Audit Committee and a Compensation Committee. The Audit Committee is composed entirely of independent directors and the Compensation Committee is composed of a majority of independent directors. The Audit and Compensation Committees consist of Mr. Hejmanowski and Mr. McIntyre. The Audit Committee oversees actions taken by our independent auditors and reviews our external audit. With respect to certain matters relating to accounting controls and our external audit, our Chief Financial Officer reports directly to the Audit Committee. The Compensation Committee reviews the compensation levels of our executive officers and makes recommendations to the Board of Directors regarding such compensation. The Compensation Committee also administers our 1999 Stock Option Plan and recommends grants under the Plan to the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    In the last fiscal year, our Board of Directors did not have a compensation committee. Compensation decisions with respect to executive officers were made by Lawrence Weisdorn.

EXECUTIVE COMPENSATION

DIRECTORS' COMPENSATION

    Directors receive $1,000 for attendance at each board meeting, $500 for attendance at each committee meeting and are reimbursed for the expenses they actually incur in attending board meetings.

EXECUTIVE OFFICERS' COMPENSATION

    The following table sets forth certain information regarding compensation paid during our fiscal years ended June 30, 1997 and 1998 to our President. No executive officer received salary and bonus in excess of $100,000 in those years.

                           SUMMARY COMPENSATION TABLE

                                                                                                   ANNUAL COMPENSATION
                                                                                                 ------------------------
NAME AND PRINCIPAL POSITION                                                             YEAR     SALARY($)    BONUS($)
------------------------------------------------------------------------------------  ---------  ---------  -------------
Lawrence Weisdorn, Chief Executive Officer..........................................       1998  $  48,000    $       0
                                                                                           1997  $  41,000    $       0

    We expect to pay Mr. Weisdorn a salary of $120,000 in fiscal 1999. Brian Smith, our President, Creative Services, will be paid a salary of $120,000 per year.

EMPLOYMENT AGREEMENT

    We entered into an employment agreement with Mr. Vitamante in May 1999. Mr. Vitamante's agreement provides that he will join us at the completion of the offering as our President, Chief Operating Officer and acting Chief Financial Officer. The agreement also provides for us to pay Mr. Vitamante a salary of $200,000 a year, and he will be eligible for bonus compensation as determined by our board of directors. The initial term of Mr. Vitamante's employment agreement is two years. If he is terminated during that time--other than for cause--he will be entitled to severance payments equal to the lesser of

    - one year's salary or

    - his salary for the balance of his two-year term.

We may terminate Mr. Vitamante for cause if he

    - commits acts of gross negligence or worse in his duties,

    - engages in misconduct that injures the company,

    - commits fraud or

    - fails or refuses to discharge his duties with reasonable competence.

Until he joins our company, Mr. Vitamante has agreed to provide financial and administrative services from time to time as requested by us and will be compensated on an hourly basis.

STOCK OPTION GRANTS AND EXERCISES

    We have adopted a 1999 Stock Option Plan, authorizing the grant of options to purchase up to 1,000,000 shares of common stock. The plan was adopted to promote and advance the interests of 3Dshopping.com and its shareholders by:

    - enabling us to attract, retain and reward managerial and other key employees, non-employees and directors; and

    - strengthening the mutuality of interests between participants in the plan and the shareholders in our long-term growth, profitability and financial success by offering stock options.

    We granted Mr. Smith incentive stock options to purchase 90,000 shares of our common stock for $15.875 per share in April 1999. These options have a term of ten years and become exercisable in equal installments over four years beginning one year from the date of grant. In May 1999, we granted Mr. Vitamante incentive stock options to purchase 142,940 shares for $16.875 per share. These options have a term of ten years and vest over a two-year period beginning on the date Mr. Vitamante commences employment with us. We have not granted options to Mr. Weisdorn. In addition, we granted options to purchase 10,000 shares of our common stock to the former employees of DBLA who have joined our operations. These options have terms identical to the options granted to Mr. Smith.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    We sublease approximately 425 square feet of office space from Donald Westland, one of our executive officers. The rent on this sublease is $700 per month. We believe this is a competitive lease rate for similar real estate in the area where the office is located. Mr. Westland also maintains a Web site at which he includes a link to our Web sites. We pay him a fee of $800 per month for that link.

    The studio which we have occupied since our acquisition of DBLA is owned by a limited liability company of which Brian Smith is the principal member. We pay this limited liability company approximately $3,600 per month for this occupancy. We believe this is a competitive rate for similar real estate in the area where the studio is located.


    Our company was founded by Lawrence Weisdorn, Jr. in August 1996. At the time of our inception, Mr. Weisdorn was the principal shareholder of Samuel Hamann Graphix, Inc., a development stage company that had been in existence for about one year at that time. We acquired property, equipment and other prepaid assets from Samuel Hamann Graphix. In return for these assets, we assumed some payroll and other liabilities of Samuel Hamann Graphix and liabilities of Mr. Weisdorn in the amount of $18,500. The purchase price was allocated to the tangible assets at their original cost. The balance of $5,306 was attributed to goodwill.



    From August 1996 to June 30, 1998, Mr. Weisdorn and his father, Lawrence Weisdorn, Sr. advanced a total of $178,683 to our company. These advances were made in the form of loans on which we pay annual interest of 7%. In fiscal 1998, the Weisdorns advanced $108,860. We have repaid $118,095 of this indebtedness from inception to June 30, 1998 and at May 7, 1999, we owed Lawrence Weisdorn, Sr. $46,167, and our chief executive officer, Lawrence Weisdorn, Jr., a total of $20,308. We expect to repay all remaining sums owing to Mr. Weisdorn and his father with the proceeds of this offering. See "Use of Proceeds."


    We have adopted a policy on future related party transactions. Under that policy, any future transactions between us and any of our officers, directors or affiliates will be approved or ratified by a majority of the independent outside members of our board of directors who do not have an interest in the transactions.

                             PRINCIPAL SHAREHOLDERS


    The following table sets forth information, as of June 29, 1999, and as of that date as adjusted to reflect the sale of the 1,000,000 units offered hereby, with respect to the beneficial ownership of the common stock by (1) each shareholder known by us to be the beneficial owner of more than 5% of our outstanding common stock; (2) each of our directors; (3) the executive officer named in the Summary Compensation Table; and (4) all current executive officers and directors as a group. The address of each person listed below is: c/o 3Dshopping.com, 517 Boccaccio Avenue, Venice, California 90291. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock issuable on exercise of currently exercisable or convertible securities or securities exercisable or convertible within 60 days of June 29, 1999 are deemed beneficially owned and outstanding for computing the percentage owned by the person holding such securities, but are not considered outstanding for computing the percentage of any other person. Except as modified by applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite that shareholder's name.



                                                                      SHARES          PERCENT OF SHARES OUTSTANDING
                                                                   BENEFICIALLY     ----------------------------------
NAME OF BENEFICIAL OWNER                                               OWNED         BEFORE OFFERING   AFTER OFFERING
---------------------------------------------------------------  -----------------  -----------------  ---------------
Lawrence Weisdorn..............................................         700,000              19.1%             15.0%
Donald L. Hejmanowski..........................................         250,000               6.8%              5.4%
Robert J. Grant................................................         117,000               3.2%              2.5%
Joel F. McIntyre...............................................           6,000             *                 *
All Executive Officers and Directors as a Group (8 persons)....       1,167,500              31.3%             24.7%


------------------------

*   Less than 1%


    The shares beneficially owned by each of Mr. Grant and another executive officer include 37,000 shares subject to immediately exercisable options as of June 29, 1999. The shares beneficially owned by Mr. McIntyre are shares subject to immediately exercisable options as of June 29, 1999. The number of shares beneficially owned by our executive officers and directors as a group does not include options to purchase 25,000 shares granted to Mr. Vitamante that become exercisable on the day he joins us as President, Chief Operating Officer and Chief Financial Officer.

                           DESCRIPTION OF SECURITIES

    As of the date of this prospectus, our authorized capital stock consists of 10,000,000 shares of common stock and 5,000,000 shares of preferred stock.

UNITS

    Each unit consists of one share of common stock and one warrant. The common stock and warrants will be separately transferable following this offering.

COMMON STOCK


    As of May 19, 1999, there were 3,655,746 shares of common stock outstanding. The common stock was held of record by 53 shareholders. There will be 4,655,746 shares of common stock outstanding after the sale of the 1,000,000 units we are offering.


    Holders of common stock are entitled to one vote per share. On giving proper notice, shareholders can cumulate their votes in the election of directors.

    Subject to any rights of the holders of outstanding shares of preferred stock, the holders of common stock are entitled to receive such lawful dividends as the board of directors may declare from time to time. In the event we liquidate, dissolve or wind up, and subject to the rights of the holders of outstanding shares of preferred stock, the holders of shares of common stock will be entitled to receive PRO RATA all of our remaining assets available for distribution to our shareholders. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and shares of common stock to be issued pursuant to this offering will be, upon issuance, fully paid and nonassessable.

UNIT WARRANTS

    Each warrant will entitle the holder to purchase one share of common stock
at an exercise price of $               per share (150% of the initial public
offering price of the units). The warrants will generally be exercisable at any time for five years after the date of this prospectus, unless earlier redeemed. The warrants are redeemable by us, at a price of $0.25 per warrant

    - upon 30 days' prior written notice,

    - no earlier than 180 days from the date of this prospectus and then

    - only if the closing bid price defined in the Warrant Agreement, which we
      describe below, equals or exceeds $      (200% of the initial public
      offering price of the units)

per share of the common stock for the 10 consecutive trading days immediately preceding the date of notice of redemption. If we give notice of our intention to redeem, a holder will have the choice either to

    - sell or exercise his or her warrants before the date specified in the redemption notice or

    - to accept the redemption price.

    The warrants will be issued in registered form under a warrant agreement between us and Interwest Transfer Company, as warrant agent. The shares of common stock underlying the warrants, when issued upon exercise of a warrant, will be fully paid and nonassessable. We will pay any transfer tax incurred as a result of the issuance of common stock to the holder upon its exercise.

    The warrants contain provisions that protect the holders against dilution by adjustment of the exercise price. These adjustments will occur if there is a merger, stock split or reverse stock split, stock dividend or recapitalization and they could occur in other situations. We are not required to issue fractional shares upon the exercise of a warrant. The holder of a warrant will not possess any rights as our shareholder until he or she exercises the warrant.

    A warrant may be exercised by surrendering the warrant certificate

    - on or before the expiration or redemption date of the warrant at the offices of the warrant agent with

    - the form of "Election to Purchase" on the reverse side of the warrant certificate completed and executed as indicated, and

    - payment of the exercise price by certified or bank check payable to the order of 3Dshopping.com for the number of shares for to which the warrant is being exercised.

    In order for a holder to exercise the warrants, there must be

    - a current registration statement in effect with the Securities and Exchange Commission and

    - qualification in effect under applicable state securities laws or applicable exemptions from state qualification requirements with respect to the issuance of common stock or other securities underlying the warrants. We have agreed to use all commercially reasonable efforts to cause a registration statement with respect to such securities under the Securities Act to be filed and to become and remain effective in anticipation of and before the exercise of the warrants and to take such other actions under the laws of various states as may be required to cause the sale of common stock or other securities upon exercise of warrants to be lawful. Under certain circumstances, we may redeem the warrant by paying to the holder cash equal to the difference between the market price of the common stock on the exercise date and the exercise price of the warrant. We will not be required to honor the exercise of warrants if, in the opinion of our board of directors with the advice of counsel, the sale of securities upon exercise would be unlawful.

    The foregoing discussion of material terms and provisions of the warrants is qualified in its entirety by reference to the detailed provisions of the warrant agreement, the form of which has been filed as an exhibit to the Registration Statement of which this prospectus is a part.

    For the life of the warrants, the holders have the opportunity to profit from a rise in the market price of the common stock without assuming the risk of ownership of the shares of common stock underlying the warrants. The warrant holders may be expected to exercise their warrants at a time when we would, in all likelihood, be able to obtain any needed capital by an offering of common stock on terms more favorable than those provided for by the warrants. Furthermore, the terms on which we could obtain additional capital during the life of the warrants may be adversely affected.

OTHER OPTIONS AND WARRANTS

    As of March 31, 1999, we have issued outstanding options to purchase a total of 323,000 shares of our common stock at exercise prices ranging from $1.25 to $1.75. These options are fully exercisable. Options to purchase 130,000 shares of our common stock expire in December 2000 and are subject to proportionate adjustment in the event of an increase or decrease in the number of shares of our common stock outstanding due to a recapitalization, stock split or payment of stock dividends. The remaining options to purchase 193,000 shares of our common stock expire in November 2003.


    As of March 31, 1999, we have issued outstanding warrants to purchase a total of 339,333 shares of our common stock at exercise prices ranging from $1.25 to $11.25. The warrants to purchase 100,000 units issued to Generation Capital Associates in connection with our financing in March 1999, as amended as of the date of this offering, are described in "Management's Discussion and Analysis of Financial Condition and Results of Operations--3Dshopping.com--Liquidity and Capital Resources." For the remaining warrants to purchase 239,333 shares, the exercise price and number of shares are subject to adjustment proportionately for any increase or decrease in the number of shares of our common stock outstanding due to a recapitalization, stock split or the payment of stock dividends.


PREFERRED STOCK

    No shares of preferred stock are outstanding. As of the date of this prospectus, our board of directors has the authority, without further action by the shareholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of the preferred stock, including

    - voting rights,

    - terms of redemption,

    - redemption prices,

    - liquidation preferences,

    - dividend preferences,

    - conversion rights,

    - number of shares constituting any series or

    - the designation of such series.

Although it presently has no intention to do so, our board of directors, without shareholder approval, could issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock. This provision may be deemed to have a potential anti-takeover effect and the issuance of the preferred stock in accordance with such provision may delay or prevent a change of control of 3Dshopping.com.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

    The following discussions set forth material federal income tax consequences under current law applicable generally to purchasers of units who are individual, resident United States taxpayers. The discussion is a summary and does not purport to deal with all aspects of federal taxation that may be applicable to an investor, nor does it consider specific facts and circumstances that may be relevant to a particular investor's tax position. Some holders, such as dealers in securities, insurance companies, tax exempt organizations, foreign persons and those holding common stock or warrants as part of a straddle or hedge transaction, may be subject to special rules that are not addressed in this discussion. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, and on administrative and judicial interpretations as of the date hereof, all of which are subject to change. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THIS OFFERING, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

ALLOCATION OF PURCHASE PRICE

    Each unit as a whole will have a tax basis equal to the cost of the unit. The measure of income or loss from some of the transactions described below depends on the tax basis in each of the warrant and the common stock comprising the unit. The tax basis for each of the warrant and the common stock will be determined by allocating the cost of the unit between the securities that comprise the unit in proportion to the relative fair market values of these elements at the time of acquisition.

EXERCISE AND SALE OF WARRANTS

    No gain or loss will be recognized by a holder of a warrant on the purchase of shares of common stock for cash on an exercise of a warrant, except that gain will be recognized to the extent cash is received in lieu of fractional shares. The tax basis of common stock received upon exercise of a warrant will equal the sum of the holder's tax basis for the exercised warrant and the exercise price. The holding period of the common stock acquired will begin on the date the warrant is exercised and the common stock is purchased. It does not include the period during which the warrant was held.

    Gain or loss from the sale or other disposition of a warrant, or loss in the event the warrant expires unexercised, other than on a redemption by us, will be capital gain or loss to its holder if the common stock to which the warrant relates would have been a capital asset in the hands of such holder. This capital gain or loss will be long-term capital gain or loss if the holder has held the warrant for more than one year at the time of the sale, disposition or lapse. On the redemption of a warrant by us, the holder generally will realize capital gain or loss.

SALE OF COMMON STOCK

    The sale of common stock should generally result in the recognition of gain or loss to the holder in an amount equal to the difference between the amount realized and such holder's tax basis in the common stock. If the common stock constitutes a capital asset in the hands of the holder, gain or loss upon the sale of the common stock will be characterized as long-term or short-term capital gain or loss, depending on whether the common stock has been held for more than one year.

EXPIRATION OF WARRANTS WITHOUT EXERCISE

    If a holder of a warrant allows it to expire without exercise, the expiration will be treated as a sale or exchange of the warrant on the expiration date. The holder will have a loss equal to the amount of such holder's tax basis in the lapsed warrant. If the warrant constitutes a capital asset in the hands of the holder, the loss will be characterized as long-term or short-term capital loss, depending on whether the warrant was held for more than one year.

TRANSFER AGENT, REGISTRAR AND WARRANT AGENT

    Interwest Transfer Company will serve as the Transfer Agent and Registrar for the common stock and warrant agent for the warrants.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Before this offering, our common stock was thinly traded on the NASD OTC Bulletin Board under the symbol "PGRX". Future sales of substantial amounts of common stock in the public market or the prospect of such sales could adversely effect prevailing market prices.


    Upon completion of this offering, 4,655,746 shares of common stock will be outstanding. Of these shares, the 1,000,000 shares issued as part of the units will be freely tradable without restriction under the Securities Act, unless purchased by an "affiliate" of the company, as that term is defined in Rule 144 under the Securities Act. In addition, 2,297,746 shares that were previously issued under Rule 504 under the Securities Act will be freely tradable without restriction. The remaining 1,355,500 shares outstanding after completion of this offering are "restricted securities" or held by "affiliates" as defined in Rule
144. Restricted shares may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration, including an exemption under Rule 144.


    Our company, our directors, officers and shareholders who beneficially own more than five percent of our outstanding common stock all of whom held an aggregate of 1,111,500 shares of common stock on May 1, 1999, have agreed that, for one year following the date of this prospectus, they will not offer, sell, contract to sell or otherwise dispose of any shares of common stock without the consent of Paulson Investment Company, Inc. Officers and directors may make intra-family transfers or transfers to trusts for estate planning purposes. Upon expiration of these agreements, all of these shares will be eligible for immediate resale in the public market subject to the limitations of Rule 144.

    In general under Rule 144, a person, including an "affiliate" of the company, who has beneficially owned restricted shares for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock (approximately 53,957 shares immediately following this offering) or the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. Sales under Rule 144 are subject to manner of sale restrictions, notice requirements and the availability of current public information about us. Rule 144(k) provides that a person who is not an "affiliate" of the issuer at any time during the three months preceding a sale and who has beneficially owned shares for at least two years is entitled to sell those shares at any time without compliance with the public information, volume limitation, manner of sale and notice provisions of Rule 144.

    As of May 19, 1999, immediately exercisable options to purchase 323,000 shares of common stock were outstanding. These options were granted before we adopted our 1999 Stock Option Plan and under written compensation agreements with some of our employees and consultants under the exemption provided by Rule
701. To the extent these options are exercised, the underlying common stock will become freely tradable 90 days after the date of this prospectus subject to the manner of sale requirements of Rule 144.

    We have reserved 1,000,000 shares for issuance upon the exercise of options under our 1999 Stock Option Plan. We intend to file as soon as practicable following completion of this offering a registration statement on Form S-8 under the Securities Act covering these shares of common stock. See "Management--Stock Option Plan." The registration statement will become effective immediately upon filing, whereupon, subject to the satisfaction of applicable exercisability periods, Rule 144 volume limitations applicable to affiliates and, in some cases, the agreements with the representative of the underwriters referred to above, shares of common stock to be issued upon exercise of outstanding options granted pursuant to the Stock Option Plan will be available for immediate resale in the open market. As of the date of this prospectus, 242,940 options have been granted under the 1999 Stock Option Plan.

    As of May 19, 1999, immediately exercisable warrants to purchase 239,333 shares of common stock were outstanding, not including the warrants issued to Generation Capital discussed below. These warrants were issued under written compensation agreements with consultants under the exemption provided by Rule
701. To the extent these warrants are exercised, the underlying common stock will become freely tradable 90 days after the date of this prospectus subject to the manner of sale requirements of Rule 144.


    Generation Capital would receive 100,000 units upon exercise of its warrant. These units will be considered "restricted" under Rule 144. As a result, resales of this stock will need to comply with Rule 144 manner of sale restrictions and notice requirements.


    Some holders of our common stock and warrants to purchase our common stock have registration rights. These people hold 346,000 restricted shares of common stock and immediately exercisable warrants to purchase 239,333 shares of restricted common stock. Under some conditions, these people may request that we register these shares with the Securities and Exchange Commission. Once these shares are registered, they will be freely tradable.

                                  UNDERWRITING

    The underwriters named below for whom Paulson Investment Company, Inc. is acting as representative, have severally agreed, under the terms and conditions of an underwriting agreement with us and the underwriters, to purchase from us, and we have agreed to sell to them, the number of units set forth in the table below at the price set forth on the cover page of this prospectus.


                                                                                                       NUMBER OF
UNDERWRITER                                                                                              UNITS
-----------------------------------------------------------------------------------------------------  ----------
Paulson Investment Company, Inc......................................................................

                                                                                                       ----------
    Total............................................................................................   1,000,000
                                                                                                       ----------
                                                                                                       ----------



    The underwriting agreement provides that the obligations of the underwriters to purchase the units are subject to conditions. If any units are purchased, the underwriters are committed to purchase all of the 1,000,000 units offered by this prospectus, but not the 150,000 units subject to their over-allotment option. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering may be terminated.


    Once the underwriters have purchased the units at the initial public
offering price of $      , less the     % underwriting discount, they will offer
the units to the public at the initial public offering price and to other broker-dealers who are members of the selling group at that price minus a
concession of $    per unit. The underwriters and selling group members may
allow a discount of $    per unit on sales to other broker-dealers, including
the underwriters. After the initial public offering of the units, the public offering price, the concessions to selling group members and the discount to other broker-dealers may be changed by the representative.


    We have granted the underwriters an option, expiring at the close of business 45 days after the date of this prospectus, to purchase up to 150,000 additional units from us on the same terms as apply to the sale of the units set forth above. The underwriters may exercise the option only to cover over-allotments incurred in the sale of the units.


    The representative has informed us that it does not expect the underwriters to confirm sales of units on a discretionary basis.

    The underwriters will receive compensation for their services in the form of an underwriting discount, a nonaccountable expense allowance and warrants to purchase units. The compensation was determined by negotiation between us and the representative within guidelines of the NASD's Rules of Fair Practice, with which all NASD member firms must comply.

    The following table summarizes the discounts and estimated expenses that we will pay to the underwriters:

                                                                                          TOTAL
                                                                             --------------------------------
                                                                              WITHOUT OVER-     WITH OVER-
                                                                 PER UNIT       ALLOTMENT        ALLOTMENT
                                                                -----------  ---------------  ---------------
Underwriting discounts and commissions paid by us (    % of
  the IPO price)..............................................   $              $                $
Nonaccountable expense allowance payable by us (    % of the
  IPO price)..................................................   $              $                $


    We have also agreed to issue to the representative warrants that entitle the
holder to purchase up to 100,000 units at an exercise price of $    per unit.
The NASD values this warrant at 2.75% of the aggregate offering price and includes that value as part of the permissible underwriting compensation. The representative's warrants may not be exercised for at least one year and are not transferable for one year from the date of issuance, except to individuals who are either a partner or an officer of an underwriter, by will or by the laws of descent and distribution. The representative's warrants are not redeemable by us. We have agreed to maintain an effective registration statement with respect to the issuance of the securities underlying the representative's warrants, if necessary, to allow their public resale without restriction, at all times during the period in which the representative's warrants are exercisable, beginning one year after the date of this prospectus. Such securities are being registered on the registration statement of which this prospectus is a part.


    The underwriting agreement provides for indemnification between us and the underwriters against some liabilities, including liabilities under the Securities Act of 1933 and for contribution by us and the underwriters to payments that may be required to be made in respect of those liabilities. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers and controlling persons under the agreement between us and the underwriters, or otherwise, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    We have agreed that, for a period of one year following the completion of this offering, we generally will not offer, sell, contract to sell, grant any option for the sale or otherwise dispose of any of our common stock without the consent of the representative. Our officers, directors and the holders of 5% or more of our outstanding common stock (aggregating 1,111,500 shares) have agreed that for a period of one year following this offering, they will not offer, sell, contract to sell, grant any option for the sale or otherwise dispose of any of our common stock, other than intra-family transfers or transfers to trusts for estate planning purposes, without the consent of the representative, which will not be unreasonably withheld. After the one year period, these persons will give the representative prior notice of sales under Rule 144 for five years from the date of this prospectus.

    We have applied for listing of our common stock and warrants on the Nasdaq National Market. If listing is approved, our common stock will trade under the symbol "DDDS" and our warrants will trade under the symbol "DDDSW."

    Prior to this offering, our common stock has traded on the NASD OTC Bulletin Board and there has been no public market for our warrants. Stock that trades on the OTC Bulletin Board can experience a relatively inactive trading market, or low trading volume, high volatility and/or trading prices that may not bear any reasonable relationship to the financial condition or book value of the company. As a result, the initial public offering of the units will be determined by negotiation between us and the representative. The price may not reflect the market price for our securities following the offering. Among the principal factors that we will consider in determining the initial public offering price are:

    - the information set forth in this prospectus and otherwise available to the representative;

    - market conditions for Internet company public offerings;

    - the history and prospects for the industry in which we compete;

    - our past and present operations;

    - our past and present earnings and current financial condition;

    - the ability of our management;

    - our prospects for future earnings;

    - the present state of our development;

    - the recent market prices of, and the demand for, publicly-traded stock of generally comparable companies;

    - the general condition of the securities markets at the time of this offering; and

    - other relevant factors.

    We can offer no assurances that the initial public offering price will correspond to the price at which the common stock and warrants will trade in the public market subsequent to the offering or that an active trading market for the common stock and warrants will develop and continue after the offering.

    The representative on behalf of the underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

    - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    - Syndicate covering transactions involve purchases of the common stock and warrants in the open market after the distribution has been completed in order to cover syndicate short positions.

    - Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the units originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

    These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock and warrants to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The Nasdaq Stock Market's National Market or otherwise and, if commenced, may be discontinued at any time.

    The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered, excluding the representative's nonaccountable expense allowance, all of which expenses will be paid by the company:


SEC registration fee..............................................................  $  26,229
NASD filing fees..................................................................      9,935
Accounting fees and expenses......................................................    100,000*
Legal fees and expenses...........................................................    175,000*
Printing and related expenses.....................................................    125,000*
Blue sky legal fees and expenses..................................................      5,000*
Transfer agent and expenses.......................................................      2,000*
Miscellaneous expenses............................................................     16,836*
                                                                                    ---------
    Total.........................................................................  $ 460,000*
                                                                                    ---------
                                                                                    ---------


------------------------

*   Estimated expenses

                                 LEGAL MATTERS

    The validity of the securities offered hereby will be passed upon for us by Stoel Rives LLP, Portland, Oregon. Certain legal matters in connection with the offering will be passed upon for the underwriters by Grover T. Wickersham, P.C., Palo Alto, California.

                                    EXPERTS

    The balance sheet as of June 30, 1997 and 1998, and the statements of operations, stockholders' deficit, and cash flows for the eleven months ended June 30, 1997 and the year ended June 30, 1998 for 3Dshopping.com, have been audited by Friedman, Minsk, Cole & Fastovsky, independent certified public accountants, as set forth in their report appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon that report given upon the authority of that firm as experts in accounting and auditing.

    The balance sheets as of December 31, 1997 and 1998, and the statements of operations, retained earnings and cash flows for the years then ended for Design Bas, Incorporated have been audited by Friedman, Minsk, Cole & Fastovsky, independent certified public accountants, as set forth in their report appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon that report given upon the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    We are not a reporting company under the Securities Exchange Act of 1934. We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the units, common stock and warrants. This prospectus omits some information contained in the registration statement and its exhibits, as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, you should review the registration statement and its exhibits, which may be inspected, without charge, at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, NY 10048, and the Kluczynski Federal Building, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the SEC, upon payment of prescribed fees. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information about registrants that file electronically with the SEC, including the registration statement. The address of the SEC's World Wide Web site is HTTP://WWW.SEC.GOV.

    Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, in each instance, reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by that reference.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                           PAGE
                                                                                                         ---------
3DSHOPPING.COM

Report of Independent Certified Public Accountants.....................................................        F-2

Financial Statements:

Balance Sheets as of June 30, 1997, and 1998 and March 31, 1999 (unaudited)............................        F-3

Statements of Operations for the period August 1, 1996 (Inception) through June 30, 1997, for the year ended June 30, 1998, for the period August 1, 1996 (Inception) through June 30, 1998 and for the nine
  months ended March 31, 1998 and 1999 (unaudited).....................................................        F-4

Statements of Shareholders' Equity (Deficit) for the period August 1, 1996 (Inception) through March
  31, 1999 (unaudited).................................................................................        F-5

Statements of Cash Flows for the period August 1, 1996 (Inception) through June 30, 1997, for the year ended June 30, 1998, for the period August 1, 1996 (Inception) through June 30, 1998 and for the nine
  months ended March 31, 1998 and 1999 (unaudited).....................................................        F-6

Notes to Financial Statements..........................................................................     F-7-16

DESIGN BAS, INCORPORATED

Report of Independent Certified Public Accountants.....................................................       F-17

Financial Statements:

Balance Sheets as of December 31, 1997, and 1998 and March 31, 1999 (unaudited)........................       F-18

Statements of Operations and Retained Earnings (Deficit)
  For the years ended December 31, 1997 and December 31, 1998 and for the three months ended March 31,
  1998 and 1999 (unaudited)............................................................................       F-19

Statements of Cash Flows
  For the years ended December 31, 1997 and December 31, 1998 and for the three months ended March 31,
  1998 and 1999 (unaudited)............................................................................       F-20

Notes to Financial Statements..........................................................................    F-21-25

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS......................................................    F-26-29

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

TO THE BOARD OF DIRECTORS
  3DSHOPPING.COM

    We have audited the accompanying Balance Sheets of 3Dshopping.com (a development stage enterprise) as of June 30, 1997 and 1998 and the related Statements of Operations, Shareholders' Deficit, and Cash Flows for the period from August 1, 1996 (Inception) to June 30, 1997, the year ended June 30, 1998 and for the period from August 1, 1996 (Inception) to June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 3Dshopping.com (a development stage enterprise) as of June 30, 1997 and 1998 and the results of its operations and its cash flows for the period from August 1, 1996 (Inception) to June 30, 1997, the year ended June 30, 1998 and from August 1, 1996 (Inception) to June 30, 1998 in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered losses from operations that raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


FRIEDMAN, MINSK, COLE & FASTOVSKY
Los Angeles, California
January 15, 1999, except for Note 9 as to which the date is March 9, 1999 and Note 12 as to which the date is June 28, 1999

                                 3DSHOPPING.COM

                                 BALANCE SHEETS

                                                                         JUNE 30,     JUNE 30,     MARCH 31,
                                                                           1997         1998         1999
                                                                        -----------  -----------  -----------
                                                                                                  (UNAUDITED)
                                             ASSETS

Current assets:
  Cash and cash equivalents...........................................  $   --       $   144,564  $   469,793
  Accounts receivable (net of allowance for doubtful accounts of
    $1,000 in 1999)...................................................          719        4,999       18,736
  Other receivables...................................................      --           --             2,470
  Contracts in progress...............................................      --           --            20,263
  Prepaid expenses....................................................        6,066       13,496        7,112
                                                                        -----------  -----------  -----------
    Total current assets..............................................        6,785      163,059      518,374
  Property and equipment-net..........................................       93,736       66,470      111,625
  Prepaid offering costs..............................................      --           --           211,389
  Goodwill............................................................        2,875      --           --
  Organization costs, net.............................................        1,282      --           --
                                                                        -----------  -----------  -----------
    Total assets......................................................  $   104,678  $   229,529  $   841,388
                                                                        -----------  -----------  -----------
                                                                        -----------  -----------  -----------

                              LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Bank overdraft......................................................  $     2,569  $   --       $   --
  Current maturities of capital lease obligation......................      --           --             5,450
  Notes payable--current..............................................       22,728      260,588      616,024
  Accounts payable and accrued expenses...............................       88,162       64,567      132,481
  Customer deposits...................................................      --             3,000       22,333
                                                                        -----------  -----------  -----------
    Total current liabilities.........................................      113,459      328,155      776,288
  Capital lease obligation............................................      --           --            10,629

Shareholders' equity (deficit):
  Common Stock, no par value:10,000,000 shares authorized: 2,527,333
    (June 30, 1997), 3,191,400 (June 30, 1998), and 3,645,746 (March)
    shares issued and outstanding.....................................    1,940,819    2,997,112    6,124,688
  Stock subscriptions received in advance.............................       39,500      --           --
  Stock subscriptions receivable......................................      (83,375)    (107,400)      (2,500)
  Accumulated deficit.................................................   (1,905,725)  (2,988,338)  (6,067,717)
                                                                        -----------  -----------  -----------
    Total shareholders' equity (deficit)..............................       (8,781)     (98,626)      54,471
                                                                        -----------  -----------  -----------
    Total liabilities and shareholders' equity (deficit)..............  $   104,678  $   229,529  $   841,388
                                                                        -----------  -----------  -----------
                                                                        -----------  -----------  -----------

        The accompanying notes are an integral part of these statements.

                                 3DSHOPPING.COM

                            STATEMENTS OF OPERATIONS

                                                                         AUGUST 1,
                                                                           1996            NINE MONTHS ENDED
                                             YEAR ENDED JUNE 30,        (INCEPTION)            MARCH 31,
                                         ----------------------------   TO JUNE 30,   ---------------------------
                                             1997           1998           1998           1998          1999
                                         -------------  -------------  -------------  ------------  -------------
                                                                                              (UNAUDITED)
Net revenues...........................  $    --        $      18,404   $    18,404   $        644  $      50,311
                                         -------------  -------------  -------------  ------------  -------------
Costs and expenses:
  Sales and marketing..................        973,283        473,665     1,446,948        312,757        652,049
  Research and development.............        294,360        170,259       464,619        162,214        346,131
  General and administrative...........        644,993        460,220     1,105,213        273,969      2,073,491
                                         -------------  -------------  -------------  ------------  -------------
  Total costs and expenses.............      1,912,636      1,104,144     3,016,780        748,940      3,071,671
                                         -------------  -------------  -------------  ------------  -------------
Loss from operations...................     (1,912,636)    (1,085,740)   (2,998,376)      (748,296)    (3,021,360)
Interest expense.......................          3,089         10,373        13,462          5,708         61,269
Other income...........................         10,000         13,500        23,500         13,500          3,250
                                         -------------  -------------  -------------  ------------  -------------
  Net loss.............................  $  (1,905,725) $  (1,082,613)  $(2,988,338)  $   (740,504) $  (3,079,379)
                                         -------------  -------------  -------------  ------------  -------------
                                         -------------  -------------  -------------  ------------  -------------
Net loss per share.....................  $       (0.59) $       (0.28)  $     (0.85)  $      (0.20) $       (0.77)
                                         -------------  -------------  -------------  ------------  -------------
                                         -------------  -------------  -------------  ------------  -------------
Weighted average number of shares used
  in computing net loss per share......      3,210,651      3,823,228     3,530,256      3,774,038      4,024,482
                                         -------------  -------------  -------------  ------------  -------------
                                         -------------  -------------  -------------  ------------  -------------

        The accompanying notes are an integral part of these statements.

                                 3DSHOPPING.COM

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                    COMMON STOCK          STOCK         STOCK
                                               ----------------------  SUBSCRIPTIONS SUBSCRIPTIONS ACCUMULATED
                                                SHARES      AMOUNT      RECEIVABLE    IN ADVANCE     DEFICIT       TOTAL
                                               ---------  -----------  ------------  ------------  ------------  ----------
Sales of Common Stock........................    707,333  $   591,750   $  (83,375)                              $  508,375
Issuance of Common Stock for services........  1,820,000    1,365,000                                             1,365,000
Costs of stock offering......................                 (15,931)                                              (15,931)
Stock subscriptions received in advance......                                         $   39,500                     39,500
Net loss.....................................     --          --            --            --        $(1,905,725) (1,905,725)
                                               ---------  -----------  ------------  ------------  ------------  ----------
Balance at June 30, 1997.....................  2,527,333    1,940,819      (83,375)       39,500    (1,905,725)      (8,781)
Prior stock subscriptions received...........                               83,375                                   83,375
Issuance of Common Stock for services........     53,700      174,972                                               174,972
Sales of Common Stock........................    354,817      494,997     (132,750)      (39,500)                   322,747
Costs of stock offering......................                  (7,500)                                               (7,500)
Net loss.....................................     --          --            --            --          (740,504)    (740,504)
                                               ---------  -----------  ------------  ------------  ------------  ----------
Balance at March 31, 1998 (unaudited)........  2,935,850    2,603,288     (132,750)       --        (2,646,229)    (175,691)
Issuance of Common Stock for services........     15,000       20,630                                                20,630
Sales of Common Stock........................    240,550      269,000       25,350                                  294,350
Costs of stock offering......................                 (21,874)                                              (21,874)
Fair market value of stock options...........                 126,068                                               126,068
Net loss.....................................     --          --            --            --          (342,109)    (342,109)
                                               ---------  -----------  ------------  ------------  ------------  ----------
Balance at June 30, 1998.....................  3,191,400    2,997,112     (107,400)                 (2,988,338)     (98,626)
Stock subscriptions received.................                              107,400                                  107,400
Stock options exercised......................    203,000      574,250       (2,500)                                 571,750
Issuance of Common Stock for services........     25,000      306,250                                               306,250
Exercise of cashless warrants................     30,346                                                             --
Employee stock options.......................               1,629,921                                             1,629,921
Non-employee stock options...................                 354,500                                               354,500
Conversion of notes payable..................    196,000      217,200                                               217,200
Issuance of Common Stock for interest on
  debt.......................................                  45,455                                                45,455
Net loss.....................................     --          --            --            --        (3,079,379)  (3,079,379)
                                               ---------  -----------  ------------  ------------  ------------  ----------
Balance at March 31, 1999 (unaudited)........  3,645,746  $ 6,124,688   $   (2,500)   $   --        $(6,067,717) $   54,471
                                               ---------  -----------  ------------  ------------  ------------  ----------
                                               ---------  -----------  ------------  ------------  ------------  ----------

        The accompanying notes are an integral part of these statements.

                                 3DSHOPPING.COM

                            STATEMENTS OF CASH FLOWS

                                                    YEAR ENDED         AUGUST 1, 1996      NINE MONTHS ENDED
                                                     JUNE 30,            (INCEPTION)           MARCH 31,
                                             ------------------------    TO JUNE 30,    -----------------------
                                                1997         1998           1998           1998        1999
                                             -----------  -----------  ---------------  ----------  -----------
                                                                                              (UNAUDITED)
Cash flows from operating activities:
  Net loss.................................  $(1,905,725) $(1,082,613)  $  (2,988,338)  $ (740,504) $(3,079,379)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
    Depreciation and amortization..........       23,253       43,208          66,461       32,436       37,049
    Gain on sale of assets.................      --            (1,049)         (1,049)      (1,049)     --
    Common Stock issued for services.......    1,365,808      103,213       1,469,021       82,585      --
    Common Stock issued for financing......      --           --             --             --           45,455
    Options and warrants issued for
      services and compensation............      --           218,455         218,455       92,387    2,290,646
  Changes in assets and liabilities:
    Accounts receivable....................         (719)      (4,280)         (4,999)      (3,846)     (16,206)
    Prepaid expenses.......................       (6,066)      (7,430)        (13,496)      (6,185)    (205,005)
    Contracts in progress..................      --           --             --             --          (20,263)
    Customer deposits......................                                                  6,250       19,333
    Accounts payable and other
      liabilities..........................       88,162      (20,595)         67,567       (9,439)      85,114
    Goodwill...............................       (5,306)     --               (5,306)      --          --
    Organization costs.....................       (1,570)     --               (1,570)      --          --
                                             -----------  -----------  ---------------  ----------  -----------
      Net cash used in operating
        activities.........................     (442,163)    (751,091)     (1,193,254)    (547,365)    (843,256)
                                             -----------  -----------  ---------------  ----------  -----------
Cash flows from investing activities:
  Acquisition of property and equipment....     (114,270)     (13,250)       (127,520)      (9,827)     (82,204)
  Proceeds from sale of property...........      --             2,514           2,514        2,514      --
                                             -----------  -----------  ---------------  ----------  -----------
    Net cash used in investing
      activities...........................     (114,270)     (10,736)       (125,006)      (7,313)     (82,204)
                                             -----------  -----------  ---------------  ----------  -----------
Cash flows from financing activities:
  Proceeds from issuance of Common Stock...      547,067      700,474       1,247,541      406,124      679,175
  Costs of issuance of Common Stock........      (15,931)     (29,374)        (45,305)      (7,500)          --
  Proceeds from issuance of debt...........       22,728      237,860         260,588      124,068        5,436
  Proceeds from issuance of debt-bank......      --           --             --             --          550,000
  Capital lease............................      --           --             --             --           17,758
  Repayment of capital lease...............      --           --             --             --           (1,680)
                                             -----------  -----------  ---------------  ----------  -----------
    Net cash provided by financing
      activities...........................      553,864      908,960       1,462,824      522,692    1,250,689
                                             -----------  -----------  ---------------  ----------  -----------
    Net change in cash and cash
      equivalents..........................       (2,569)     147,133         144,564      (31,986)     325,229
Cash and equivalents at beginning of
  period...................................      --            (2,569)       --             (2,569)     144,564
                                             -----------  -----------  ---------------  ----------  -----------
Cash and cash equivalents at end of
  period...................................  $    (2,569) $   144,564   $     144,564   $  (34,555) $   469,793
                                             -----------  -----------  ---------------  ----------  -----------
                                             -----------  -----------  ---------------  ----------  -----------
Cash paid during period for:
  Interest.................................  $     2,980  $     3,001   $       5,981   $    5,708  $    15,814
  Income taxes.............................      --             1,600           1,600          800          800
Noncash financing activities:
  Stock and options issued for services....  $ 1,365,808  $   321,668   $   1,687,476   $  174,972  $ 2,290,646
  Common Stock issued for financing........      --           --             --             --           45,455
  Redemption of notes for stock............      --           --             --             --          217,200

        The accompanying notes are an integral part of these statements.

                                 3DSHOPPING.COM
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

         (INFORMATION RELATING TO MARCH 31, 1998 AND 1999 IS UNAUDITED)

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    THE COMPANY

    3Dshopping.com, formerly Pi Graphix, Inc., (the "Company") commenced operations effective August 1, 1996. The Company was formed to design and develop high end internet applications using 3D modeling software and interactive databases. The company has developed and is beginning to implement and market to e-commerce retailers a Web-based marketing and merchandising system that incorporates sophisticated graphics and other audio-visual features.

    The Company was in the development stage through June 30, 1998 and its efforts through that time were principally devoted to organizational activities, raising capital and research and development efforts.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. The Company depreciates its property and equipment using the straight-line method. The principal useful lives in computing depreciation are as follows:

ASSET                                                                            USEFUL LIFE
------------------------------------------------------------------------------  --------------
Machinery and equipment.......................................................       3-5 Years
Furniture and fixtures........................................................      5-10 Years
Software......................................................................       1-3 Years

    INCOME TAXES

    The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires a company to recognize deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities and operating losses available to offset future taxable income, using enacted tax rates in effect in the years in which the differences are expected to reverse.

    DEVELOPMENT COSTS

    Expenditures during the research and development stage are expensed as incurred. Development costs, including direct labor, incurred subsequent to establishing technological feasibility are capitalized. Development costs for each product are carried on the balance sheet at the lower of unamortized cost or net realizable value.

    ORGANIZATION COSTS

    In accordance with the provisions of Statement of Position 98-5, the Company expensed organization costs in the year ended June 30, 1998. For the year ended June 30, 1997, the Company amortized organization costs by the straight-line method over a five year period. The effect of the change in accounting is not material.

                                 3DSHOPPING.COM
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

         (INFORMATION RELATING TO MARCH 31, 1998 AND 1999 IS UNAUDITED)

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    LOSS PER SHARE OF COMMON STOCK

    The loss per share of common stock is based on the weighted average number of common shares outstanding during the period, in conformance with SFAS Statement 128 issued by the Financial Accounting Standards Board and nominal issuances of potential common shares as required by the Securities and Exchange Commission. Loss per common share assuming dilution has not been presented as the effect would be anti-dilutive.

    CASH EQUIVALENTS

    The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

    REVENUE RECOGNITION

    Revenue for software products is recognized when an arrangement exists, the fee is determinable, collectibility is probable, and delivery has occurred. Revenue from maintenance services is recognized when the service has been performed.

    STOCK-BASED COMPENSATION

    The Company has adopted SFAS Statement 123 for stock-based compensation plans. This statement encourages companies to adopt a fair value approach to valuing stock options that would require compensation cost to be recognized based on the fair value of stock options granted.

    This statement also establishes fair value as the measurement basis for transactions in which an entity acquires goods or services from non-employees in exchange for equity instruments.

    UNAUDITED INTERIM FINANCIAL INFORMATION

    The financial information as of March 31, 1999 and for the nine months ended March 31, 1998 and 1999 is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for fair presentation of the financial position at such dates and the results of operations and cash flows for the periods then ended. Operating results for the nine months ended March 31, 1999 are not necessarily indicative of results that may be expected for the entire year.

                                 3DSHOPPING.COM
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

         (INFORMATION RELATING TO MARCH 31, 1998 AND 1999 IS UNAUDITED)

NOTE 2 GOING CONCERN

    The Company's continued existence is dependent upon its ability to obtain additional debt financing and equity capital until the Company's operations generate positive cash flow.

    Through June 30, 1998 the Company has incurred a net loss of $2,988,338 and has used net cash of $1,193,254 in its operating activities.

    Management believes that the collection of stock subscriptions, additional principal stockholder advances and deposits from customers will enable the Company to meet its obligations until it generates sufficient cash flow from sales.

NOTE 3 COMMON STOCK

    The Company issued 1,820,000 shares of common stock at a price of $0.001 per share on August 15, 1996 to its founders and certain key employees. The difference between the price paid ($0.001) and the estimated value of this stock ($0.75) was reported as compensation expense.

    The Company issued 462,333 shares of common stock at $0.75 per share between August 30, 1996 and November 26, 1996, 245,000 shares of common stock at $1.00 per share between June 24, 1997 and June 27, 1997 for cash, and 36,000 shares at $1.00 per share in exchange for financial and advisory business services. In accordance with recommendation 96-18 of the FASB's Emerging Issues Task Force, the shares issued were recorded over the period of the contract at the then current fair value when the shares were earned.

    The company issued 56,600 shares at $1.25 per share, 233,333 shares at $1.50 per share and 50,000 shares at $1.00 per share for cash, and 32,700 shares for services at $1.19 to $1.88 per share in the year ended June 30, 1998.

    The Company issued 255,434 shares for $1.15 per share from February through June 30, 1998. These shareholders also received warrants to purchase 127,717 additional common shares at $1.50 per share. The warrants expire one year after issue.

NOTE 4 STOCK OPTIONS

    (a) EMPLOYEE OPTIONS

    During the year ended June 30, 1998 the Company granted options to one employee and recognized compensation expense of $15,378 as the options were granted.

                                 3DSHOPPING.COM
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

         (INFORMATION RELATING TO MARCH 31, 1998 AND 1999 IS UNAUDITED)

NOTE 4 STOCK OPTIONS (CONTINUED)
    A summary of the status of the Company's stock options as of June 30, 1998, and changes during the year then ended is as follows:

                                                                               WEIGHTED AVERAGE
                                                                     SHARES     EXERCISE PRICE
                                                                    ---------  -----------------
Outstanding at Beginning of Year..................................     --             --
Granted...........................................................     36,000      $    1.75
Exercised.........................................................     --             --
Forfeited.........................................................     --             --
                                                                    ---------          -----
Outstanding at End of Year........................................     36,000      $    1.75
                                                                    ---------
                                                                    ---------
Options exercisable at year-end...................................     --
Weighted-average fair value of options granted during the year....  $     .43

    The following summarizes information about stock options at June 30, 1998:

                     OPTIONS OUTSTANDING                                OPTIONS EXERCISABLE
-------------------------------------------------------------  --------------------------------------
 RANGE OF                 WEIGHTED-AVERAGE                                        WEIGHTED AVERAGE
 EXERCISE      NUMBER        REMAINING      WEIGHTED-AVERAGE       NUMBER             EXERCISE
  PRICES     OUTSTANDING  CONTRACTUAL LIFE   EXERCISE PRICE      EXERCISABLE            PRICE
-----------  -----------  ----------------  -----------------  ---------------  ---------------------
 $    1.75       36,000       18.5 months       $    1.75            --                  --

    The fair value of the option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for 1998:
Risk-free interest rate of 5.32 to 5.83%: Dividend yield of 0%: Expected life of
2.0 years: and Volatility of 61.4%.

    In July 1997 the directors authorized the adoption of an employee stock option plan a for total of 230,000 shares. 90,000 shares are designated for six named officers/directors/employees. The plan was revised in November 1998 and 225,000 options were granted to employees at that time.

    (b) NON-EMPLOYEE OPTIONS

    During the year ended June 30, 1998 the Company granted options and warrants to certain non-employees and recognized $203,077 of expense as the options were granted.

                                 3DSHOPPING.COM
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

         (INFORMATION RELATING TO MARCH 31, 1998 AND 1999 IS UNAUDITED)

NOTE 4 STOCK OPTIONS (CONTINUED)
    A summary of the status of the Company's stock options and warrants as of June 30, 1998, and changes during the year then ended is as follows:

                                                                              WEIGHTED AVERAGE
                                                                    SHARES     EXERCISE PRICE
                                                                   ---------  -----------------
Outstanding at Beginning of Year.................................     --             --
Granted..........................................................    497,717      $    1.85
Exercised........................................................     --             --
Forfeited........................................................     --             --
                                                                   ---------          -----
Outstanding at End of Year.......................................    497,717      $    1.85
                                                                   ---------
                                                                   ---------
Options and warrants excisable at year year-end..................    497,717
Weighted-average fair value of options granted during the year...  $     .41

    The following summarizes information about non-employee stock options and warrants at June 30, 1998:

              OPTIONS AND WARRANTS OUTSTANDING                      OPTIONS EXERCISABLE
-------------------------------------------------------------  ------------------------------
 RANGE OF                 WEIGHTED-AVERAGE                                  WEIGHTED AVERAGE
 EXERCISE      NUMBER        REMAINING      WEIGHTED-AVERAGE     NUMBER         EXERCISE
  PRICES     OUTSTANDING  CONTRACTUAL LIFE   EXERCISE PRICE    EXERCISABLE        PRICE
-----------  -----------  ----------------  -----------------  -----------  -----------------
$1.25-3.00      497,717       23.4 months       $    1.85         370,000       $    1.45

    The fair value of the option or warrant grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for 1998: Risk-free interest rate of 5.32% to 5.45%: Dividend yield of 0%: Expected life of .67 to 2.4 years: and Volatility of 61.4%.

    Stock Options and Warrant activity during the nine months ended March 31, 1999 is summarized as follows:

                                                                                   WEIGHTED
                                                                     NUMBER         AVERAGE
                                                                   OUTSTANDING  EXERCISE PRICE
                                                                   -----------  ---------------
Balance at June 30, 1998.........................................     533,717      $    1.84
  Granted........................................................     270,000           2.33
  Exercised......................................................     (97,384)          3.06
                                                                   -----------         -----
Balance at March 31,1999.........................................     706,333      $    1.86
                                                                   -----------
                                                                   -----------

                                 3DSHOPPING.COM
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

         (INFORMATION RELATING TO MARCH 31, 1998 AND 1999 IS UNAUDITED)

NOTE 5 INCOME TAXES

    Deferred tax assets are comprised of the following:

                                                                  JUNE 30, 1997  JUNE 30, 1998
                                                                  -------------  -------------
Federal net operating loss......................................   $   116,500    $   306,250
State net operating loss........................................        47,000        123,500
R & D credit carryforward.......................................        21,000         47,250
Property and equipment..........................................         1,000          2,500
Stock Compensation..............................................       --               4,500
Other...........................................................       --                 250
                                                                  -------------  -------------
                                                                       185,500        484,250
Less valuation allowance........................................      (185,500)      (484,250)
                                                                  -------------  -------------
Net deferred tax asset..........................................   $         0    $         0
                                                                  -------------  -------------
                                                                  -------------  -------------

    The valuation allowance increased by $185,500, $298,750 and $484,250 in the period from August 1, 1996 to June 30, 1997,the year ended June 30, 1998, and the period from August 1, 1996 to June 30, 1998, respectively.

    At June 30, 1998 the Company has incurred loss carryforwards for income tax purposes and earned research and development credits which expire as follows:

                                                                            FEDERAL      STATE
                                                                           ----------  ----------
NET OPERATING LOSSES
  Expiring....................................................       2002              $  531,000
                                                                     2003                 865,000
                                                                     2012  $  518,000
                                                                     2013     858,000

RESEARCH AND DEVELOPMENT CREDITS
  Expiring....................................................       2012      17,000       3,800
                                                                     2013      17,000       9,400

    The principal difference between the loss for financial statement and tax purposes is that approximately $182,000 and $1,363,000 compensation expense from the issuance of shares in 1998 and 1997, respectively (see Note 3) is not recognized as an expense for income tax purposes.

    The Internal Revenue Code contains provisions which may limit the loss carryforwards available if significant changes in stockholder ownership of the Company occur.

                                 3DSHOPPING.COM
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

         (INFORMATION RELATING TO MARCH 31, 1998 AND 1999 IS UNAUDITED)

NOTE 6 NOTES PAYABLE

    Notes payable at June 30, 1998 is comprised of:

Note dated June 8, 1998 due December 8, 1998 with interest at 10%
  per annum. Convertible to common stock at $1.25 per share.......  $ 100,000
Note dated November 27, 1997 due May 22, 1998 with interest at 10%
  per annum. Convertible to common stock at $1.00 per share.......    100,000
                                                                    ---------
                                                                    $ 200,000
                                                                    ---------
                                                                    ---------

    The notes were not paid when due and continue earning interest at 18% until paid.

NOTE 7 RELATED PARTY TRANSACTIONS

    The Company acquired the property and equipment and certain other prepaid assets and assumed certain payroll and other liabilities of Samuel Hamann Graphix, Inc. ("Hamann") from the Company's principal shareholder/president for $18,500.

    The purchase price was allocated to the tangible assets at their original cost, with the balance ($5,306) attributed to goodwill which was amortized over two years.

    Hamann, a Public Company, was a Development Stage Corporation which had been in existence for approximately one year. A founder and principal shareholder of the Company was the principal shareholder of Hamann.

    The principal shareholder and a minor shareholder have advanced funds (including the $18,500 above) to the Company, at 7% per annum interest, which the Company has partially repaid. A director and minor shareholder has received consulting fees from the Company.

                                                                            AUGUST 1, 1996
                                                                              (INCEPTION)
                                                                              TO JUNE 30,
                                                           YEAR ENDED    ---------------------
                                                          JUNE 30, 1998    1997        1998
                                                          -------------  ---------  ----------
Advances by Shareholders................................   $   108,860   $  69,823  $  178,683
Repayment to Shareholders...............................        71,000      47,095     118,095
Interest on Advances....................................         2,427       2,972       5,399
Consulting Fees Paid....................................       --           60,540      60,540

    The balance due on the advances was $22,728 and $60,588 at June 30, 1997 and 1998, respectively.

                                 3DSHOPPING.COM
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

         (INFORMATION RELATING TO MARCH 31, 1998 AND 1999 IS UNAUDITED)

NOTE 8 PROPERTY AND EQUIPMENT

    Property and Equipment is comprised of:

                                                              JUNE 30,
                                                        ---------------------
                                                          1997        1998     MARCH 31, 1999
                                                        ---------  ----------  --------------
Machinery and Equipment...............................  $  62,527  $   69,779    $  103,313
Furniture and Fixtures................................     14,280      17,057        35,007
Software..............................................     12,463      38,173        51,135
Leased computers......................................     --          --            17,758
                                                        ---------  ----------  --------------
                                                           89,270     125,009       207,213
Accumulated Depreciation..............................     20,534      58,539        95,588
                                                        ---------  ----------  --------------
Net...................................................  $  68,736  $   66,470    $  111,625
                                                        ---------  ----------  --------------
                                                        ---------  ----------  --------------

NOTE 9 COMMITMENTS AND CONTINGENT LIABILITIES

    LEASES

    The Company leases its office facilities under an operating lease, which expires May 31, 1999. Future minimum annual lease payments, as of June 30, 1998, were as follows:

YEAR ENDING
---------------------------------------------------------------
June 30, 1999..................................................  $  31,845
                                                                 ---------
Total..........................................................  $  31,845
                                                                 ---------
                                                                 ---------

    The monthly rent includes a standard charge for utilities. Rent expense for the period from August 1, 1996 through June 30, 1997 the year ended June 30, 1998, and the period from August 1, 1998 through June 30, 1998 amounted to $28,870, $35,325 and $64,195, respectively.

    Rent expense for the nine months ended March 31, 1998 and 1999 amounted to $19,350 and $22,235, respectively.

    INSURANCE

    The Company did not have workers compensation insurance from April 9, 1998 to June 30, 1998 and was not covered for risks formerly covered by this policy. The policy was renewed effective July 1, 1998.

                                 3DSHOPPING.COM
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

         (INFORMATION RELATING TO MARCH 31, 1998 AND 1999 IS UNAUDITED)

NOTE 10 LOSS PER SHARE

    The loss per common share is determined by dividing the net loss for the period by the weighted average number of common shares outstanding during the period.

                                                                        AUGUST 1,                     AUGUST 1,
                                                                          1996                          1996
                                                                       (INCEPTION)                   (INCEPTION)
                                                                           TO         YEAR ENDED         TO
                                                                      JUNE 30, 1997  JUNE 30, 1998  JUNE 30, 1998
                                                                      -------------  -------------  -------------
Common Stock
Outstanding Beginning of Period(1)..................................             0      2,432,666              0
  Issued during the period(1).......................................     2,432,666        687,134      3,119,800
                                                                      -------------  -------------  -------------
  End of the Period(1)..............................................     2,432,666      3,119,800      3,119,800
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Nominal Issuances...................................................     1,064,233      1,064,233      1,064,233
Weighted Average number of shares...................................     3,210,651      3,823,228      3,530,256

------------------------

(1) net of stock subscriptions

    The Securities and Exchange Commission requires nominal issuances of potential common shares issued within one year prior to the Initial Public Offering filing date to be included in earnings per share calculations as if outstanding for all periods presented. These calculations include all such shares.

    Loss per common share assuming dilution has not been presented as the result would have been anti-dilutive.

    The following securities, which were not included because the result would have been anti-dilutive, could potentially dilute earnings per share in the future:

                                                                                                            SHARES
                                                                                                           ---------
Stock warrants...........................................................................................     65,217

                                 3DSHOPPING.COM
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

         (INFORMATION RELATING TO MARCH 31, 1998 AND 1999 IS UNAUDITED)

NOTE 11 FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of financial instruments for which a fair value can be determined are as follows. Fair value approximates carrying amount because of the short term maturity of these instruments:

                                                            JUNE 30, 1997         JUNE 30, 1998
                                                         --------------------  --------------------
                                                         CARRYING     FAIR     CARRYING     FAIR
                                                          AMOUNT      VALUE     AMOUNT      VALUE
                                                         ---------  ---------  ---------  ---------
Financial Assets
  Cash.................................................  $  --      $  --      $ 144,564  $ 144,564
  Other receivable.....................................        719        719      3,176      3,176
  Accounts Receivable..................................     --         --          1,823      1,823
Financial Liabilities
  Bank overdraft.......................................      2,569      2,569     --         --
  Accounts payable and accrued expenses................     88,162     88,162     67,567     67,567
  Shareholder loan.....................................     22,728     22,728     60,588     60,588
  Notes payable........................................     --         --        200,000    200,000

NOTE 12 SUBSEQUENT EVENTS

    Effective March 10, 1999 the Company amended its Articles of Incorporation to change the Company's name to 3Dshopping.com, authorize 5,000,000 shares of a class of Preferred Stock, and to eliminate the par value of its Common Stock.

    In addition, effective February 21, 1999, the Company approved the adoption of a Stock Option Plan and reserved 1,000,000 shares of Common Stock for issuance under the plan.

    In February 1999 the noteholders converted notes payable of $200,000 and accrued interest of $17,200 into 196,000 shares of Common Stock at $1 and $1.15 per share.


    In March 1999 the Company received a bridge loan in the form of $500,000 of unsecured promissory notes due August 31, 1999 with interest at 9%. If not paid the notes become new notes convertible into the Company's Common Stock. The noteholders also received warrants to acquire $2,000,000 of the Company's Common Stock for $1,500,000. The $500,000 difference between the value of the stock and the consideration to be paid will be accounted for as additional finance charges for this loan and will be amortized over the period of the loan. $45,455 is included in interest expense for the nine months ended March 31, 1999. Under an amendment dated June 28, 1999 to the agreement, should a public offering become effective on or before October 31, 1999, the right to receive warrants shall be replaced by 100,000 units exercisable at 90% of the initial public offering price.


    The Company acquired the operating assets and liabilities of Design Bas, Incorporated effective April 1, 1999 for 10,000 shares of the Company's common stock. The assets and liabilities acquired will be valued at their fair values at the acquisition date. The difference between these values and the value of the stock issued will be assigned to goodwill. The preliminary calculation would allocate $153,975 to goodwill to be amortized over three years. The actual amount and amortization period may differ, depending on the final allocation of the total consideration.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
Design Bas, Incorporated

    We have audited the accompanying Balance Sheets of Design Bas, Incorporated as of December 31, 1997 and December 31, 1998 and the related Statements of Operations, Retained Earnings, and Cash Flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As more fully described in Note 4 to the financial statements, property and equipment acquired from shareholders has been valued at the price paid to the shareholders. In our opinion, purchases of property and equipment from controlling shareholders are required to be recorded at historical cost. The effects on the financial statements of the preceding practice are not reasonably determinable.

    In our opinion, except for the effects of the matters discussed in the preceding paragraph, the financial statements referred to above present fairly, in all material respects, the financial position of Design Bas, Incorporated as of December 31, 1997 and December 31, 1998 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

FRIEDMAN, MINSK, COLE & FASTOVSKY
Los Angeles, California
April 20, 1999

                            DESIGN BAS INCORPORATED

                                 BALANCE SHEETS

                                                                          DECEMBER 31,  DECEMBER 31,
                                                                              1997          1998
                                                                          ------------  ------------   MARCH 31,
                                                                                                         1999
                                                                                                      -----------
                                                                                                      (UNAUDITED)
                                               ASSETS

Current assets:
  Cash and cash equivalents.............................................   $   44,661    $   52,018    $  (1,795)
  Accounts receivable...................................................       89,494        54,194       97,113
  Bad debt reserve......................................................       --            (5,786)      (5,786)
  Accounts receivable-shareholder.......................................       --             5,875       --
  Contracts in progress.................................................       11,801         2,300       17,249
  Prepaid expenses......................................................        2,366         6,236        3,848
                                                                          ------------  ------------  -----------
    Total current assets................................................      148,322       114,837      110,629
  Advance-related party.................................................       --            66,783       66,783
  Property and equipment-net............................................       49,270        35,721       30,663
                                                                          ------------  ------------  -----------
    Total assets........................................................   $  197,592    $  217,341    $ 208,075
                                                                          ------------  ------------  -----------
                                                                          ------------  ------------  -----------

                                LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Bank credit line......................................................   $   27,500    $   45,000       39,000
  Current portion of capital lease obligation...........................        1,970         6,619        7,121
  Current portion of long-term debt.....................................        3,968         2,829        1,772
  Accounts payable......................................................       44,040        86,987       93,473
  Accrued expenses and other current liabilities........................       27,221        34,571       35,984
  Loan payable..........................................................       --            --           25,000
  Income taxes payable..................................................        1,500         1,500        1,500
  Customer deposits.....................................................       69,804        --           --
                                                                          ------------  ------------  -----------
    Total current liabilities...........................................      176,003       177,506      203,850
Long-term liabilities:
  Capital lease obligation (less current portion).......................        3,260         7,021        5,075
  Long-term debt (less current portion).................................        2,829        --           --
                                                                          ------------  ------------  -----------
    Total long-term liabilities.........................................        6,089         7,021        5,075
Shareholders' equity (deficit):
  Common Stock, no par value:
    1,000 shares authorized, issued and outstanding.....................        5,000         5,000        5,000
  Additional paid in capital............................................       25,000        25,000       25,000
  Retained earnings (deficit)...........................................      (14,500)        2,814      (30,850)
                                                                          ------------  ------------  -----------
    Total shareholders' equity (deficit)................................       15,500        32,814         (850)
                                                                          ------------  ------------  -----------
    Total liabilities and shareholders' equity (deficit)................   $  197,592    $  217,341    $ 208,075
                                                                          ------------  ------------  -----------
                                                                          ------------  ------------  -----------

        The accompanying notes are an integral part of these statements.

                            DESIGN BAS, INCORPORATED

            STATEMENTS OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)

                                                                     YEAR ENDED             THREE MONTHS ENDED
                                                                    DECEMBER 31,                MARCH 31,
                                                             --------------------------  ------------------------
                                                                 1997          1998         1998         1999
                                                             ------------  ------------  -----------  -----------
                                                                                               (UNAUDITED)
Revenues...................................................  $  1,342,500  $  2,228,298  $   459,331   $ 231,574
Cost of sales..............................................       816,437     1,638,251      397,530     123,260
                                                             ------------  ------------  -----------  -----------
Gross profit...............................................       526,063       590,047       61,801     108,314
                                                             ------------  ------------  -----------  -----------
Costs and expenses:
  General and administrative...............................       450,347       567,200      149,241     137,896
                                                             ------------  ------------  -----------  -----------
  Total costs and expenses.................................       450,347       567,200      149,241     137,896
                                                             ------------  ------------  -----------  -----------
Income (loss) from operations..............................        75,716        22,847      (87,440)    (29,582)
Interest expense...........................................         2,989         4,733          661       4,082
                                                             ------------  ------------  -----------  -----------
  Income before income taxes...............................        72,727        18,114      (88,101)    (33,664)
  Income taxes.............................................         1,500           800      --           --
                                                             ------------  ------------  -----------  -----------
  Net income (loss)........................................  $     71,227  $     17,314  $   (88,101)  $ (33,664)
                                                             ------------  ------------  -----------  -----------
Retained earnings (deficit), beginning.....................       (85,727)      (14,500)     (14,500)      2,814
                                                             ------------  ------------  -----------  -----------
Retained earnings (deficit), ending........................  $    (14,500) $      2,814  $  (102,601)  $ (30,850)
                                                             ------------  ------------  -----------  -----------
                                                             ------------  ------------  -----------  -----------

        The accompanying notes are an integral part of these statements.

                            DESIGN BAS, INCORPORATED

                            STATEMENTS OF CASH FLOWS

                                                              YEAR ENDED        THREE MONTHS ENDED
                                                             DECEMBER 31,           MARCH 31,
                                                         --------------------  --------------------
                                                           1997       1998       1998       1999
                                                         ---------  ---------  ---------  ---------
                                                                                   (UNAUDITED)
Cash flows from operating activities:
Net income (loss)......................................  $  71,227  $  17,314  $ (88,101) $ (33,664)
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
  Depreciation and amortization........................     23,093     26,001      6,199      5,058
  Bad debt reserve.....................................     --          5,786     --         --
Changes in assets and liabilities:
  Accounts receivable..................................    (41,840)    35,300     31,050    (42,919)
  Accounts receivable-shareholders.....................     --         (5,875)    --          5,875
  Prepaid expenses.....................................     (2,366)    (3,870)       861      2,388
  Contracts in progress................................     83,535      9,501    (74,087)   (14,949)
  Advances to related party............................     --        (66,783)   (25,000)    --
  Accounts payable and other liabilities...............    (41,414)    50,297    126,084      7,899
  Customer deposits....................................    (63,194)   (69,804)    30,314     --
                                                         ---------  ---------  ---------  ---------
    Net cash provided by (used in) operating
      activities.......................................     29,041     (2,133)     7,320    (70,312)
                                                         ---------  ---------  ---------  ---------
Cash flows from investing activities:
  Acquisition of property and equipment................     (6,354)   (12,453)    (6,498)    --
                                                         ---------  ---------  ---------  ---------
    Net cash used in investing activities..............     (6,354)   (12,453)    (6,498)    --
                                                         ---------  ---------  ---------  ---------
Cash flows from financing activities:
  Financing to acquire assets..........................      6,354     12,453      6,498     --
  Repayment of shareholder loans.......................    (37,141)    --         --         --
  Advances from credit line-net........................     27,500     17,500    (22,538)    (6,000)
  Loan received........................................     --         --         --         25,000
  Payments on financing to acquire assets..............     (4,694)    (8,010)    (1,412)    (2,501)
                                                         ---------  ---------  ---------  ---------
    Net cash provided by (used in) financing
      activities.......................................     (7,981)    21,943    (17,452)    16,499
                                                         ---------  ---------  ---------  ---------
    Net change in cash and cash equivalents............     14,706      7,357    (16,630)   (53,813)
Cash and equivalents at beginning of period............     29,955     44,661     44,661     52,018
                                                         ---------  ---------  ---------  ---------
Cash and cash equivalents at end of period.............  $  44,661  $  52,018  $  28,031  $  (1,795)
                                                         ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------
Cash paid during year for:
  Interest.............................................  $   2,989  $   4,733  $     661  $   4,082
  Income taxes.........................................      1,948        800      1,500     --

        The accompanying notes are an integral part of these statements.

                            Design Bas, Incorporated
                         NOTES TO FINANCIAL STATEMENTS
         (Information relating to March 31, 1998 and 1999 is unaudited)

NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

    Design Bas, Incorporated, (the "Company") commenced operations effective January 1, 1996. The Company's office and studio facilities are located in North Hollywood, California. The Company designs and produces print advertising direct mail catalogs, brochures and other printed advertising materials for department stores and apparel retailers, principally on the West Coast.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. (See Note 4). The Company depreciates its property and equipment using the straight-line method. The principal useful lives in computing depreciation are as follows:

ASSET                                                                             USEFUL LIFE
--------------------------------------------------------------------------------  ------------
Machinery and equipment.........................................................     3-5 Years
Furniture and fixtures..........................................................    5-10 Years
Software........................................................................     1-3 Years

INCOME TAXES

    The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires a company to recognize deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities and operating losses available to offset future taxable income, using enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred taxes are not material.

    The shareholders have elected that the Company be taxed as an S corporation, effective January 1, 1996.

    The income taxes for the years ended December 31, 1997 and 1998 and the three months ended March 31, 1998 and 1999 represent California franchise tax at a rate of 1.5% for S corporations. No provision has been made for Federal income taxes, as the income is taxable to the individual shareholders.

MAJOR CUSTOMERS / SUPPLIERS

    The Company's customers are located primarily on the West Coast. For the year ended December 31, 1997, sales to two customers amounted to 19% and 45% of total sales. For the year ended December 31, 1998, sales to three customers amounted to 19%, 11%, and 58% of total sales. During late 1998 the customer who accounted for 58% of sales was acquired by the customer who accounted for 19% of sales. The 11% customer has suspended operations. One supplier accounted for 13% of cost of sales for 1998. Loss of this supplier or these customers could have an adverse effect upon the Company's operations.

                            DESIGN BAS, INCORPORATED
                         NOTES TO FINANCIAL STATEMENTS
         (INFORMATION RELATING TO MARCH 31, 1998 AND 1999 IS UNAUDITED)

NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

    The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

REVENUE RECOGNITION

    Revenue is recognized upon completion of the project. On certain projects the Company receives progress payments. Payments received prior to completion are reported as customer deposits. Costs incurred prior to completion are reported as contracts in progress.

UNAUDITED INTERIM FINANCIAL INFORMATION

    The financial information as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for fair presentation of the financial position at such dates and the results of operations and cash flows for the periods then ended. Operating results for the three months ended March 31, 1999 are not necessarily indicative of results that may be expected for the entire year.

NOTE 2  CONCENTRATIONS OF RISK

    Credit risk for trade accounts receivable is concentrated as substantially all of the balances are receivable from customers in one industry located in one geographic region. The Company, generally, requires no collateral from its customers. 100% of trade accounts receivable at December 31, 1997 are due from two customers; 100% of trade accounts receivable at December 31, 1998 are due from two customers; 79% of accounts receivable at March 31, 1999 are due from two customers.

NOTE 3  RELATED PARTY TRANSACTIONS

    During 1996, the two principal shareholders made non-interest bearing advances to the Company which the Company repaid by December 31, 1997 (See Note
4).

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1997       1998
                                                                           ---------  ---------
Advances to Shareholders.................................................  $  --      $   5,875
Repayment to Shareholders................................................     37,141     --

    Commencing on July 1, 1998 the Company began renting its premises on a month to month basis from 10859 Burbank LLC, a company owned by the two shareholders of Design Bas, Incorporated.

                            DESIGN BAS, INCORPORATED
                         NOTES TO FINANCIAL STATEMENTS
         (INFORMATION RELATING TO MARCH 31, 1998 AND 1999 IS UNAUDITED)

NOTE 3  RELATED PARTY TRANSACTIONS (CONTINUED)
Rent expense for the period July 1, 1998 to December 31, 1998 amounted to $22,523. In addition the Company paid property taxes of $3,364 and repair expenses of $7,436 related to this property. Rent expense for the three months ended March 31, 1999 amounted to $10,899.

    During 1998, the Company advanced $5,875 to a shareholder/officer. These advances were repaid in 1999.

    During 1998 the Company made non-interest bearing advances of $66,783 to 10859 Burbank LLC which was used principally as the downpayment on the building the Company is currently leasing. There is no fixed repayment plan under the terms of the agreement.

NOTE 4  PROPERTY AND EQUIPMENT

    Property and Equipment is comprised of:

                                                            DECEMBER 31,
                                                        ---------------------
                                                          1997        1998     MARCH 31, 1999
                                                        ---------  ----------  --------------
Machinery and equipment...............................  $  32,260  $   32,260    $   32,260
Furniture and fixtures................................     33,884      33,884        33,884
Leased computers......................................      6,354      18,806        18,806
Props and library.....................................     18,900      18,900        18,900
                                                        ---------  ----------  --------------
                                                           91,398     103,850       103,850
Accumulated depreciation..............................     42,128      68,129        73,187
                                                        ---------  ----------  --------------
Net...................................................  $  49,270  $   35,721    $   30,663
                                                        ---------  ----------  --------------
                                                        ---------  ----------  --------------

    The Company purchased property and equipment for $54,632 and materials, supplies, and props for $36,030 from the two shareholders at the inception of the company for non-interest bearing advances. These assets were acquired at values determined by the shareholders.

NOTE 5  CAPITAL LEASE OBLIGATIONS

    The Company leases computers under long term capital leases. The leases bear interest ranging from 20% to 29% per annum with current monthly payments of $911 expiring April 1999 through February 2001.

                                                                    DECEMBER 31,
                                                                --------------------   MARCH 31,
                                                                  1997       1998        1999
                                                                ---------  ---------  -----------
Capital lease obligations-current.............................  $   1,970  $   6,619   $   7,121
Capital lease obligations-non-current.........................      3,260      7,021       5,075
                                                                ---------  ---------  -----------
                                                                $   5,230  $  13,640   $  12,196
                                                                ---------  ---------  -----------
                                                                ---------  ---------  -----------

                            DESIGN BAS, INCORPORATED
                         NOTES TO FINANCIAL STATEMENTS
         (INFORMATION RELATING TO MARCH 31, 1998 AND 1999 IS UNAUDITED)

NOTE 5  CAPITAL LEASE OBLIGATIONS (CONTINUED)
    The future annual lease payments are as follows:

Year Ending:

December 31, 1999..................................................  $  10,929
             2000..................................................      8,022
             2001..................................................        485
                                                                     ---------
Total lease payments...............................................     19,436
Less amount representing interest..................................      5,796
                                                                     ---------
Total obligation under capital lease...............................  $  13,640
                                                                     ---------
                                                                     ---------

    Depreciation of these assets for the year ended December 31, 1997 and December 31, 1998 and the three months ended March 31, 1998 and 1999 totaled $5,337, $8,245, $1,760 and $2,527, respectively, and is included in depreciation expense.

NOTE 6  SHORT-TERM BORROWINGS

    The Company obtained a revolving line of credit in 1996 ($65,000 at December 31, 1998) with annual interest of 11% at December 31, 1997 and 10.25% at December 31, 1998. Minimum monthly interest payments are calculated on the average daily balance and are due currently. The outstanding principal balances at December 31, 1997 and December 31, 1998 were $27,500 and $45,000, respectively. The loan is guaranteed by each of the shareholders for $65,000 and is collateralized by the assets of the Company to a maximum of $65,000.

NOTE 7  LONG-TERM DEBT

    Long-term debt at December 31, 1997 and 1998 and March 31, 1999 consists of the following:

                                                                     DECEMBER 31,
                                                                 --------------------   MARCH 31,
                                                                   1997       1998        1999
                                                                 ---------  ---------  -----------
Computer Equipment Purchase Agreement with annual interest rate
  of 10.75%, due September 29, 1999............................  $   6,797  $   2,829   $   1,772
Less current maturities........................................      3,968      2,829       1,772
                                                                 ---------  ---------  -----------
Total..........................................................  $   2,829  $  --       $  --
                                                                 ---------  ---------  -----------
                                                                 ---------  ---------  -----------

    Under terms of the agreement, the Company granted a security interest in the computer equipment purchased as collateral.

NOTE 8  COMMITMENTS AND CONTINGENT LIABILITIES

LEASES

    The Company leased its office and production facilities under an operating lease which expired June 30, 1998. Commencing July 1, 1998, the Company began renting its office and production facilities from a related party on a month to month basis (see Note 3).

                            DESIGN BAS, INCORPORATED
                         NOTES TO FINANCIAL STATEMENTS
         (INFORMATION RELATING TO MARCH 31, 1998 AND 1999 IS UNAUDITED)

NOTE 8  COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)
    Rent expense for the years ended December 31, 1997 and 1998 and the three months ended March 31, 1998 and 1999 amounted to $37,800 and $41,423, and $9,450 and $10,899, respectively.

INSURANCE

    An insurance policy for workers' compensation insurance was acquired effective June 13, 1997. The Company did not have workers' compensation insurance from January 1, 1996 to June 12, 1997 and was not insured for risks covered by this policy.

NOTE 9  SUBSEQUENT EVENTS

    The Company has signed a letter of intent to sell principally all its assets and liabilities to 3Dshopping.com effective April 1, 1999. The purchase price will be 10,000 shares of 3Dshopping.com.

    On March 1, 1999 a former employee loaned $25,000 to the Company, at 12% per annum, with interest and principal due June 1, 1999. The loan is secured by outstanding accounts receivable.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    The unaudited pro forma combined balance sheet data at March 31, 1999 presents adjustments for our acquisition of the assets and liabilities of Design Bas, Incorporated for stock, as if we had acquired these assets and liabilities at that date. The data presents the pro forma combined balance sheet of 3Dshopping.com and Design Bas, Incorporated.

    The unaudited pro forma combined statements of operations data for the year ended June 30, 1998 and the nine months ended March 31, 1999 presents adjustments for our acquisition of the assets and liabilities of Design Bas, Incorporated for stock, as if we had acquired these assets and liabilities at the beginning of the respective periods. The data presents the pro forma combined statements of operations of 3Dshopping.com and Design Bas, Incorporated.

    In the opinion of management, all adjustments have been made that are necessary to present fairly the pro forma data.

                  3DSHOPPING.COM AND DESIGN BAS, INCORPORATED
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 MARCH 31, 1999

                                                                                              3DSHOPPING.COM
                                                  3DSHOPPING.COM   DESIGN BAS,    PRO FORMA      PRO FORMA
                                                    AS REPORTED    INCORPORATED  ADJUSTMENTS     COMBINED
                                                  ---------------  ------------  -----------  ---------------
ASSETS
Current assets:
  Cash and cash equivalents.....................   $     469,793    $   (1,795)   $  --        $     467,998
  Accounts receivable...........................          18,736        91,327       --              110,063
  Other receivables.............................           2,470        --           --                2,470
  Contracts in progress.........................          20,263        17,249       --               37,512
  Prepaid expenses..............................           7,112         3,848       --               10,960
                                                  ---------------  ------------  -----------  ---------------
    Total current assets........................         518,374       110,629       --              629,003
Advance-related party...........................        --              66,783       --               66,783
Property and equipment-net......................         111,625        30,663       --              142,288
Prepaid offering costs..........................         211,389        --           --              211,389
Goodwill........................................        --              --          153,975(1)        153,975
                                                  ---------------  ------------  -----------  ---------------
    Total assets................................   $     841,388    $  208,075    $ 153,975    $   1,203,438
                                                  ---------------  ------------  -----------  ---------------
                                                  ---------------  ------------  -----------  ---------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Bank credit line..............................   $    --          $   39,000    $  --        $      39,000
  Current portion of capital lease obligation...           5,450         7,121       --               12,571
  Current portion of long-term debt.............        --               1,772       --                1,772
  Loan payable..................................        --              25,000       --               25,000
  Notes payable-current.........................         616,024        --           --              616,024
  Accounts payable and accrued expenses.........         132,481       129,457       --              261,938
  Income taxes payable..........................        --               1,500       --                1,500
  Customer deposits.............................          22,333        --           --               22,333
                                                  ---------------  ------------  -----------  ---------------
    Total current liabilities...................         776,288       203,850       --              980,138

Long-term liabilities:
  Capital lease obligation (less current portion
    included above).............................          10,629         5,075       --               15,704

Shareholders' equity:
  Common Stock: 3,645,746 (As Reported) and
    3,655,746 (Pro Forma).......................       6,124,688         5,000      153,125(1)
                                                                                     (5,000)       6,277,813
  Additional paid in capital....................        --              25,000      (25,000)        --
  Stock subscriptions receivable................          (2,500)       --           --               (2,500)
  Accumulated earnings (deficit)................      (6,067,717)      (30,850)      30,850       (6,067,717)
                                                  ---------------  ------------  -----------  ---------------
    Total shareholders' equity (deficit)........          54,471          (850)     153,975          207,596
                                                  ---------------  ------------  -----------  ---------------
    Total liabilities and shareholders'
      equity....................................   $     841,388    $  208,075    $ 153,975    $   1,203,438
                                                  ---------------  ------------  -----------  ---------------
                                                  ---------------  ------------  -----------  ---------------

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 MARCH 31, 1999

(1) Reflects the issuance of 10,000 shares of our common stock, valued as of April 1, 1999, the effective acquisition date. Values assigned to the assets and liabilities acquired are based upon a preliminary allocation of the total consideration. The common stock issued as consideration is valued for this presentation at the value of the stock at April 1, 1999, which was $15.3125 per share.

                  3DSHOPPING.COM AND DESIGN BAS, INCORPORATED
                          YEAR ENDED JUNE 30, 1998(1)
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                                                                               3DSHOPPING.COM
                                                3DSHOPPING.COM   DESIGN BAS,     PRO FORMA        PRO FORMA
                                                  AS REPORTED    INCORPORATED  ADJUSTMENTS(2)     COMBINED
                                                ---------------  ------------  --------------  ---------------
Net revenues..................................   $      18,404    $1,427,406     $   --         $   1,445,810
                                                ---------------  ------------  --------------  ---------------

  Cost of sales...............................        --             980,557         --               980,557
                                                ---------------  ------------  --------------  ---------------
                                                        18,404       446,849         --               465,253
                                                ---------------  ------------  --------------  ---------------

Costs and expenses:
  Research and development....................         170,259        --             --               170,259
  General and administrative..................         933,885       475,190         51,325(3)      1,460,400
                                                ---------------  ------------  --------------  ---------------

  Total costs and expenses....................       1,104,144       475,190         51,325         1,630,659
                                                ---------------  ------------  --------------  ---------------

Loss from operations..........................      (1,085,740)      (28,341)       (51,325)       (1,165,406)
Interest expense..............................          10,373         2,658         --                13,031

Other income..................................          13,500        --             --                13,500
                                                ---------------  ------------  --------------  ---------------
  Net loss....................................   $  (1,082,613)   $  (30,999)    $  (51,325)    $  (1,164,937)
                                                ---------------  ------------  --------------  ---------------
                                                ---------------  ------------  --------------  ---------------
Net loss per share............................   $       (0.28)   $   --         $   --         $       (0.30)
                                                ---------------  ------------  --------------  ---------------
                                                ---------------  ------------  --------------  ---------------

Weighted average number of shares used in
  computing net loss per share................       3,823,228        --             10,000         3,833,228
                                                ---------------  ------------  --------------  ---------------
                                                ---------------  ------------  --------------  ---------------

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                            YEAR ENDED JUNE 30, 1998

(1) Includes the operations of 3Dshopping.com for the year ended June 30, 1998 and Design Bas, Incorporated for the twelve months ended March 31, 1998.

(2) Reflects adjustments for the acquisition of the assets and liabilities of Design Bas, Incorporated, as if it had taken place at the beginning of the period.

(3) Depreciation and amortization are based upon the preliminary allocation of the consideration as follows: Intangible assets of approximately $153,975 over three years, and property and equipment of approximately $30,663 over five years. Actual depreciation and amortization may differ, depending on the final allocation of the total consideration.

                  3DSHOPPING.COM AND DESIGN BAS, INCORPORATED
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED MARCH 31, 1999(1)

                                                                                               3DSHOPPING.COM
                                                3DSHOPPING.COM    DESIGN BAS     PRO FORMA        PRO FORMA
                                                  AS REPORTED    INCORPORATED  ADJUSTMENTS(2)     COMBINED
                                                ---------------  ------------  --------------  ---------------
Net revenues..................................   $      50,311    $1,346,344     $   --         $   1,396,655
                                                ---------------  ------------  --------------  ---------------

  Cost of sales...............................        --             973,840         --               973,840
                                                ---------------  ------------  --------------  ---------------
                                                        50,311       372,504                          422,815
                                                ---------------  ------------                  ---------------

Costs and expenses:
  Research and development....................         346,131        --             --               346,131
  General and administrative..................       2,725,540       426,714         38,494(3)      3,190,748
                                                ---------------  ------------  --------------  ---------------
  Total costs and expenses....................       3,071,671       426,714         38,494         3,536,879
                                                ---------------  ------------  --------------  ---------------

Loss from operations..........................      (3,021,360)      (54,210)       (38,494)       (3,114,064)
Interest expense..............................          61,269         7,143         --                68,412
Other income..................................           3,250        --             --                 3,250
                                                ---------------  ------------  --------------  ---------------
  Net loss....................................   $  (3,079,379)   $  (61,353)    $  (38,494)    $  (3,179,226)
                                                ---------------  ------------  --------------  ---------------
                                                ---------------  ------------  --------------  ---------------

Net loss per share............................   $       (0.77)   $   --         $   --         $       (0.79)
                                                ---------------  ------------  --------------  ---------------
                                                ---------------  ------------  --------------  ---------------
Weighted average number of shares used in
  computing net loss per share................       4,024,482        --             10,000         4,034,482
                                                ---------------  ------------  --------------  ---------------
                                                ---------------  ------------  --------------  ---------------

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        NINE MONTHS ENDED MARCH 31, 1999

(1) Includes the operations of 3Dshopping.com for the nine months ended March 31, 1999 and Design Bas, Incorporated for the nine months ended March 31, 1999.

(2) Reflects adjustments for the acquisition of the assets and liabilities of Design Bas, Incorporated, as if it had taken place at the beginning of the period.

(3) Depreciation and amortization are based upon the preliminary allocation of the consideration as follows: Intangible assets of approximately $153,975 over three years, and property and equipment of approximately $30,663 over five years. Actual depreciation and amortization may differ, depending on the final allocation of the total consideration.

                                     [ART]

From our Web site, shoppers can access a directory of our customers, with direct links to their Web sites.

                                1,000,000 UNITS


                                     [LOGO]

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                        PAULSON INVESTMENT COMPANY, INC.

                                          , 1999

    YOU SHOULD RELY ONLY ON INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, UNITS ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR SECURITIES.

    NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE UNITS OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY SUCH JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.

    UNTIL             , 1999, ALL DEALERS THAT BUY, SELL OR TRADE IN OUR
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered, excluding the representative's nonaccountable expense allowance, all of which expenses will be paid by the Registrant::


SEC registration fee..............................................................  $  26,229
NASD filing fees..................................................................      9,935
Accounting fees and expenses......................................................    100,000*
Legal fees and expenses...........................................................    175,000*
Printing and related expenses.....................................................    125,000*
Blue sky legal fees and expenses..................................................      5,000*
Transfer agent and expenses.......................................................      2,000*
Miscellaneous expenses............................................................     16,836*
                                                                                    ---------
    Total.........................................................................  $ 460,000*
                                                                                    ---------
                                                                                    ---------


------------------------

*   Estimated expenses

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The California Corporations Code provides for the indemnification of directors, officers, employees and agents of the corporation under the circumstances as set forth in section 317. Section 317 permits a corporation to indemnify its agents, typically directors and officers, for expenses incurred or settlements or judgments paid in connection with certain legal proceedings. Only those legal proceedings arising out of such persons' actions as agents of the corporation may be grounds for indemnification.

    Whether or not indemnification may be paid in a particular case depends on whether the agent wins, loses or settles the suit and upon whether a third party or the corporation itself is the plaintiff. The section provides for mandatory indemnification, no matter who the plaintiff is, when an agent is successful on the merits of a suit. In all other cases, indemnification is permissive.

    If the agent loses or settles a suit brought by a third party, he or she may be indemnified for expenses incurred and settlements or judgments paid. Such indemnification may be authorized upon a finding that the agent acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation.

    If the agent loses or settles a suit brought by or on behalf of the corporation, his or her right to indemnification is more limited. If he or she is adjudged liable to the corporation, the court in which such proceeding was held must determine whether it would be fair and reasonable to indemnify him or her for expenses which such court shall determine. If the agent settles such a suit with court approval, he or she may be indemnified for expenses incurred upon a finding that the agent acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, in addition, that he or she acted with the care, including reasonable inquiry, of an ordinarily prudent person.

    The indemnification discussed above may be authorized by a majority vote of the disinterested directors or shareholders (the person to be indemnified is excluded from voting his or her shares) or the court in which the proceeding was brought. The Company's Board of Directors makes all decisions regarding the indemnification of its officers and directors on a case-by-case basis.

    Any provision in the corporation's Articles of Incorporation or Bylaws or contained in a shareholder or director resolution that indemnifies its officers or directors must be consistent with section 317. Moreover, such a provision may prohibit permissive, but not mandatory, indemnification as described above. Last, a corporation has the power to purchase indemnity insurance for its agents even if it would not have the power to indemnify them.

    The Company's articles authorize the board of directors to provide indemnification of its agents through bylaw provisions or indemnification agreements, or both, in excess of the indemnification otherwise permitted by section 317, subject to the limits on such excess indemnification set forth in section 204 of the California Corporations Code.

    Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Within the last three years, the Registrant has issued and sold the following unregistered securities on the dates and for the consideration indicated:


    In 1996, the Company issued 2,282,233 shares of common stock to 136 individual investors for cash at prices ranging from $.01 to $.75 a share, in a total amount of $348,750. These shares of common stock were issued in reliance on the exemption from registration provided by Rule 504 under Section 3(b) of the Securities Act.



    In 1997, the Company issued 534,933 shares of common stock to 57 individual investors for cash at prices ranging from $1 to $1.50 a share, in a total amount of $701,750. These shares of common stock were issued in reliance on the exemption from registration provided by Rule 504 under Section 3(b) of the Securities Act.



    In 1998, the Company issued 305,434 shares of common stock to Rick and Louise Emery, Theodore Tomasovich, and Silhouette Investments Ltd. for cash at prices ranging from $1 to $1.15 a share, in a total amount of $343,750. These shares of common stock were issued in reliance on the exemption from registration provided by Rule 504 under Section 3(b) of the Securities Act.



    In 1999, the Company issued 196,000 shares of common stock to Walter Cruttenden and Frank Cutler upon conversion of two convertible promissory notes of the Company, issued in November 1998 and June 1998, respectively, each in the principal amount of $100,000. The shares issued were valued at prices ranging from $1 to $1.50 a share, for a total amount of $217,200. The notes were issued pursuant to Section 4(2) of the Securities Act and the underlying shares of common stock were issued in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act.



    In 1997, the Company issued 53,700 shares of common stock to Paul Rohde and Corporate International Services, Inc. at prices ranging from $1.25 to $1.50 a share in exchange for services, in an aggregate amount of $22,875. These shares of common stock were issued in reliance on the exemption from registration provided by Rule 504 under Section 3(b) of the Securities Act.



    In 1998, the Company issued 18,000 shares of common stock to Manghi Nyudoo at a price of $1.50 a share in exchange for services, in an aggregate amount of $21,000. These shares of common stock were issued in reliance on the exemption from registration provided by Rule 504 under Section 3(b) of the Securities Act.



    In 1998, the Company issued 25,000 shares of common stock to Rudy Tapia for cash and services in an aggregate amount of $306,250. These shares of common stock were issued in reliance on the exemption for registration provided by Rule 701.



    In 1998, the Company issued 89,346 shares of common stock to Karen Kubeck, Andrew Schamisso, Jack Kennedy, Christina Kabbash, Douglas Kabbash, Matthew Kabbash and Shareholder Solutions, Inc. pursuant to the exercise of options and warrants at an exercise price ranging from $1.25 to $7.75 a share. The options and underlying shares of common stock were issued in reliance on the exemption from registration provided by Rule 701.

    In 1999, the Company issued 144,000 shares of common stock to Jack Kennedy, Rudy Tapia, Paul Rohde and Shareholder Solutions, Inc. pursuant to the exercise of options at an exercise price ranging from $1.25 to $9.00 a share. The options and underlying shares of common stock were issued in reliance on the exemption from registration provided by Rule 701.


    In 1999, the Company issued 10,000 shares of common stock to Brian Smith and Todd Hosaka, the two shareholders of Design Bas, Incorporataed ("DBLA"), in exchange for substantially all the assets and liabilities of DBLA. This stock was issued under Section 4(2) of the Securities Act.

    In 1999, the Company issued to Generation Capital Associates a warrant to purchase a number of shares of common equal to $2 million for a purchase price of $1.5 million. The warrant was issued in reliance on the exception from registration provided by Rule 506 under Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS


 1.1(1)    Form of Underwriting Agreement
 3.1(1)    Amended and Restated Articles of Incorporation of the Registrant
 3.2(1)    Amended and Restated Bylaws of the Registrant
 4.1(1)    Specimen Common Stock Certificate
 4.2(1)    Form of Warrant Agreement among the Registrant and Interwest Transfer Company, as
           Warrant Agent, including the form of Warrant
 4.3(1)    Form of Representative's Warrants
 4.4(1)    Purchase Warrant dated March 18, 1999 between the Registrant and Generation
           Capital Associates
 4.5(1)    Promissory Note dated March 18, 1999 from the Registrant in favor of Generation
           Capital Associates
 4.6(2)    Substitute Purchase Warrant dated March 18, 1999 between the Registrant and
           Generation Capital Associates
 5.1(1)    Opinion of Stoel Rives LLP
10.1(1)(3) Website Linking and Promotion Agreement dated April 22, 1998 between the
           Registrant and MediaOne, Inc.
10.2(1)    Website Design, Build and Maintain Agreement dated September 24, 1998 between the
           Registrant and Leavens Awards Co., Inc.
10.3(1)    Contract for Internet Consulting Services dated February 10, 1999 between the
           Registrant and Fish Interactive
10.4(1)    Letter Agreement dated February 5, 1999 between the Registrant and Shandrick
           International, Inc.
10.5(1)    Lease Agreement dated April 16, 1996 between the Registrant and Perloff/Webster
10.6(1)    Commercial Sub-Lease Agreement dated December 3, 1998 between the Registrant and
           Westland Network
10.7(1)    Agreement and Plan of Reorganization dated as of April 1, 1999 between the
           Registrant, Design Base Los Angeles Inc, Brian Smith and Todd Hosaka
10.8(1)    Lease Extension and Modification dated as of April 26, 1999 between the
           Registrant and Perloff/Webster
10.9(1)    Employment Letter Agreement dated May 21, 1999 between the Registrant and Robert
           J. Vitamante
10.10(1)   3Dshopping.com 1999 Stock Option Plan
10.11(2)   Letter Agreement dated June 28, 1999 between the Registrant and Generation
           Capital Associates
23.1(2)    Consents of Friedman, Minsk, Cole & Fastovsky, independent auditors
23.2       Consent of Stoel Rives LLP (included in Exhibit 5.1)
24.1(1)    Power of Attorney (see page II-5 of the originally-filed Registration Statement)
27.1(1)    Financial Data Schedule


------------------------

(1) Previously filed.

(2) Filed herewith.

(3) Certain portions of this Exhibit have been omitted based upon a request for confidential treatment; such portions have been filed separately with the Commission.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The Registrant hereby undertakes:

    (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

        (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

        (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

        (iii) Include additional or changed material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

    (2) That for purposes of determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    (4) That for purposes of determining liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (5) To provide the underwriters, at the closing specified in the underwriting agreement certificates representing the units in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Venice, California, on June 29, 1999.


                                3DSHOPPING.COM

                                BY:            /s/ LAWRENCE WEISDORN
                                     -----------------------------------------
                                                 LAWRENCE WEISDORN
                                              CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, as amended, this amended Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


       /s/ LAWRENCE WEISDORN         Chief Executive Officer and      June 29,
----------------------------------     Director                           1999
         Lawrence Weisdorn             (Principal Executive
                                       Officer)

       /s/ ROBERT J. GRANT*          Treasurer and Secretary and      June 29,
----------------------------------     Director                           1999
          Robert J. Grant

    /s/ DONALD L. HEJMANOWSKI*       Director                         June 29,
----------------------------------                                        1999
       Donald L. Hejmanowski

                                     Director
----------------------------------
         Joel F. McIntyre


*By:                 /s/ LAWRENCE WEISDORN
              ----------------------------------
                       Lawrence Weisdorn
                       ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER     DESCRIPTION OF EXHIBIT
-----------  -----------------------------------------------------------------------------------------------------
 1.1(1)      Form of Underwriting Agreement

 3.1(1)      Amended and Restated Articles of Incorporation of the Registrant

 3.2(1)      Amended and Restated Bylaws of the Registrant

 4.1(1)      Specimen Common Stock Certificate

 4.2(1)      Form of Warrant Agreement among the Registrant and Interwest Transfer Company, as Warrant Agent,
             including the form of Warrant

 4.3(1)      Form of Representative's Warrants

 4.4(1)      Purchase Warrant dated March 18, 1999 between the Registrant and Generation Capital Associates

 4.5(1)      Promissory Note dated March 18, 1999 from the Registrant in favor of Generation Capital Associates

 4.6(2)      Substitute Purchase Warrant dated March 18, 1999 between the Registrant and Generation Capital
             Associates

 5.1(1)      Opinion of Stoel Rives LLP

10.1(1)(3)   Website Linking and Promotion Agreement dated April 22, 1998 between the Registrant and MediaOne,
             Inc.

10.2(1)      Website Design, Build and Maintain Agreement dated September 24, 1998 between the Registrant and
             Leavens Awards Co., Inc.

10.3(1)      Contract for Internet Consulting Services dated February 10, 1999 between the Registrant and Fish
             Interactive

10.4(1)      Letter Agreement dated February 5, 1999 between the Registrant and Shandrick International, Inc.

10.5(1)      Lease Agreement dated April 16, 1996 between the Registrant and Perloff/Webster

10.6(1)      Commercial Sub-Lease Agreement dated December 3, 1998 between the Registrant and Westland Network

10.7(1)      Agreement and Plan of Reorganization dated as of April 1, 1999 between the Registrant, Design Base
             Los Angeles Inc, Brian Smith and Todd Hosaka

10.8(1)      Lease Extension and Modification dated as of April 26, 1999 between the Registrant and
             Perloff/Webster

10.9(1)      Employment Letter Agreement dated May 21, 1999 between the Registrant and Robert J. Vitamante

10.10(1)     3Dshopping.com 1999 Stock Option Plan

10.11(2)     Letter Agreement dated June 28, 1999 between the Registrant and Generation Capital Associates

23.1(2)      Consents of Friedman, Minsk, Cole & Fastovsky, independent auditors

23.2         Consent of Stoel Rives LLP (included in Exhibit 5.1)

24.1(1)      Power of Attorney (see page II-5 of the originally-filed Registration Statement)

27.1(1)      Financial Data Schedule


------------------------

(1) Previously filed.

(2) Filed herewith.

(3) Certain portions of this Exhibit have been omitted based upon a request for confidential treatment; such portions have been filed separately with the Commission.